Filed Pusuant to Rule 424(b)(5)
Registration No. 333-119783

Prospectus of	Proxy Statement of
WESTAMERICA BANCORPORATION	REDWOOD EMPIRE BANCORP
1108 Fifth Avenue	111 Santa Rosa Avenue
San Rafael, CA 94901	Santa Rosa, California 95404

     Westamerica Bancorporation and Redwood Empire Bancorp have agreed that Westamerica will acquire Redwood Empire in a merger. If the merger is completed, each share of Redwood Empire common stock will be exchanged for a combination of Westamerica common stock and cash. Cash will also be paid in lieu of issuing fractional shares.

     If the merger is completed, each share of Redwood Empire common stock will be exchanged for $28.74, consisting of $11.49 in cash and $17.25 in shares of Westamerica common stock; however, the exact value of the merger consideration will not be known until the close of the merger. The value of the stock portion will increase if the average closing price of Westamerica common stock over the measurement period ending three business days before completion of the merger is greater than $55.6050 and will decrease if the average closing price during that period is less than $45.4950. Westamerica common stock is traded on the Nasdaq National Market under the symbol “WABC.”

     The merger consideration may also be reduced by up to $0.30 per share if regulatory agencies require Westamerica to divest deposits in Lake County as a condition of approving the merger. This reduction would be allocated proportionately between the cash and stock portions of the merger consideration.

     As calculated on August 25, 2004, the day the merger agreement was signed, Redwood Empire shareholders would have received merger consideration valued at $28.74, consisting of 0.3388 shares of Westamerica common stock and $11.49 in cash for each share of Redwood Empire common stock. As calculated on November 10, 2004, Redwood Empire shareholders would have received $30.14, consisting of 0.3102 shares of Westamerica common stock and $11.49 in cash for each share of Redwood Empire common stock. In each case, the merger consideration would be subject to reduction if Westamerica is required to divest deposits.

     The merger requires the approval of the majority of the voting power of the Redwood Empire common shares outstanding on November 10, 2004. This document constitutes the proxy statement of Redwood Empire in connection with the solicitation of proxies to be voted on the merger at a special meeting of shareholders. The special meeting will be held at 5:30 p.m. on Tuesday, December 14, 2004, at Redwood Empire, 111 Santa Rosa Avenue, Santa Rosa, California 95404.

     This document also constitutes the prospectus of Westamerica. This document covers a maximum of 2,094,450 shares of Westamerica common stock that may be issued to Redwood Empire shareholders in the merger. The specific details of the merger agreement are more fully discussed under the heading “The Merger” in this document, and in the merger agreement which is attached as Annex A to this document.

     You should also review and consider the matters described under the heading “Risk factors” on page 16 in determining whether to approve the merger.

     Neither this transaction nor the securities of Westamerica Bancorporation have been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this document. Any representation to the contrary is a criminal offense.

     The shares of Westamerica Bancorporation common stock offered by the accompanying document are not savings accounts, deposits or other obligations of Westamerica Bancorporation or Redwood Empire Bancorp or any subsidiary of any of the parties and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The shares are subject to investment risk.

     In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement/ prospectus. Neither Westamerica Bancorporation nor Redwood Empire Bancorp has authorized any person to provide you with any information that is different from what is contained in this proxy statement/ prospectus. You should not assume that the information contained in this proxy statement/ prospectus is accurate as of any date other than the date of this document, and neither the mailing to you of this document nor the issuance to you of shares of Westamerica Bancorporation common stock will create any implication to the contrary. This document does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.

     The date of this document is November 10, 2004 and it is first being mailed to shareholders of Redwood Empire Bancorp on or about November 19, 2004.

ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Westamerica Bancorporation and Redwood Empire Bancorp that is not included in or delivered with this document. That information is available without charge, excluding all exhibits unless specifically incorporated by reference in this document, by requesting them in writing or by telephone from:

Westamerica Bancorporation,	Redwood Empire Bancorp
Kris Irvine, Assistant Corporate Secretary,	Marta Idica, Corporate Secretary
4550 Mangels Boulevard,	111 Santa Rosa Avenue
Fairfield, California 94585	Santa Rosa, California 95404-4905
(707) 863-6826	(707) 573-4800

     If you would like to request documents, please do so by December 7, 2004, to receive them before the meeting.

REDWOOD EMPIRE BANCORP

111 Santa Rosa Avenue
Santa Rosa, California 95404
(707) 573-4800

Notice of Special Meeting of Shareholders of Redwood Empire Bancorp

Time	5:30 p.m. on December 14, 2004

Place	Redwood Empire Bancorp 111 Santa Rosa Avenue Santa Rosa, California 95404

Items of business	(1) To approve the Agreement and Plan of Reorganization (the “merger agreement”) dated as of August 25, 2004, among Redwood Empire Bancorp, National Bank of the Redwoods, Westamerica Bancorporation and Westamerica Bank and the transactions contemplated by the merger agreement; and

(2) To consider such other business as may properly come before the meeting.

Record date	You are entitled to vote if you were a shareholder at the close of business on November 10, 2004.

Voting by proxy	Please submit a proxy by mail as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. For specific instructions, please refer to the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

      In connection with the proposed merger, shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in the California General Corporation Law, Sections 1300-1304, which sections are attached hereto as Annex C and incorporated in this proxy statement/ prospectus by reference. These rights will be made available if demands are made for payment with respect to 5% or more of the outstanding shares of Redwood Empire Bancorp common stock. If dissenters’ rights are made available and if shareholders follow all of the procedures required by law, shareholders may receive cash in the amount equal to the fair market value, as determined by Redwood Empire Bancorp, or, if required, by a court of law, of their shares of Redwood Empire Bancorp common stock as of August 25, 2004, the business day immediately preceding the announcement of the merger. For additional details about dissenters’ rights, please refer to “The Merger — Dissenters’ rights of appraisal” and Annex C in the accompanying proxy statement/ prospectus.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ MARTA J. IDICA

Marta J. Idica, Corporate Secretary

It is very important that every shareholder vote. Approval of the merger requires the affirmative vote of the holders of a majority of the shares of common stock of Redwood Empire Bancorp issued and outstanding on the record date. Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. No postage is required if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. The proxy may be revoked at any time prior to its exercise.

Page(s)

Questions and Answers about the Merger	1
Summary	2
Redwood Empire Bancorp shareholders will receive $28.74, consisting of $11.49 in cash and $17.25 in shares of Westamerica Bancorporation common stock in the merger, but this amount is subject to possible adjustment	2
Comparative market price data	3
The merger is intended to be a tax-free transaction in which Redwood Empire Bancorp shareholders will not recognize gain or loss on the stock portion of the merger consideration	4
Redwood Empire Bancorp’s board recommends shareholder approval	4
Vote required	4
Financial advisor gives opinion that consideration is fair to Redwood Empire Bancorp shareholders	5
Dissenters’ rights of appraisal	5
Benefits to certain officers and directors in the merger	5
Shareholders of Westamerica Bancorporation and Redwood Empire Bancorp have different rights	5
Information regarding Westamerica Bancorporation and Redwood Empire Bancorp	5
Special shareholders meeting to be held on December 14, 2004	6
Record date set at November 10, 2004; vote required for approval of merger	6
Conditions that must be satisfied for the merger to occur	6
Regulatory approvals we must obtain for the merger to occur	6
Westamerica Bancorporation to use purchase accounting treatment	7
Termination of the merger	7
Selected Financial Information about Westamerica Bancorporation	8
Selected Financial Information about Redwood Empire Bancorp	10
Selected Consolidated Unaudited Pro forma Financial Information	12
Comparative per common share data	15
Risk Factors	16
Information Regarding Forward-Looking Statements	17
Special Meeting of Redwood Empire Bancorp Shareholders	18
Date, time and place of meeting	18
The meeting	18
The Redwood Empire Bancorp board of directors recommends a vote for the merger	19
Record date and voting rights	19
Vote required	19
Voting by proxy	19
Revocability of proxies	19
Adjournments	20
Solicitation of proxies	20
Other matters	20
Information about the Companies	21
The Merger	22
Background of the merger	22
Redwood Empire Bancorp’s reasons for the merger	23

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Redwood Empire Bancorp and National Bank of the Redwoods in this merger?

A:	Redwood Empire Bancorp will merge with Westamerica Bancorporation, with Westamerica Bancorporation as the surviving corporation. Promptly after that National Bank of the Redwoods will merge with Westamerica Bank. The resulting bank will continue under the name “Westamerica Bank” as a wholly owned subsidiary of Westamerica Bancorporation. The existing branches of National Bank of the Redwoods will either become or be consolidated with branches of Westamerica Bank.

Q:	How do I vote?

A:	Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Redwood Empire Bancorp special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares for you unless you provide instructions to your broker on how to vote. It is important therefore that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, Redwood Empire Bancorp must receive your notice of revocation or your new proxy card to Redwood Empire Bancorp at the address at the top of the Notice of Special Meeting prior to the vote at the special meeting. Third, you may revoke your proxy before it is exercised by attending the special meeting and electing to vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the Redwood Empire Bancorp special meeting.

Q:	Should I send in my certificates now?

A:	No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:	When do you expect this merger to be completed?

A:	We are working toward completing this merger as quickly as possible. We currently expect, subject to receiving required regulatory approvals, to complete this merger in the fourth quarter of 2004 or the first quarter of 2005.

SUMMARY

      This summary, together with the “Questions and Answers” on the preceding pages, highlights important selected information from this proxy statement/prospectus. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other information available to you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

Redwood Empire Bancorp shareholders will receive $28.74, consisting of $11.49 in cash and $17.25 in shares of Westamerica Bancorporation common stock in the merger, but this amount is subject to possible adjustment (page 45)

      If the merger is completed, each share of Redwood Empire Bancorp common stock will be converted into the right to receive merger consideration of $28.74, consisting of $11.49 in cash and $17.25 in shares of Westamerica Bancorporation common stock, valued at its average closing price for the 20 trading days ending three business days before the effective date of the merger. The merger consideration may be reduced by up to $0.30 per share, allocated proportionately between cash and stock, if bank regulators require Westamerica Bancorporation or Redwood Empire Bancorp to divest deposits in Lake County as a condition of approving the merger. For example, based on an assumed Westamerica average closing price of $55.25, the average closing price for the 20 trading days ended October 11, 2004, and a resulting exchange ratio of 0.3122, if you held 100 shares of Redwood Empire Bancorp common stock, you would have the right to receive $1,149 in cash and 31.22 shares of Westamerica Bancorporation common stock in the merger, assuming no adjustments. You will receive cash instead of fractional shares. Therefore, you would only receive 31 shares of Westamerica Bancorporation common stock. You would also receive a check in an amount equal to 0.22 of a share multiplied by an average closing price of the Westamerica Bancorporation common stock on account of your fractional share, or $12.16 based on an average closing price of $55.25.

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock (rounded to the nearest cent):

		Value of Stock	Value of Merger
Westamerica Average		Portion Based on	Consideration Based on
Closing Price is	Exchange Ratio	Average Closing Price	Average Closing Price

$40.4400	0.3792	$15.33	$26.82
42.9675	0.3792	16.29	27.78
45.4950	0.3792	17.25	28.74
48.0225	0.3592	17.25	28.74
50.5500	0.3412	17.25	28.74
53.0775	0.3250	17.25	28.74
55.6050	0.3102	17.25	28.74
58.1325	0.3102	18.03	29.52
60.6600	0.3102	18.82	30.31

      The merger may be terminated by the board of directors of Redwood Empire Bancorp if Westamerica’s average closing price is less than $40.44. The merger may be terminated by the board of directors of Westamerica Bancorporation if Westamerica Bancorporation’s average closing price is greater than $60.66.

      The merger consideration will be reduced if Westamerica Bancorporation is required to divest deposits in Lake County as a condition of any governmental approval of the merger. Any reduction will be allocated proportionately between the stock portion and the cash portion. Based on deposit levels at June 30, 2004, following completion of the merger Westamerica would hold approximately 30% to 35% of deposits in the Lake County market, depending on the exact market definition that is used. Under tests used by the FRB and the Department of Justice to measure effects on competition, this percentage of deposits in relation to the number of remaining depository institutions and their relative market shares in the market would exceed levels permitted by the FRB and the Department of Justice. This fact alone might be sufficient to cause regulators to require a divestiture of deposits as a condition of approval of the merger. In its application for regulatory approvals, Westamerica is presenting mitigating factors to show that the merger will not have an adverse effect on competition for banking services in the Lake County market. These factors include the small population of the county and the size and financial strength of the other institutions doing business in the county. No assurance can be given that the regulatory agencies will agree that these factors are adequate to mitigate the adverse effect on competition implied by the pro forma combined level of deposits.

      The following table shows the effect of deposit divestitures on the value of the merger consideration, assuming no adjustment on account of a change in Westamerica’s average closing price.

		Adjusted Merger Consideration Per Share

If the volume of deposits that		Up to	Over $10 Million	Over $20 Million	Over
Westamerica is required to	Initial Value	$10 Million	to $20 Million	to $30 Million	$30 Million
divest in Lake County is:
Stock portion	$17.25	$17.19	$17.16	$17.10	$17.07
Cash portion	11.49	11.45	11.43	11.39	11.37
Merger consideration	28.74	28.64	28.59	28.49	28.44

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock, assuming a required divestiture of more than $30 million in deposits in Lake County:

		Value of Stock	Value of Merger
Westamerica Average		Portion Based on	Consideration Based on
Closing Price is	Exchange Ratio	Average Closing Price	Average Closing Price

$40.4400	0.3752	$15.17	$26.54
42.9675	0.3752	16.12	27.49
45.4950	0.3752	17.07	28.44
48.0225	0.3555	17.07	28.44
50.5500	0.3377	17.07	28.44
53.0775	0.3216	17.07	28.44
55.6050	0.3070	17.07	28.44
58.1325	0.3070	17.85	29.22
60.6600	0.3070	18.62	29.99

      If Westamerica Bancorporation is required to divest at least $10 million but not more than $30 million in deposits, the reductions in the exchange ratio, value of the stock portion and the total merger consideration would be proportionately less. For additional detail on the effect of these possible adjustments, see “The merger agreement — Conversion of Redwood Empire Bancorp common stock” on page 45.

Comparative Market Price Data

      Westamerica Bancorporation’s common stock is traded on the Nasdaq National Market under the symbol “WABC.” Redwood Empire Bancorp common stock is traded on the Nasdaq National Market under the symbol “REBC.”

      The following table presents historical per share market values for Westamerica Bancorporation common stock and Redwood Empire Bancorp common stock and the equivalent pro forma market values on August 25, 2004, which was the last trading day prior to public announcement of the merger and on November 10, 2004. The historical values represent the last sale prices on or before the dates indicated. The equivalent pro forma market value of Redwood Empire Bancorp common stock is obtained by multiplying the historical market price of Westamerica Bancorporation common stock by the applicable exchange ratio. The equivalent pro forma market value per share of Redwood Empire Bancorp common stock assumes an average closing price equivalent to the market price for Westamerica Bancorporation common stock shown in the table and an assumed exchange ratio of 0.3122 on August 25 and 0.3102 on November 10 and no adjustments on account of a possible divestiture of deposits. The actual merger consideration will vary.

      The values shown for Westamerica Bancorporation common stock may be higher or lower than the average closing price of Westamerica Bancorporation common stock as that term is defined in the merger agreement for purposes of determining the exchange ratio and the actual market value of Westamerica Bancorporation common stock at the time of completion of the merger, so the market value of Westamerica Bancorporation common stock you receive and therefore the total per share merger consideration you receive upon completion of the merger may be greater or less than the amounts shown.

			Redwood Empire Bancorp
			Equivalent Pro Forma Market
	Historical Market Price		Value

	Westamerica	Redwood		Stock and
	Bancorporation	Empire Bancorp	Stock Portion	Cash Portions

August 25, 2004	$54.06	$25.99	$17.25	$28.74
November 10, 2004	60.11	29.58	18.65	30.14

      Once Redwood Empire Bancorp is acquired by Westamerica Bancorporation, there will be no further public market for Redwood Empire Bancorp’s common stock. Westamerica Bancorporation common stock will continue to be traded on the Nasdaq National Market.

The merger is intended to be a tax-free transaction in which Redwood Empire Bancorp shareholders will not recognize gain or loss on the stock portion of the merger consideration (page 39)

      The merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by either Westamerica Bancorporation or Redwood Empire Bancorp or their respective shareholders for federal income tax purposes on the stock portion of the merger consideration. Redwood Empire Bancorp shareholders may recognize gain but not loss on the receipt of the cash portion of the merger consideration.

Redwood Empire Bancorp’s board recommends shareholder approval (pages 19, 23)

      Redwood Empire Bancorp’s board of directors believes that the merger is in the best interests of Redwood Empire and its shareholders and has unanimously approved the merger. Redwood Empire Bancorp’s board unanimously recommends that you vote “FOR” approval of the merger.

Vote Required (page 19)

      Approval of the merger by Redwood Empire Bancorp shareholders requires the affirmative vote of the holders of a majority of the outstanding shares. The directors and executive officers of Redwood Empire Bancorp and their affiliates together held approximately 1.2% of Redwood Empire’s outstanding common stock as of the record date. You should be aware that Redwood Empire Bancorp shareholders holding approximately 50.6% of the outstanding shares have agreed to vote in favor of the merger and have given Westamerica Bancorporation irrevocable proxies to vote their shares in favor of the merger and that directors of Redwood Empire, who in the aggregate own approximately 1.2% of the outstanding shares, have also agreed to vote their shares in favor of the merger. Therefore shareholder approval of the merger is effectively assured.

      The merger does not require the approval of the shareholders of Westamerica Bancorporation.

Financial advisor has given an opinion that consideration is fair to Redwood Empire Bancorp shareholders (page 25)

      In deciding to approve the merger, the Redwood Empire Bancorp board of directors considered the opinion of its financial advisor, Hovde Financial LLC, dated as of August 13, 2004, about the fairness of the merger to Redwood Empire Bancorp shareholders from a financial point of view. This opinion is attached as Annex B to this proxy statement/ prospectus. We encourage you to read it carefully. Under an agreement with Redwood Empire Bancorp, Hovde Financial LLC will receive a fee of approximately $1,530,000, subject to adjustment depending on the actual value of the merger consideration as of closing, when the merger closes.

Dissenters’ rights of appraisal (page 40 and Annex C)

      You will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified under California law, provided that demands are made for payment with respect to 5% or more of the outstanding shares of Redwood Empire Bancorp common stock. This means that shareholders who vote against the merger may make a written demand to Redwood Empire Bancorp for payment in cash of the “fair market value” of their shares. Redwood Empire Bancorp must receive the demand no later than the date of the special meeting. To exercise dissenters’ rights, you must vote shares against the merger; it is not sufficient to abstain from voting. The Redwood Empire Bancorp board of directors has determined that the “fair market value” of one share of Redwood Empire Bancorp common stock for this purpose is $25.99. That amount represents the last reported sale price for Redwood Empire Bancorp common stock on August 25, 2004, the business day before the public announcement of the merger. You may disagree with the Redwood Empire Bancorp board of directors’ determination of the fair market value. The procedure for exercising your dissenters’ rights is summarized under the heading “The Merger — Dissenters’ rights of appraisal.” The relevant provisions of California law on dissenters’ rights are attached to this document as Annex C.

Benefits to certain officers and directors in the merger (page 36)

      In considering the recommendation of the board of directors of Redwood Empire Bancorp to approve the merger, you should be aware that certain executive officers and directors of Redwood Empire Bancorp have certain interests in, and will receive benefits as a consequence of, the merger that are different from the benefits to Redwood Empire Bancorp shareholders generally. These interests include:

•	vesting of all outstanding stock options, which, based on anticipated holdings as of December 1, 2004 and merger consideration of $28.74, would result in an estimated aggregate benefit to executive officers and directors of approximately $508,150; and

•	potential severance benefits available to executive officers and directors under various severance policies, change in control agreements and salary continuation agreements, which could result in cash severance payments to executive officers and directors, assuming all were terminated immediately following the merger, of approximately $1,670,055 in the aggregate.

Shareholders of Westamerica Bancorporation and Redwood Empire Bancorp have different rights (page 70)

      The rights of holders of Westamerica Bancorporation common stock are different in some respects from the rights of holders of Redwood Empire Bancorp common stock. You should consider these differences when voting on the merger.

Information regarding Westamerica Bancorporation and Redwood Empire Bancorp (pages 21, 57 and 67)

Westamerica Bancorporation 4550 Mangels Boulevard Fairfield, CA 94585-1200 (415) 257-8000 www.westamerica.com

      Westamerica Bancorporation is a bank holding company registered under the Bank Holding Company Act of 1956. Westamerica Bancorporation was incorporated under the laws of the State of California as “Independent Bankshares Corporation” on February 11, 1972. It is the parent of Westamerica Bank and Community Banker Services Corporation. Westamerica Bancorporation has 88 branches throughout northern and central California. Westamerica Bancorporation as of June 30, 2003, was the 14th largest bank and 18th largest depository institution, measured by deposits, in California. At June 30, 2004 it had total assets of $4.6 billion, deposits of approximately $3.5 billion and shareholders’ equity of $329.8 million.

Redwood Empire Bancorp 111 Santa Rosa Avenue Santa Rosa, CA 95404 (707) 573-4800

      Redwood Empire Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956. It was originally incorporated in 1988 for the purpose of becoming the holding company of National Bank of the Redwoods, a national banking association founded in 1985. Redwood Empire Bancorp conducts a general commercial banking business through its main office in Santa Rosa, California, five retail branches located in Sonoma County, California, one retail branch located in Mendocino County, California, and one retail branch located in Lake County, California. At June 30, 2004, Redwood Empire Bancorp had assets of approximately $515.4 million, deposits of approximately $453.0 million and shareholders’ equity of approximately $28.3 million.

Special shareholders meeting to be held on December 14, 2004 (page 18)

      We will hold the special meeting of shareholders of Redwood Empire Bancorp at 5:30 p.m., on Tuesday, December 14, 2004, at Redwood Empire Bancorp, 111 Santa Rosa Avenue, Santa Rosa, California 95404. At the special meeting, you will be asked to approve the merger and to consider such other business as may properly come before the meeting.

Record date set at November 10, 2004; vote required for approval of merger (page 19)

      You can vote at the special meeting if you owned Redwood Empire Bancorp common stock at the close of business on November 10, 2004. Holders of a majority of the outstanding shares of Redwood Empire Bancorp common stock must vote to approve the merger in order for the merger to occur.

Conditions that must be satisfied for the merger to occur (page 53)

      We will not complete the merger unless a number of conditions are met. These include:

•	approval of the merger by Redwood Empire Bancorp shareholders,

•	receipt of all required regulatory approvals;

•	absence of material adverse changes in the parties, unless waived; and

•	satisfaction by Redwood Empire Bancorp of certain financial conditions relating to its levels of performing loans, noninterest-bearing deposits and shareholders’ equity, unless waived by Westamerica Bancorporation.

Regulatory approvals we must obtain for the merger to occur (page 35)

      The merger requires the prior approval of the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Merger Act and of the California Department of Financial Institutions under the California Financial Code. The FRB may require Westamerica Bancorporation or Redwood Empire Bancorp to divest deposits in Lake County as a condition to its approval. If such divestiture is required, the merger consideration could be reduced by up to $0.30 per share.

Westamerica Bancorporation to use purchase accounting treatment (page 39)

      Westamerica Bancorporation will account for the merger as a purchase. Under the purchase accounting method, Westamerica Bancorporation will revalue on its books the assets and liabilities of Redwood Empire Bancorp at their fair market values, and the amount by which the aggregate merger consideration exceeds the net fair values of the assets of Redwood Empire Bancorp will be recorded as intangibles such as goodwill or core deposit intangible.

Termination of the merger (page 55)

      The merger may be terminated before completion as follows:

•	by the mutual consent of Redwood Empire Bancorp and Westamerica Bancorporation;

•	by either party if the conditions to its obligations have not been met by May 25, 2005;

•	by either party if the shareholders of Redwood Empire Bancorp fail to approve the merger at the special meeting;

•	by either party if the other fails to comply materially with its obligations under the merger agreement and fails to cure within 60 days;

•	by either party if any necessary governmental approval has been denied;

•	by Westamerica Bancorporation if Redwood Empire Bancorp materially breaches its obligation not to solicit or encourage a different transaction for the acquisition of Redwood Empire Bancorp, and, in the event of such termination, Redwood Empire Bancorp will be liable to Westamerica Bancorporation for a break-up fee of $4,500,000;

•	by Westamerica Bancorporation if the board of directors of Redwood Empire Bancorp fails to recommend adoption of the merger at the special meeting, and, in the event of such termination, Redwood Empire Bancorp will be liable to Westamerica Bancorporation for a break-up fee of $4,500,000;

•	by Redwood Empire Bancorp if its board of directors authorizes it to enter into a superior transaction for the acquisition of Redwood Empire Bancorp, and, in the event of such termination, Redwood Empire Bancorp will be liable to Westamerica Bancorporation for a break-up fee of $4,500,000;

•	by either party if Westamerica Bancorporation solicits or encourages an acquisition of Westamerica Bancorporation that would materially interfere with its obligations under the merger agreement, and, in the event of such termination, Westamerica Bancorporation will be liable to Redwood Empire Bancorp for a break-up fee of $4,500,000;

•	by Westamerica Bancorporation if the Westamerica average closing price is greater than $60.66; and

•	by Redwood Empire Bancorp if the Westamerica average closing price is less than $40.44.

Selected Financial Information About Westamerica Bancorporation

      The following table presents selected supplemental historical financial information for Westamerica Bancorporation for each of the five years in the period ended December 31, 2003, and the six-month periods ended June 30, 2004 and 2003. This information has been derived from and should be read in conjunction with the supplemental consolidated financial statements of Westamerica Bancorporation, including the notes to such financial statements, which are incorporated by reference elsewhere in this document.

	At and for the Six Months
	Ended June 30,		At and for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Interest income	$107,682	$113,724	$223,493	$237,633	$257,056	$269,516	$257,656
Interest expense	10,111	15,146	27,197	39,182	68,887	88,614	78,456

Net interest income	97,571	98,578	196,296	198,451	188,169	180,902	179,200
Provision for loan losses	1,500	1,800	3,300	3,600	3,600	3,675	4,780
Noninterest income:
Securities gains (impairment)	2,183	293	2,443	(4,278)	—	—	—
Loss on extinguishment of debt	(2,204)	0	(2,166)	—	—	—	—
Deposit services charges and other	22,547	21,118	42,639	40,829	42,655	41,130	40,174

Total noninterest income	22,526	21,411	42,916	36,551	42,655	41,130	40,174
Noninterest expense	49,982	51,011	101,703	103,323	102,651	100,198	100,133

Income before income taxes	68,615	67,178	134,209	128,079	124,573	118,159	114,461
Provision for income taxes	19,657	20,495	39,146	40,941	40,294	38,380	38,373

Net income	$48,958	$46,683	$95,063	$87,138	$84,279	$79,779	$76,088

Earnings per share:
Basic	$1.53	1.41	$2.89	$2.59	$2.39	$2.19	$1.97
Diluted	1.51	1.39	2.85	2.55	2.36	2.16	1.94
Per share:
Dividends paid	$0.54	$0.48	$1.00	$0.90	$0.82	$0.74	$0.66
Book value at period end	10.38	10.85	10.54	10.22	9.19	9.32	8.10
Average common shares outstanding	31,906	33,054	32,849	33,686	35,213	36,410	38,588
Average diluted common shares outstanding	32,502	33,528	33,369	34,225	35,748	36,936	39,194
Shares outstanding at period end	31,784	32,937	32,287	33,411	34,220	36,251	37,125
At Period End:
Loans, net	$2,265,306	$2,352,730	$2,269,420	$2,440,411	$2,432,371	$2,429,880	$2,269,272
Investments	1,985,320	1,839,572	1,949,288	1,386,833	1,158,139	1,149,310	1,219,491
Total assets	4,611,811	4,564,692	4,576,385	4,224,867	3,927,967	4,031,381	3,893,187
Total deposits	3,505,429	3,453,631	3,463,991	3,294,065	3,234,635	3,236,744	3,065,344
Short-term borrowed funds	712,553	393,287	590,646	349,736	271,911	386,942	462,345
Federal Home Loan Bank advances	—	170,000	105,000	170,000	40,000	—	—
Debt financing and notes payable	21,429	21,393	24,643	24,607	27,821	31,036	41,500
Intangible assets	22,162	22,762	22,433	23,176	19,013	20,376	10,200
Shareholders’ equity	329,795	357,311	340,371	341,499	314,359	337,747	300,592

	At and for the Six Months
	Ended June 30,		At and for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(In thousands, except per share data)
Financial Ratios:
For the Period:
Return on assets	2.20%	2.21%	2.19%	2.17%	2.18%	2.06%	1.99%
Return on equity	30.82%	29.44%	29.38%	28.70%	27.17%	25.78%	23.31%
Net interest margin*	5.24%	5.51%	5.39%	5.76%	5.71%	5.48%	5.46%
Net loan losses to average loans	0.13%	0.16%	0.15%	0.14%	0.15%	0.17%	0.20%
Noninterest expense to total revenue*	38.0%	39.3%	39.1%	41.0%	41.7%	42.5%	43.2%
At Period End:
Equity to assets	7.15%	7.83%	7.44%	8.08%	8.00%	8.38%	7.72%
Total capital to risk-adjusted assets	11.78%	11.32%	11.39%	10.97%	10.63%	11.61%	11.75%
Allowance for loan losses to loans	2.33%	2.25%	2.32%	2.17%	2.10%	2.11%	2.22%

*	Fully taxable equivalent

Selected Financial Information About Redwood Empire Bancorp

      The following table presents selected supplemental historical financial information for Redwood Empire Bancorp for each of the five years in the period ended December 31, 2003, and the six-month periods ended June 30, 2004 and 2003. This information has been derived from and should be read in conjunction with the supplemental consolidated financial statements of Redwood Empire Bancorp including the notes to such financial statements, which are incorporated by reference elsewhere in this document.

	At or for the Six
	Months Ended June 30,		At or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999(2)

	(In thousands, except per share data)
Statements of Operations:
Total interest income	$14,194	$15,150	$30,134	$30,536	$33,555	$35,163	$30,633
Net interest income	11,039	11,208	22,766	20,866	20,104	20,844	19,687
Provision for loan losses	—	—	—	—	—	150	750
Noninterest income	3,607	3,278	6,833	7,615	6,599	6,106	5,197
Income from continuing operations	3,539	4,197	7,649	7,961	7,307	6,466	4,599
Loss from discontinued operations	—	—	—	—	—	—	(437)
Net income	3,539	4,197	7,649	7,961	7,307	6,466	4,162
Balance Sheets:
Total assets	$515,421	$525,874	$528,900	$513,181	$448,742	$453,439	$423,046
Total loans	424,086	415,063	414,521	365,076	351,649	315,101	314,445
Allowance for loan losses	7,039	7,492	7,162	7,400	7,580	7,674	7,931
Total deposits	453,043	466,635	454,782	453,093	397,412	405,333	369,509
Subordinated debentures	20,000	10,000	20,000	10,000	10,000	—	—
Shareholders’ equity	28,268	30,276	27,680	28,807	26,687	35,459	37,444
Performance and Financial Ratios(3):
Return on average assets from continuing operations(3)	1.37%	1.64%	1.48%	1.62%	1.63%	1.47%	1.13%
Return on average common equity from continuing operations(3)	25.52%	29.31%	27.25%	28.98%	26.41%	17.75%	11.70%
Common dividend payout ratio	58.72%	40.39%	44.34%	35.08%	18.09%	25.29%	19.51%
Average equity to average assets from continuing operations	5.39%	5.59%	5.43%	5.58%	6.17%	8.30%	9.66%
Leverage ratio	6.82%	7.26%	6.47%	6.59%	7.46%	7.72%	8.66%
Tier 1 risk-based capital ratio	8.03%	9.13%	7.93%	8.69%	9.52%	9.99%	11.74%
Total risk-based capital ratio	11.86%	10.51%	11.94%	10.36%	11.16%	11.25%	13.01%
Net interest margin from continuing operations(3)	4.58%	4.62%	4.66%	4.49%	4.78%	5.08%	5.30%
Noninterest expense from continuing operations to net interest income and other noninterest income from continuing operations	59.75%	55.14%	55.41%	56.20%	54.12%	59.18%	66.07%
Average earning assets to average total assets from continuing operations	93.65%	94.68%	94.44%	94.34%	93.72%	93.50%	91.20%
Nonperforming assets to total assets	0.30%	0.59%	0.24%	0.54%	0.71%	0.43%	1.52%
Net loan charge-offs to average loans(3)	-0.06%	0.05%	0.06%	0.05%	0.03%	0.12%	0.29%
Allowance for loan losses to total loans	1.66%	1.81%	1.73%	2.03%	2.16%	2.44%	2.52%
Allowance for loan losses to nonperforming loans	448%	241%	566%	265%	239%	638%	194%

	At or for the Six
	Months Ended June 30,		At or for the Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999(2)

	(In thousands, except per share data)
Share Data(1):
Common shares outstanding (000)	4,948	5,115	4,951	5,108	5,295	6,431	7,266
Book value per common share	$5.71	$5.92	$5.59	$5.64	$5.04	$5.51	$5.15
Basic earnings per common share:
Income from continuing operations	0.72	0.83	1.52	1.53	1.32	.94	.61
Loss from discontinued operations	—	—	—	—	—	—	(.06)
Net income available for common stock shareholders	0.72	0.83	1.52	1.53	1.32	.94	.55
Weighted average shares outstanding (000)	4,946	5,081	5,026	5,211	5,555	6,866	7,569
Diluted earnings per common share:
Income from continuing operations	$0.69	$0.80	$1.48	$1.47	$1.27	$0.92	$0.59
Loss from discontinued operations	—	—	—	—	—	—	(.06)
Net income available for common stock shareholders	0.69	0.80	1.48	1.47	1.27	0.92	0.54
Weighted average shares outstanding (000)	5,093	5,239	5,184	5,400	5,738	6,996	7,776
Cash dividends per common share	$0.42	$0.33	$.67	$.53	$.25	$.25	$.11

(1)	Restated for 2001 and 2003 3 for 2 stock splits.

(2)	Amounts previously reported as an extraordinary loss for the year ended December 31, 1999 have been reclassified to other expense in order to comply with FASB Statement No. 145. The related ratios and per share data have been restated to give effect to this reclassification.

(3)	Ratios for the six months ended June 30, 2004 and 2003 are annualized.

Selected Consolidated Unaudited Pro Forma Financial Information

      The following table shows information about our financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma financial information in this document. The table sets forth the information as if the merger had become effective on June 30, 2004, with respect to financial condition data, and on January 1, 2003, with respect to results of operations data. This pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. See “Accounting Treatment” on page 39. The pro forma information is based on an assumed Westamerica average closing price of $55.25, the average closing price for the 20 trading days ended October 11, 2004, and a corresponding exchange ratio of 0.3122. The pro forma financial information includes adjustments to record the assets and liabilities of Redwood Empire Bancorp at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial statements do not currently include costs that will be incurred by Westamerica Bancorporation after completion of the merger to combine the operations of Westamerica Bancorporation and Redwood Empire Bancorp. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Westamerica Bancorporation and Redwood Empire Bancorp incorporated by reference in this document and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find Additional Information” on page 81 and “Unaudited Pro Forma Condensed Combined Financial Information” on page 74.

      The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

Selected Consolidated Unaudited Pro Forma Financial Information

June 30, 2004

		Redwood
	Westamerica	Empire	DR(CR)	Pro Forma
	Bancorporation	Bancorp	Adjustments	Combined

For the Period:
Interest income	$107,682	$14,194	$0	$121,876
Interest expense	10,111	3,155	0	13,266

Net interest income	97,571	11,039		108,610
Provision for loan losses	1,500	0		1,500
Noninterest income	22,526	3,607		26,133
Noninterest expense	49,982	8,751	1,057	59,790

Income before income taxes	68,615	5,895		73,453
Provision for income taxes	19,657	2,356	(444)	21,569

Net income	$48,958	$3,539	$(613)	$51,884

Earnings per share:
Basic	$1.53	$0.72		$1.55
Diluted	1.51	0.69		1.52
Dividends paid per share	0.54	0.42	0.00	0.54
Average common shares outstanding	31,906	4,946	(3,401)	33,451
Average diluted common shares outstanding	32,502	5,093	(3,438)	34,157
At Period-End
Loans, net	$2,265,306	$417,052	$0	$2,682,358
Investments	1,985,320	53,523	0	2,038,843
Total assets	4,611,811	515,421	66,974	5,194,206
Total deposits	3,505,429	453,043	0	3,958,472
Short-term borrowed funds	712,553	1,939	0	714,492
Federal Home Loan Bank advances	0	0	0	0
Debt financing and notes payable	21,429	20,000	0	41,429
Intangible assets	22,162	1,669	131,550	155,381
Shareholders’ equity	329,795	28,268	(63,174)	421,237
Shares outstanding	31,784	4,948	(3,403)	33,329
Book value per share	$10.38	$5.71		$12.64
Financial Ratios:
For the period:
Return on assets	2.20%	1.37%		2.07%
Return on equity	30.82%	25.52%		25.41%
Net interest margin*	5.24%	4.58%		5.18%
Net loan losses to average loans	0.13%	(0.06)%		0.10%
Efficiency ratio*	38.04%	59.75%		40.94%
At period-end:
Equity to assets	7.15%	5.48%		8.11%
Total capital to risk-adjusted assets	11.83%	11.86%		9.53%
Allowance for loan losses to loans	2.33%	1.66%		2.22%

* Fully taxable equivalent

Selected Consolidated Unaudited Pro Forma Financial Information

December 31, 2003

		Redwood
	Westamerica	Empire	DR(CR)	Pro Forma
	Bancorporation	Bancorp	Adjustments	Combined

For the Period:
Interest income	$223,493	$30,134	$0	$253,627
Interest expense	27,197	7,368	0	34,565

Net interest income	196,296	22,766		219,062
Provision for loan losses	3,300	0	0	3,300
Noninterest income	42,916	6,833	0	49,749
Noninterest expense	101,703	16,400	2,114	120,217

Income before income taxes	134,209	13,199		145,294
Provision for income taxes	39146	5,550	(888)	43,808

Net income	$95,063	$7,649	$(1,226)	$101,487

Earnings per share:
Basic	$2.89	$1.52		$2.95
Diluted	2.85	1.48		2.90
Dividends paid per share	1.00	0.67	0.00	1.00
Average common shares outstanding	32,849	5,026	(3,481)	34,394
Average diluted common shares outstanding	33,369	5,184	(3,529)	35,024
At Period-End
Loans, net	$2,269,420	$407,551	$0	$2,676,971
Investments	1,949,288	75,795	0	2,025,083
Total assets	4,576,385	528,900	67,562	5,172,847
Total deposits	3,463,991	454,782	0	3,918,773
Short-term borrowed funds	590,646	2,765	0	593,411
Federal Home Loan Bank advances	105,000	13,500	0	118,500
Debt financing and notes payable	24,643	20,000	0	44,643
Intangible assets	22,433	1,827	132,138	156,398
Shareholders’ equity	340,371	27,680	(63,762)	431,813
Shares outstanding	32,287	4,951	(3,406)	33,832
Book value per share	$10.54	$5.59		$12.76
Financial Ratios:
For the period:
Return on assets	2.19%	1.48%		2.06%
Return on equity	29.38%	27.25%		24.43%
Net interest margin*	5.39%	4.66%		5.31%
Net loan losses to average loans	0.15%	0.06%		0.14%
Efficiency ratio*	39.07%	55.41%		41.47%
At period-end:
Equity to assets	7.44%	5.23%		8.35%
Total capital to risk-adjusted assets	11.39%	11.94%		9.84%
Allowance for loan losses to loans	2.32%	1.73%		2.23%

* Fully taxable equivalent

Comparative Per Common Share Data

      The following table sets forth for Westamerica Bancorporation common stock and Redwood Empire Bancorp common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2003, in the case of the income and dividends paid data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. See “Accounting Treatment” on page 39. The pro forma financial adjustments record the assets and liabilities of Redwood Empire Bancorp at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed.

      The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. Upon completion of the merger, the operating results of Redwood Empire Bancorp will be reflected in the consolidated financial statements of Westamerica Bancorporation on a prospective basis.

      We have summarized the historical per share information for Westamerica Bancorporation and Redwood Empire Bancorp and additional information as if the companies had been combined for the period shown (“pro forma”) calculated based on an assumed exchange ratio of 0.3122 of a share of Westamerica Bancorporation common stock per share of Redwood Empire Bancorp common stock.

      Redwood Empire Bancorp equivalent pro forma share amounts are calculated by multiplying the pro forma book value per share and net income per share and Westamerica Bancorporation’s historical per share dividends by the assumed exchange ratio so that the per share amounts equate to the respective stock values for one share of Redwood Empire Bancorp common stock, excluding the $11.49 per share (subject to adjustment) of cash that will be part of the merger consideration. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that will occur after the merger. The equivalent pro forma data reflects the purchase method of accounting and does not reflect potential cost savings or revenue enhancements, if any, that may be achieved.

	Westamerica	Redwood		Per Equivalent
	Bancorporation	Empire Bancorp	Pro Forma	Redwood Empire
	Historical	Historical	Combined	Bancorp Share

Income
For the year ended December 31, 2003
Basic	$2.89	$1.52	$2.95	$0.92
Diluted	2.85	1.48	2.90	0.90
For the six months ended June 30, 2004
Basic	1.53	0.72	1.55	0.48
Diluted	1.51	0.69	1.52	0.47
Cash Dividends Paid
For the year ended December 31, 2003	1.00	0.67	1.00	0.31
For the six months ended June 30, 2004	0.54	0.42	0.54	0.17
Book Value
As of December 31, 2003	10.54	5.59	12.76	3.98
As of June 30, 2004	10.38	5.71	12.64	3.95

RISK FACTORS

      In addition to the other information included in this document, you should consider the matters described below carefully in determining whether to approve the merger. Where “we” or “our” is used in this section, it is meant to refer to both Westamerica Bancorporation and Westamerica Bank before the merger and to Westamerica Bancorporation and Westamerica Bank following its proposed acquisition of Redwood Empire Bancorp and National Bank of the Redwoods.

      The value of the merger consideration fluctuates based on Westamerica Bancorporation’s stock price and any required divestiture of deposits in Lake County, California. The exchange ratio is based on the average price per share of Westamerica Bancorporation’s common stock for the 20 consecutive trading days prior to the three business days before the day the merger is consummated. This average price may vary from the market price of Westamerica Bancorporation common stock on the date the merger was announced, on the date that this document is mailed to Redwood Empire Bancorp shareholders, on the date of the special meeting of Redwood Empire Bancorp shareholders and on the date the merger is completed. Any change in the price of Westamerica Bancorporation common stock prior to completion of the merger may affect the value of the merger consideration that you will receive upon completion of the merger. Stock price changes may result from a variety of factors, many of which are beyond our control. In addition, the merger consideration will be reduced if any governmental agency requires divestment of deposits by Westamerica Bancorporation or Redwood Empire Bancorp in Lake County, California.

      The fairness opinion obtained by Redwood Empire Bancorp from its financial adviser will not reflect changes in circumstances between the signing of the agreement and the merger. Redwood Empire Bancorp has not obtained an updated fairness opinion as of the date of this document from its financial advisor, Hovde Financial LLC. Changes in the operations and prospects of Westamerica Bancorporation or Redwood Empire Bancorp, general market and economic conditions and other factors that may be beyond the control of Westamerica Bancorporation and Redwood Empire Bancorp, and on which the fairness opinion was based, may alter the value of Westamerica Bancorporation or Redwood Empire Bancorp or the respective prices of shares of their common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of the opinion. For a description of the opinion that Redwood Empire Bancorp received from its advisor, please refer to “The Merger — Opinion of Redwood Empire Bancorp’s financial advisor” on page 25. For a description of the other factors considered by Westamerica Bancorporation’s board of directors in determining to approve the merger, please refer to “The Merger — Westamerica Bancorporation’s Reasons for the Merger” on page 25. For a description of the other factors considered by Redwood Empire Bancorp’s board of directors in determining to approve the merger, please refer to “The Merger — Redwood Empire Bancorp’s Reasons for the Merger” on page 23.

      There are uncertainties in integrating our business operations and realizing enhanced earnings. If we are unable to integrate our businesses successfully, this could hurt our business. The merger involves the integration of companies that have previously operated independently. No assurance can be given that Westamerica Bancorporation and Redwood Empire Bancorp will be able to integrate their operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses, possible inconsistencies in standards, controls, procedures and policies and possible difficulties in integrating information and data processing systems.

      The merger agreement limits Redwood Empire Bancorp’s ability to pursue alternatives to the merger. The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit Redwood Empire Bancorp’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. In addition, the merger agreement provides that Redwood Empire Bancorp must pay a break-up fee of $4,500,000 if the merger agreement is terminated because Redwood Empire Bancorp solicits or enters into a competing third-party transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Redwood Empire Bancorp from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Redwood Empire Bancorp than it might otherwise have proposed to pay. The merger agreement also limits Westamerica Bancorporation’s ability to enter into an agreement for a competing business combination, but only if that agreement did not permit Westamerica Bancorporation to complete the merger with Redwood Empire Bancorp.

      Further economic slowdown in California could hurt our business. Westamerica Bancorporation has focused its business in Northern and Central California. Much of Redwood Empire Bancorp’s business is focused in Sonoma, Mendocino and Lake Counties of Northern California. These areas have experienced economic difficulties in the recent past, and a further economic slowdown in California could have the following consequences:

•	Loan delinquencies may increase;

•	Problem assets and foreclosures may increase;

•	Demand for our products and services may decline; and

•	Collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power.

      Redwood Empire Bancorp shareholders will not control Westamerica Bancorporation’s future operations. Following the merger, Redwood Empire Bancorp shareholders in the aggregate will become owners of approximately 5.1% of the outstanding shares of Westamerica Bancorporation common stock. Accordingly, former Redwood Empire Bancorp shareholders will not have a significant impact on the election of directors or on whether future Westamerica Bancorporation proposals are approved or rejected.

      Westamerica Bancorporation’s shareholders’ rights plan may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for its common stock. Westamerica Bancorporation’s board of directors has adopted a preferred stock purchase rights plan, commonly known as a “poison pill.” The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquirer to negotiate the terms of an acquisition with Westamerica Bancorporation’s board of directors. However, the rights plan could have the effect of deterring or preventing an acquisition of the combined company, even if a majority of the shareholders would be in favor of such acquisition, and could also make it more difficult for a person or group to gain control of the combined company or to change existing management.

      Additional risks concerning ownership of Westamerica Bancorporation common stock are discussed in this document under the caption “Information about Westamerica Bancorporation — Certain additional business risks.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement/ prospectus contains certain forward-looking statements with respect to the financial condition, results of operations and business of Westamerica Bancorporation and Redwood Empire Bancorp in the future. These forward-looking statements include, but are not limited to statements relating to the cost savings that we expect to realize from the merger, the expected impact of the merger on Westamerica Bancorporation’s financial performance, earnings estimates for the combined company, the market value of Westamerica Bancorporation common stock in the future and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “seeks,” “estimates” or words of similar meaning. (see “The Merger — Reasons for the Merger; Recommendations of the board of directors”). These forward-looking statements are based upon the current beliefs and expectations of Westamerica Bancorporation and Redwood Empire Bancorp management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

•	expected cost savings from the merger cannot be fully realized;

•	deposit attrition, customer loss or revenue loss following the merger is greater than expected;

•	costs or difficulties related to the integration of the business of Westamerica Bancorporation and Redwood Empire Bancorp are greater than expected;

•	competitive pressure in the banking and financial services industry increases significantly;

•	operational risks including data processing system failures or fraud;

•	changes in the interest rate environment reduce margins;

•	general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	increased economic uncertainty resulting from recent terrorist attacks and the threat of similar attacks in the future;

•	changes in the regulatory environment;

•	changes in business conditions and inflation; and

•	changes in the securities markets.

      The forward-looking earnings estimates included in this document have not been examined or compiled by the independent registered public accounting firm of Westamerica Bancorporation or Redwood Empire Bancorp nor have such accountants applied any procedures to those estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors which could affect the financial results of Westamerica Bancorporation after the merger is included in the SEC filings incorporated by reference into this document.

SPECIAL MEETING OF REDWOOD EMPIRE BANCORP SHAREHOLDERS

Date, Time and Place of Meeting

      The special meeting of shareholders of Redwood Empire Bancorp will be held on December 14, 2004, at 5:30 p.m., local time at Redwood Empire Bancorp, 111 Santa Rosa Avenue, Santa Rosa, California 95404.

The Meeting

      At the meeting, the shareholders of Redwood Empire Bancorp will be asked to consider and vote on the merger agreement dated August 25, 2004 among Westamerica Bancorporation, Westamerica Bank, Redwood Empire Bancorp and National Bank of the Redwoods and the transactions contemplated by the merger agreement. The merger agreement is included as Annex A to this proxy statement/ prospectus and is incorporated in this proxy statement/ prospectus by reference. Under the merger agreement:

•	Redwood Empire Bancorp will merge with Westamerica Bancorporation;

•	National Bank of the Redwoods will merge with Westamerica Bank; and

•	each share of Redwood Empire Bancorp common stock will be converted into the right to receive $28.74, consisting of $11.49 in cash and $17.25 in shares of Westamerica Bancorporation common stock, valued at its average closing price for the 20 trading days ending three business days before the effective date of the merger. The merger consideration may be reduced by up to $0.30 per share, allocated proportionately between cash and stock, if regulatory agencies require Westamerica Bancorporation to divest deposits in Lake County as a condition of approving the merger. The value of the stock portion will increase if the average closing price of Westamerica Bancorporation common stock over the 20-trading day period ending three business days before completion of the merger is greater than $55.6050 and will decrease if the average closing price during that period is less than $45.4950.

      In addition to the proposal to approve the merger, at the special meeting you will be asked to act upon such other matters as may properly come before the meeting, including a motion to adjourn.

The Redwood Empire Bancorp Board of Directors Recommends a Vote for the Merger

      The board of directors of Redwood Empire Bancorp has unanimously approved the merger and unanimously recommends that shareholders vote in favor of the merger.

Record Date and Voting Rights

      Only holders of record of Redwood Empire Bancorp common stock at the close of business on November 10, 2004 are entitled to notice of and to vote at the meeting. At the record date, there were approximately 1,081 shareholders of record and 4,952,123 shares of Redwood Empire Bancorp common stock outstanding and entitled to vote. A majority of the shares of Redwood Empire Bancorp common stock entitled to vote, present in person or by proxy, constitutes a quorum. Excluding exercisable stock options to acquire 160,079 shares, directors and executive officers of Redwood Empire Bancorp and their affiliates owned beneficially as of the record date an aggregate of 57,503 shares of Redwood Empire Bancorp common stock, or approximately 1.2% of the outstanding shares of Redwood Empire Bancorp common stock. At that date, B. John Barry owned beneficially 1,400,000 shares or approximately 28.3% of the outstanding shares of the common stock, and certain relatives and a business associate of Mr. Barry owned in the aggregate 1,107,821 shares or approximately 22.4% of the outstanding shares of the common stock.

      Each shareholder is entitled to one vote for each share of common stock he or she owns.

Vote Required

      Approval of the merger by Redwood Empire Bancorp shareholders requires the affirmative vote of the holders of a majority of the outstanding shares. The directors and executive officers of Redwood Empire Bancorp and their affiliates together held approximately 1.2% of Redwood Empire Bancorp’s outstanding common stock as of the record date. You should be aware that Redwood Empire Bancorp shareholders holding approximately 50.6% of the outstanding shares have agreed to vote in favor of the merger and have given Westamerica Bancorporation irrevocable proxies to vote their shares in favor of the merger and that directors of Redwood Empire Bancorp, who in the aggregate own approximately 1.2% of the outstanding shares, have also agreed to vote their shares in favor of the merger. Therefore shareholder approval of the merger is effectively assured.

      The Merger does not require the approval of the shareholders of Westamerica Bancorporation.

      All votes will be tabulated by Redwood Empire Bancorp’s transfer agent, Mellon Investor Services LLC. A representative of Mellon Investor Services LLC will be in attendance at the special meeting in order to receive any votes cast at that time.

Voting by Proxy

      Shareholders of Redwood Empire Bancorp may use the enclosed proxy if they are unable to attend the meeting in person or wish to have their shares voted by proxy even if they attend the meeting. All proxies that are properly executed and returned, unless revoked, will be voted at the meeting in accordance with the instructions indicated or, if no instruction is indicated, in favor of the merger. The execution of a proxy will not affect the right of a shareholder to attend the meeting and vote in person.

Revocability of Proxies

      A person who has given a proxy may revoke it any time before it is exercised at the meeting by filing with the Secretary of Redwood Empire Bancorp a written notice of revocation or a proxy bearing a later date or by attendance at the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Adjournments

      The meeting may be adjourned, even if a quorum is not present, by the vote of the holders of a majority of the shares represented at the meeting in person or by proxy. In the absence of a quorum at the meeting, no other business may be transacted at the meeting.

      Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At an adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Solicitation of Proxies

      The proxy relating to the meeting is being solicited by the board of directors of Redwood Empire Bancorp. Redwood Empire Bancorp will bear the cost of soliciting proxies and Westamerica Bancorporation and Redwood Empire will share the cost of printing and distributing the proxy statement/ prospectus. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of Redwood Empire Bancorp common stock beneficially owned by others to forward to such beneficial owners. Redwood Empire Bancorp may reimburse such persons representing beneficial owners of its shares for their expenses in forwarding solicitation material to beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Redwood Empire Bancorp, who will not receive any additional compensation for such efforts.

Other Matters

      The board of directors of Redwood Empire Bancorp is not aware of any matters to come before the special meeting other than the approval of the merger. If any other matters should be brought before the special meeting, or any adjournment thereof, upon which a vote properly may be taken, the proxy holders will vote in their discretion unless otherwise provided in the proxies.

INFORMATION ABOUT THE COMPANIES

Westamerica Bancorporation

1108 Fifth Avenue
San Rafael, CA 94901

      Westamerica Bancorporation is a California corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Its legal headquarters are located at 1108 Fifth Avenue, San Rafael, California 94901. Principal administrative offices are located at 4550 Mangels Boulevard in Fairfield, California 94534 and its telephone number is (707) 863-8000. Westamerica Bancorporation provides a full range of banking services to individual and corporate customers through its subsidiary bank, Westamerica Bank. The principal communities served are located in Northern and Central California, from Mendocino, Lake, Colusa and Nevada Counties in the north to Kern County in the south. Westamerica Bancorporation’s strategic focus is on the banking needs of small businesses. In addition, Westamerica Bancorporation also owns 100% of the capital stock of Community Banker Services Corporation, a company engaged in providing Westamerica Bancorporation and its subsidiaries data processing services and other support functions. At June 30, 2004, Westamerica Bancorporation had consolidated assets of approximately $4.6 billion, deposits of approximately $3.5 billion and shareholders’ equity of approximately $329.8 million.

      Additional information about Westamerica Bancorporation and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find Additional Information” on page 81.

Redwood Empire Bancorp

111 Santa Rosa Avenue
Santa Rosa, California 95404

      Redwood Empire Bancorp is a California corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended, headquartered in Santa Rosa, California. One of its wholly-owned subsidiaries is National Bank of the Redwoods, a national bank which was chartered in 1985. Redwood Empire Bancorp’s business strategy involves two principal business activities which are conducted through National Bank of the Redwoods: community banking and merchant card services. National Bank of the Redwoods provides its core community banking services through five retail branches located in Sonoma County, California, one retail branch located in Mendocino County, California, and one retail branch located in Lake County, California. Redwood Empire Bancorp and its subsidiaries had 159 full-time-equivalent employees at June 30, 2004. Redwood Empire Bancorp’s headquarters are located at 111 Santa Rosa Avenue, Santa Rosa, California 95404-4905, and its telephone number is (707) 573-4800. At June 30, 2004, Redwood Empire Bancorp had consolidated assets of approximately $515.4 million, deposits of approximately $453.0 million and shareholders’ equity of approximately $28.3 million.

      Additional information about Redwood Empire Bancorp and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find Additional Information” on page 81.

THE MERGER

Background of the Merger

      In recent years, there has been considerable consolidation in the financial institutions industry as well as increasing competition from other providers of financial services. Over the years, Redwood Empire Bancorp’s board of directors has considered its strategic alternatives to maximize stockholder value. These strategic alternatives have included continuing as an independent institution, acquiring other small banks and/or establishing or acquiring additional branches within and beyond Redwood Empire Bancorp’s existing geographic reach in California, and entering into a strategic business combination with a similarly-sized or larger institution. With respect to strategic business combinations, from time to time, Redwood Empire Bancorp has received unsolicited inquiries regarding a possible acquisition of the company, including previous discussions with Westamerica regarding such a transaction in 1998. In early 2000 and again in early 2002, discussions also took place with two other financial institutions and due diligence materials were provided in each such case; however, prior to entering into the merger agreement with Westamerica, none of these inquiries or investigations led to any definitive acquisition agreement.

      In late 2003 and early 2004, Mr. Eric Hovde, Chairman of Hovde Financial LLC, held discussions with Mr. David Payne, Westamerica’s Chairman and CEO, to discuss Westamerica’s interest in acquiring other financial institutions, including a possible acquisition of Redwood Empire. In the course of these discussions, Mr. Payne advised Mr. Hovde that he was interested in exploring an acquisition of Redwood Empire; Mr. Hovde suggested that Mr. Payne provide a written expression of Westamerica’s interest. On April 8, 2004, Westamerica delivered a written expression of interest based solely upon publicly available information and subject to the successful completion of a due diligence review of Redwood Empire by Westamerica. On April 20, 2004, following a discussion between Mr. Hovde and Mr. Payne, Westamerica indicated a tentative price; this offer was communicated to representatives of Redwood Empire by Hovde.

      On April 27, 2004, Westamerica and Redwood Empire entered into a confidentiality agreement providing for the confidential treatment of non-public information exchanged between the parties and Messrs. Patrick Kilkenny and Dana Johnson, the president and chairman of Redwood Empire, respectively, agreed to meet with Mr. Payne at the offices of Westamerica in Fairfield, California, on May 7, 2004. After the execution of the confidentiality agreement, Redwood Empire provided select nonpublic information to Westamerica. On April 30, 2004, Mr. Johnson, acting pursuant to authority delegated to him as Chairman by the Redwood Empire board of directors, and Hovde agreed to the terms of an agreement pursuant to which Hovde would provide financial advisory services to Redwood Empire; Redwood Empire’s board of directors subsequently ratified the agreement at its special meeting held on August 13, 2004. As scheduled, Messrs. Kilkenny and Johnson met with Mr. Payne on May 7, 2004, at which time the parties exchanged additional nonpublic information. On May 18, 2004, the board of directors of Redwood Empire met in executive session to discuss Westamerica’s offer and authorized Redwood Empire’s executive management to continue discussions with Westamerica.

      On May 27, 2004, Mr. Payne and Mr. Johnson engaged in further negotiations in light of Westamerica’s review of the nonpublic information provided by Redwood Empire as of that time and its assessment of Redwood Empire’s operating performance and prospects. At the conclusion of these negotiations, the parties agreed on a price of $28.75 per share. The parties established a schedule for due diligence review and commenced review and negotiation of the terms of a merger agreement. Throughout June, July and a portion of August, 2004, extensive discussions and negotiations occurred between representatives of Redwood Empire and Westamerica concerning, among other things, the terms and conditions of a merger agreement, various ancillary agreements, and issues relating to the environmental conditions on the property on which Redwood Empire’s headquarters’ office was located and the terms upon which the lessor could put the property to Redwood Empire. During this period of time, the board of directors of Redwood Empire met in executive session on June 15, 2004 and on July 20, 2004, to discuss the potential transaction with Westamerica and in each instance authorized executive management to continue discussions.

      During the first week of August, 2004, the parties discussed the effect of certain merger-related expenses and the risk that Westamerica might be required to divest some or all of the deposit liabilities in the Lake County, California market. On August 6, 2004, the parties agreed to reduce the per share price to be paid by Westamerica to the Redwood Empire shareholders to $28.74 to offset in part the cost of certain expenses. On August 10, 2004, the parties agreed that, in the event any deposit liabilities in the Lake County market are required by the regulators to be divested in connection with the merger, the per share price to be paid to the Redwood Empire shareholders by Westamerica would be reduced in an amount ranging from $0.10 per share to $0.30 per share depending on the dollar volume of deposits required to be divested.

      On August 13, 2004, a special meeting of the board of directors of Redwood Empire Bancorp was held to analyze and consider the proposed transaction with Westamerica and the terms of the merger agreement. Representatives of Pillsbury Winthrop LLP, Redwood Empire’s legal advisors, reviewed the fiduciary obligations of the Redwood Empire boards of directors with respect to the consideration of the proposed transaction and reviewed the terms of the transaction and the merger agreement from a legal point of view. At the August 13th special meeting, Hovde summarized certain financial information with respect to Westamerica and the proposed transaction and delivered its written opinion to Redwood Empire, a copy of which is attached to this document as Annex B, that, as of the date of the opinion, the merger consideration contemplated by the merger agreement was fair, from a financial point of view, to the shareholders of Redwood Empire. After a general question and discussion period among the members of the board of directors, management, and their financial and legal advisers, the Redwood Empire board of directors met in executive session to further discuss the terms of the proposed transaction. Following the discussion in executive session on August 13, 2004, the board of directors of Redwood Empire voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend the approval of the merger to the shareholders of Redwood Empire.

      Following approval of the transaction and the merger agreement by Redwood Empire’s board of directors on August 13, 2004, representatives of Westamerica and Redwood Empire continued to hold discussions to clarify language in certain provisions of the merger agreement; discussions also continued with certain directors and employees of Redwood Empire regarding the terms and scope of non-solicitation and/or non-compete agreements and understandings with certain employees regarding continuation of their employment by Westamerica following consummation of the transaction. On August 17, 2004, the board of directors of Redwood Empire met in executive session to receive an update on the progress of the proposed transaction with Westamerica and the proposed timing of the execution of the merger agreement. On August 25, 2004, Redwood Empire and Westamerica executed the merger agreement and issued a joint press release announcing the transaction.

Redwood Empire Bancorp’s Reasons for the Merger

      The board of directors of Redwood Empire Bancorp believes that the transaction and the terms and provisions of the merger agreement are fair to and in the best interest of all shareholders of Redwood Empire. The Redwood Empire Bancorp board of directors unanimously recommends that each shareholder vote to approve the merger.

      In reaching its decision to adopt and recommend the approval of the merger agreement, the Redwood Empire board considered a number of factors, including, but not limited to, the following:

•	the Redwood Empire board’s familiarity with and review of Redwood Empire’s business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, its potential growth and profitability;

•	the current and prospective economic and competitive environment facing the financial services industry generally, and Redwood Empire in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on financial institutions such as Redwood Empire;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term;

•	the value to be received by holders of Redwood Empire Bancorp common stock pursuant to the merger agreement relative to the book value and earnings per share of Redwood Empire Bancorp common stock;

•	the merger consideration, which is not fixed and may fluctuate depending on the average closing price of Westamerica common stock and possible required deposit divestitures in Lake County, California by banking regulators;

•	the risks associated with required regulatory approvals, including the impact of any required divestitures of deposits in Lake County and resulting reduction in the merger consideration;

•	the anticipated returns on the shares of Westamerica common stock to be received by Redwood Empire shareholders in the merger;

•	the Redwood Empire board’s review, based on the presentation of its financial advisor, of the business, operations, financial condition and earnings of Westamerica on an historical and a prospective basis and of the combined company on a pro forma basis and the historical stock price performance and liquidity of Westamerica common stock, and the resulting relative interests of Redwood Empire shareholders and Westamerica in the common equity of the combined company;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed merger with Westamerica;

•	the previous experience of management of Westamerica in completing acquisition transactions;

•	the general impact that the merger could be expected to have on the constituencies served by Redwood Empire, including its customers, employees and communities;

•	the expanded range of banking services that the transaction will allow Redwood Empire to provide to its customers;

•	the expectation that the merger would constitute a reorganization under section 368(a) of the Internal Revenue Code and that it would be accounted for as a purchase for accounting and financial reporting purposes;

•	the results of the due diligence investigation of Westamerica by management of Redwood Empire and Hovde;

•	the Redwood Empire board’s assessment, with the assistance of counsel, concerning the likelihood that Westamerica would obtain all requisite regulatory approvals required for the merger;

•	the terms of the $4.5 million termination fee in favor of Westamerica, including the risk that the termination fee might discourage third parties from offering to acquire Redwood Empire by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to Westamerica’s willingness to enter into the merger agreement;

•	the terms of the $4.5 million termination fee in favor of Redwood Empire if Westamerica enters into a transaction with a third party that, among other things, is not expressly conditioned on, or completion of such a transaction would materially interfere with, the performance by Westamerica of its obligations pursuant to the merger agreement;

•	the alternative strategic courses available to Redwood Empire, including remaining independent and exploring other potential business combination transactions;

•	the interests of certain directors and executive officers of Redwood Empire in the merger, as described below under the caption “Interests of certain officers and directors in the merger”; and

•	the information presented by Hovde to the Redwood Empire board with respect to the merger and the opinion of Hovde that, as of the date of that opinion, the aggregate merger consideration was fair to the holders of Redwood Empire Bancorp common stock from a financial point of view.

      The foregoing discussion of the information and factors considered by the board of Redwood Empire is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction, including the components of the merger consideration, the board of directors of Redwood Empire did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.

      Redwood Empire Bancorp shareholders holding approximately 50.6% of the outstanding shares have agreed to vote in favor of the merger and have given Westamerica irrevocable proxies to vote their shares in favor of the merger and that directors of Redwood Empire Bancorp, who in the aggregate own approximately 1.2% of the outstanding shares, have also agreed to vote their shares in favor of the merger.

Westamerica’s Reasons for the Merger

      Westamerica Bancorporation believes that the merger will provide it with an attractive opportunity to expand its community banking operations in Northern California and to augment its merchant card processing business. Westamerica Bancorporation believes that Redwood Empire Bancorp’s locations and business mix complement Westamerica Bancorporation’s existing presence in Northern California and will enable it to offer its broad array of products and services to customers of Redwood Empire Bancorp. Westamerica Bancorporation will reduce expenses by consolidating its office in Santa Rosa with Redwood Empire Bancorp’s main office and by selectively consolidating other Westamerica and Redwood Empire Bancorp branches where consolidation would not be disruptive to customers.

Opinion of Redwood Empire Bancorp’s Financial Advisor

      Hovde Financial LLC has acted as financial advisor to Redwood Empire Bancorp in connection with the proposed Westamerica Bancorporation/ Redwood Empire Bancorp merger. Hovde Financial LLC is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Redwood Empire Bancorp. As part of its investment banking business, Hovde Financial LLC is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

      At the August 13, 2004 Redwood Empire board of directors meeting, Hovde Financial LLC reviewed the financial aspects of the proposed Westamerica Bancorporation/ Redwood Empire merger with the board of directors and rendered an opinion that the consideration to be received by Redwood Empire shareholders in the merger was fair to those shareholders from a financial point of view. Hovde Financial LLC subsequently confirmed its August 13, 2004 opinion by delivery to the Redwood Empire board of directors of a written opinion later that day.

      The full text of Hovde Financial LLC’s written opinion is included in this proxy statement/ prospectus as Annex B and is incorporated herein by reference. Redwood Empire shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Hovde Financial LLC.

      Hovde Financial LLC’s opinion is directed to the Redwood Empire board of directors and addresses only the fairness, from a financial point of view, of the aggregate merger consideration to Redwood Empire shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Redwood Empire shareholder as to how such shareholders should vote at the Redwood Empire special meeting on the Westamerica Bancorporation/ Redwood Empire merger agreement or any related matter.

      In rendering its opinion, Hovde Financial LLC:

•	reviewed a draft of the Westamerica/ Redwood Empire merger agreement, substantially in final form;

•	reviewed certain historical publicly available business and financial information concerning Redwood Empire and Westamerica;

•	reviewed certain internal financial statements and other financial and operating data concerning Redwood Empire;

•	analyzed certain financial projections prepared by the management of Redwood Empire;

•	conducted meetings with members of the senior management of Redwood Empire for the purpose of reviewing the future prospects of Redwood Empire, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements expected to be achieved as a result of the merger;

•	reviewed historical market prices and trading volumes for Redwood Empire Bancorp common stock and Westamerica Bancorporation common stock;

•	evaluated the pro forma contribution of Redwood Empire’s assets, liabilities, equity and earnings to the pro forma company;

•	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that it considered relevant;

•	analyzed the pro forma impact of the Westamerica/ Redwood Empire merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and performed analyses and considered such other factors as it deemed appropriate.

      Hovde Financial LLC also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the banking industry and its general experience in securities valuations.

      Hovde Financial LLC assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Redwood Empire and Westamerica and in the discussions it had with Redwood Empire and Westamerica managements. Hovde Financial LLC also assumed that the financial forecasts, including without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs were reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Redwood Empire and Westamerica and that such forecasts will be realized in the amounts and at the times contemplated thereby. Hovde Financial LLC is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde Financial LLC has assumed that such allowances for Redwood Empire and Westamerica are in the aggregate adequate to cover such losses. Hovde Financial LLC was not retained to and did not conduct a physical inspection of any of the properties or facilities of Redwood Empire or Westamerica. In addition, Hovde Financial LLC did not review individual credit files nor make an independent evaluation or appraisal of the assets and liabilities of Redwood Empire or Westamerica and Hovde Financial LLC was not furnished with any such evaluations or appraisals.

      Hovde Financial LLC assumed that the Westamerica/ Redwood Empire merger would be consummated substantially in accordance with the terms set forth in the merger agreement. Hovde Financial LLC also assumed that the merger will be accounted for as a purchase under GAAP. Hovde Financial LLC assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Redwood Empire and Westamerica. Hovde Financial LLC further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Westamerica that would have a material adverse effect on Westamerica or the contemplated benefits of the merger. Hovde Financial LLC also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Westamerica after the merger.

      Redwood Empire engaged Hovde Financial LLC on April 30, 2004, to provide it with an analysis of its strategic options. Pursuant to its engagement agreement, at the time the Westamerica/ Redwood Empire merger is completed, Redwood Empire will pay Hovde Financial LLC a total fee equal to 1.0% of the merger consideration, plus an initial retainer fee of $20,000 and a fairness opinion fee of $50,000. Pursuant to the engagement agreement, Redwood Empire also agreed to reimburse Hovde Financial LLC for all reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde Financial LLC against certain liabilities relating to the merger or Hovde Financial LLC’s engagement.

      Hovde Financial LLC’s opinion is not an expression of an opinion as to the prices at which shares of Westamerica Bancorporation common stock will trade following the announcement of the Westamerica Bancorporation/ Redwood Empire merger or the actual value of the Westamerica Bancorporation common stock when issued pursuant to the merger or the prices at which the Westamerica Bancorporation common stock will trade following the completion of the merger.

      In performing its analyses, Hovde Financial LLC made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde Financial LLC, Westamerica Bancorporation and Redwood Empire. Any estimates contained in the analyses performed by Hovde Financial LLC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Hovde Financial LLC opinion was among several factors taken into consideration by the Redwood Empire board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Redwood Empire board or Redwood Empire management with respect to the fairness of the merger consideration.

      The following is a summary of the material analyses presented by Hovde Financial LLC to the Redwood Empire board on August 13, 2004, in connection with its opinion. The summary is not a complete description of the analyses underlying the Hovde Financial LLC opinion or the presentation made by Hovde Financial LLC to the Redwood Empire board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis in the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde Financial LLC did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde Financial LLC. The tables alone are not a complete description of the financial analyses.

      Statement of Offer Analysis. Hovde Financial LLC compared the offer value to Redwood Empire’s trailing twelve-months GAAP net income, MRQ earnings annualized, YTD earnings annualized, 2004 calendar-year estimated GAAP net income, as estimated by Redwood Empire, book value, tangible book value, tangible book value to core deposits premium, and premium-to-market of Redwood Empire Bancorp common stock. Based on the price per share of $28.74 for Redwood Empire Bancorp common stock, and taking into consideration the in-the-money value of Redwood Empire options resulting in an aggregate offer value of $147,959,445. In case of a Lake County Divestiture the implied maximum price adjustment for Redwood Empire would be a price per share of $28.44 for Redwood Empire Bancorp common stock, and taking into consideration the in-the-money value of Redwood Empire options resulting in an aggregate offer value of $146,370,702. Based on these aggregate offer values, Hovde Financial LLC observed that the implied transaction multiples to Redwood Empire were as follows:

		Maximum
		Potential Price
Deal Value Calculation	Current Terms	Adjustment

Total Deal Value (Actual)	$147,959,444.79	$146,370,702.39
Deal Value per Share	$28.74	$28.44

	Jun. 30, 2004	Acquisition		Acquisition
Price-to-Earnings Multiples	Data	Multiple		Multiple

LTM Earnings	$6,991	21.2	x	20.9x
MRQ Earnings Annualized ($1.85 million)	$7,404	20.0	x	19.8x
YTD Earnings Annualized ($3.53 million)	$7,078	20.9	x	20.7x
12/31/04 Budgeted Earnings	$8,191	18.1	x	17.9x
Price-to-Book Value
Total Common Equity	$28,268	523.42%		517.80%
Price-to-Tangible Book Value
Total Goodwill	$674
Total Tangible Equity	$27,594	536.20%		530.44%
Price-to-Tangible Book Value Core Deposit Premium
% of Jumbo Deposits	16.04%
Total Deposits	$453,043
Total Core Deposits (excluding jumbo deposits)	$380,375	31.64%		31.23%
Premium-to-Market Analysis
REBC Stock Price	$24.52	17.21%		15.99%
REBC Stock Price — 20-Day Average	$24.02	19.65%		18.40%

      Premium to Market Analysis Based on Redwood Empire’s Historical Trading Valuation. Hovde Financial LLC reviewed the merger consideration premium to Redwood Empire Bancorp common stock price at different intervals during the period commencing January 6, 2004, using the 5-day, 10-day, 20-day, 30-day, 45-day, 60-day and 90-day average closing price of Redwood Empire Bancorp common stock during such period. Using such average closing prices, Hovde observed that the premium to Redwood Empire Bancorp common stock was as follows:

	Redwood Empire	Premium to
	Average	Average
	Closing Price	Trading Price

Last trading day	$24.52	17.21%
Last 5 Trading Days	$24.56	17.02%
Last 10 Trading Days	$24.30	18.27%
Last 20 Trading Days	$24.07	19.40%
Last 30 Trading Days	$23.96	19.95%
Last 45 Trading Days	$23.78	20.86%
Last 60 Trading Days	$23.86	20.45%
Last 90 Trading Days	$24.51	17.26%

      Using such average closing prices, Hovde Financial LLC observed that the premium to Redwood Empire Bancorp common stock based on the maximum potential price adjustment for the Lake County Divestiture was as follows:

	Redwood Empire	Premium to
	Average	Average
	Closing Price	Trading Price

Last trading day	$24.52	15.99%
Last 5 Trading Days	$24.56	15.80%
Last 10 Trading Days	$24.30	17.04%
Last 20 Trading Days	$24.07	18.16%
Last 30 Trading Days	$23.96	18.70%
Last 45 Trading Days	$23.78	19.60%
Last 60 Trading Days	$23.86	19.20%
Last 90 Trading Days	$24.51	16.03%

      Stock Trading History Analysis. Hovde Financial LLC reviewed the history of the reported trading prices of Redwood Empire’s common stock and Westamerica Bancorporation’s common stock and the relationship between the movements in the prices of Redwood Empire’s common stock and Westamerica Bancorporation’s common stock to movements in certain stock indices, including the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index, the Standard & Poor’s 500 Index, and the DJIA. Hovde Financial LLC noted that during the one-year period ended August 2, 2004, Redwood Empire’s common stock underperformed the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index, the Standard & Poor’s 500 Index and the DJIA. Within the same one-year period, Hovde Financial LLC observed that Westamerica Bancorporation’s common stock outperformed the NASDAQ Bank and Thrift Index, the Standard & Poor’s 500 Index and the DJIA and underperformed the Russell 2000 Financial Services Index. Hovde concluded by stating that Westamerica’s common stock outperformed Redwood Empire’s common stock from August 2, 2003 to August 2, 2004.

	Beginning Index	Ending Index
	Value on	Value on
	August 2, 2003	August 2, 2004

Redwood Empire	100.00%	103.03%
Westamerica Bancorporation	100.00%	115.96%
Nasdaq Bank and Thrift Index	100.00%	114.06%
Russell 2000 Financial Services Index	100.00%	116.58%
S&P 500 Index	100.00%	112.60%
DJIA	100.00%	110.81%

      Hovde Financial LLC noted that during the five-year period ended August 2, 2004, Redwood Empire’s common stock outperformed the NASDAQ Bank and Thrift Index, the Russell 2000 Financial Services Index, the Standard & Poor’s 500 Index and the DJIA. Within the same five-year period, Hovde observed that Westamerica’s common stock outperformed the Standard & Poor’s 500 Index and the DJIA and underperformed the NASDAQ Bank and Thrift Index and the Russell 2000 Financial Services Index. Hovde Financial LLC concluded by stating that Redwood Empire’s common stock outperformed Westamerica’s common stock from August 2, 1999 to August 2, 2004.

	Beginning Index	Ending Index
	Value on	Value on
	August 2, 1999	August 2, 2004

Redwood Empire	100.00%	252.26%
Westamerica Bancorporation	100.00%	150.93%
Nasdaq Bank and Thrift Index	100.00%	157.40%
Russell 2000 Financial Services Index	100.00%	153.02%
S&P 500 Index	100.00%	83.33%
DJIA	100.00%	95.62%

      Selected Transaction Analysis. As part of its analysis, Hovde Financial LLC reviewed comparable mergers involving banks located in California (the “California Merger Group”) announced since January 1, 2004, in which the seller had assets between $100 million and $1.25 billion, the Western Region (the “Western Region Group”) announced since January 1, 2003, in which the seller had assets between $150 million and $1.25 billion, and Nationwide (the “Nationwide Merger Group”) announced since January 1, 2004, in which the seller had assets between $400 million and $1.0 billion.

      The California Merger Group consisted of the following 15 transactions:

Buyer Short Name	Seller Short Name

American River Bankshares	Bank of Amador
Community Bancorp Inc.	Cuyamaca Bank NA
Boston Private Financial	Encino State Bank
BNP Paribas Group	USDB Bancorp
North Valley Bancorp	Yolo Community Bank
Umpqua Holdings Corp.	Humboldt Bancorp
Hanmi Financial Corp.	Pacific Union Bank
First Community Bancorp	Harbor National Bank
Pacific Capital Bancorp	Pacific Crest Capital
UnionBanCal Corp.	Business Bancorp
Humboldt Bancorp	California Independent
Boston Private Financial	First State Bancorp
1867 Western Financial Corp.	Central Valley Bancorp
First Community Bancorp	Verdugo Banking Company
Western Sierra Bancorp	Central Sierra Bank

      The Western Merger Group consisted of the following 13 transactions:

Buyer Short Name	Seller Short Name

Boston Private Financial	Encino State Bank
Columbia Banking System Inc.	Bank of Astoria
BNP Paribas Group	USDB Bancorp
Umpqua Holdings Corp.	Humboldt Bancorp
Heartland Financial USA Inc.	Rocky Mountain Bancorp
Hanmi Financial Corp.	Pacific Union Bank
First Community Bancorp	Harbor National Bank
Pacific Capital Bancorp	Pacific Crest Capital
UnionBanCal Corp.	Business Bancorp
Humboldt Bancorp	California Independent
Boston Private Financial	First State Bancorp
1867 Western Financial Corp.	Central Valley Bancorp
First Community Bancorp	Verdugo Banking Company

      The Nationwide Merger Group consisted of the following 8 transactions:

Buyer Short Name	Seller Short Name

Fulton Financial Corp.	First Washington Financial
National City Corp.	Wayne Bancorp Inc.
Southwest Bancorp. of Texas	Klein Bancshares Inc.
TierOne Corp.	United Nebraska Financial
South Financial Group Inc.	Florida Banks Inc.
Sun Bancorp Inc.	Community Bancorp of NJ
BMO Financial Group	New Lenox Holding Co.
South Financial Group Inc.	CNB Florida Bancshares Inc.

      Hovde Financial LLC calculated the medians for the following relevant transaction ratios in the California Merger Group, the Western Merger Group, and the Nationwide Merger Group:

•	the multiple of the merger consideration to the acquired company’s earnings for the 12 months preceding the announcement date of the transaction;

•	the tangible book value premium to core deposits;

•	the multiple of the merger consideration to the acquired company’s book value; and

•	the multiple of the merger consideration to the acquired company’s tangible book value.

      Hovde Financial LLC used the medians of these multiples for the California Merger Group, the Western Merger Group, and the Nationwide Merger Group to estimate an implied transaction value involving Redwood Empire. These values and the corresponding multiples were then compared to the value of the consideration expressed in the merger agreement. In calculating the multiples for the merger, Hovde Financial LLC used earnings for the last twelve months at June 30, 2004, core deposits, consisting of total deposits net of CDs greater than $100,000, and common equity and tangible equity for Redwood Empire. The table below shows the results of this analysis comparing the multiples based on the merger agreement versus the implied multiples to Redwood Empire based on the medians of the corresponding group’s multiples.

				Tangible
	Implied	LTM		Book Prem.
	Aggregate	Net		to Core	Common	Tangible
	Deal Value	Income		Deposits	Equity	Equity

	(In millions)
Redwood (Stated)	$148.00	21.2	x	31.64%	523.42%	536.20%
Redwood (Potential Divestiture)	$146.40	20.9	x	31.23%	517.80%	530.44%
California Merger Group	—	22.3	x	18.52%	257.61%	265.92%
Western Merger Group	—	20.6	x	19.01%	257.61%	265.92%
Nationwide Merger Group	—	23.3	x	19.86%	311.92%	313.92%

      Discounted Cash Flow Analysis. Hovde Financial LLC estimated the discounted present value of Redwood Empire by using estimated 2004-2008 aggregate GAAP earnings estimates prepared by Hovde Financial LLC of $8.1 million, $9.0 million, $9.9 million, $10.9 million and $11.9 million, respectively, and 2004-2008 annual dividends of $4.1 million, $4.5 million, $5.0 million, $5.5 million and $6.0 million, respectively. In arriving at the terminal value of Redwood Empire’s earnings stream at the end of 2008, Hovde Financial LLC assumed a terminal earnings value multiple at a range of 14.0, 15.0, 16.0, 17.0 and 18.0. The terminal values were then discounted, along with annual dividends for 2004-2008, using a range of discount rates of 12.0%, 13.0%, 14.0% and 15.0% to arrive at the present value for Redwood Empire. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Redwood Empire Bancorp common stock. These analyses and their underlying assumptions yielded a range of value for Redwood Empire of approximately $99.8 million to $140.1 million based on the earnings approach.

      Financial Implications to Redwood Empire Shareholders. Hovde Financial LLC prepared an analysis of the financial implications to the holders of Redwood Empire Bancorp common stock. This analysis indicated the level of accretion to estimated cash earnings per share, GAAP earnings per share, book value per share, tangible book value per share and dividends per share that a stockholder of Redwood Empire would achieve on a pro forma equivalent basis, assuming a Redwood Empire share is converted entirely into Westamerica common stock. The table below summarizes these results:

	% Accretion — Dilution (Stated Offer)

	2004	2005	2006	2007	2008

Cash Earnings per Share	8.9%	8.7%	17.2%	26.3%	36.4%
GAAP Earnings per Share	6.9%	6.8%	15.6%	25.0%	35.3%
Book Value per Share	32.0%	33.3%	35.8%	39.3%	43.9%
Tangible Book Value per Share	(3.4)%	3.0%	9.7%	16.9%	24.4%
Dividends per Share	(24.9)%	(25.1)%	(19.4)%	(12.4)%	(5.5)%

	% Accretion — Dilution (Potential Divestiture)

	2004	2005	2006	2007	2008

Cash Earnings per Share	7.8%	7.5%	16.0%	24.9%	35.0%
GAAP Earnings per Share	5.8%	5.7%	14.3%	23.7%	33.8%
Book Value per Share	30.3%	31.7%	34.1%	37.7%	42.2%
Tangible Book Value per Share	(4.3)%	2.0%	8.7%	15.7%	23.2%
Dividends per Share	(25.7)%	(25.9)%	(20.3)%	(13.3)%	(6.5)%

      Comparative Shareholder Rates of Return. Hovde Financial LLC presented an analysis of comparative theoretical shareholder returns in several scenarios, including (1) Redwood Empire remaining independent; (2) Redwood Empire being acquired in 2008; (3) Redwood Empire merging with Westamerica Bancorporation under the terms of the agreement; and (4) Redwood Empire merging with Westamerica Bancorporation under the terms of the agreement, but assuming a Redwood Empire share is converted entirely into Westamerica Bancorporation common stock, and the pro forma company in turn being acquired in 2008. This analysis, which was based on the net present value of projected dividend streams and projected common stock valuations, using historical operating and acquisition price-to-earnings and price-to-book value multiples, indicated total shareholder returns of 16.77% if Redwood Empire remained independent, 20.00% if Redwood Empire were acquired in 2008, 42.72% (42.68% if a maximum potential divestiture were to occur) if Redwood Empire merged with Westamerica Bancorporation, and 50.62% (50.59% if a maximum potential divestiture were to occur) if Redwood Empire merged with Westamerica and the pro forma company in turn were acquired in 2008.

      Contribution Analysis. Hovde Financial LLC prepared a contribution analysis showing percentages of assets, loans, deposits, equity and tangible equity at June 30, 2004, the LTM net income and the estimated 2004 net income on GAAP basis that would be contributed to the combined company on a pro forma basis by Redwood Empire and Westamerica. These contribution percentages were compared to the approximately 5.08% of the pro forma common shares outstanding that holders of Redwood Empire common stock would own under the current structure, or 5.03% under the maximum potential price adjustment for the divestiture, and 8.19% of the pro forma common shares outstanding that holders of Redwood Empire common stock would own if all Redwood Empire shares were converted entirely into Westamerica common stock or 8.11% under the maximum potential price adjustment for the divestiture.

	Redwood Empire	Westamerica
	Contribution	Contribution

Balance Sheet
Assets	10.05%	89.95%
Net Loans	15.55%	84.45%
Deposits	11.44%	88.56%
Common Equity	7.89%	92.11%
Tangible Common Equity	8.23%	91.77%
Income Statement
LTM Net Income — GAAP	6.70%	93.30%
2004 Calendar-year Estimated Net Income — GAAP	7.52%	92.48%

      Comparison Analysis of Westamerica and Selected Publicly Traded Reference Companies. As part of its analysis, Hovde Financial LLC reviewed and compared publicly available financial data, market information and trading multiples for Westamerica with 10 other selected publicly traded bank holding reference companies that were based in the Western Region with assets between $1 billion and $10 billion (the “Western Peer Group”).

Institution Name	Ticker	State

Bank of Hawaii Corporation	BOH	HI
CVB Financial Corp.	CVBF	CA
East West Bancorp, Inc.	EWBC	CA
First Community Bancorp	FCBP	CA
Frontier Financial Corporation	FTBK	WA
Greater Bay Bancorp	GBBK	CA
Mid-State Bancshares	MDST	CA
Pacific Capital Bancorp	PCBC	CA
UCBH Holdings, Inc.	UCBH	CA
Umpqua Holdings Corporation	UMPQ	OR

      For the Western Peer Group, Hovde Financial LLC analyzed, among other things, stock price as a multiple of earnings for the last twelve months, and estimated fiscal year 2004 earnings per share, book value per share, and tangible book value per share. All multiples were based on closing stock prices as of August 2, 2004. Estimated earnings per share for the reference companies were based on First Call consensus estimates. The following table sets forth the median and average multiples indicated by the market analysis of the Western Peer Group:

				Price/	Price/	Price/	Price/
			Stock	Book	Tang. Bk	LTM	2004E
			Price	Value	Value	EPS	EPS
Institution Name	Ticker	State	($)	(%)	(%)	(x)	(x)

Bank of Hawaii Corporation	BOH	HI	45.560	341.53	360.18	16.6	15.4
CVB Financial Corp.	CVBF	CA	20.880	359.38	396.52	18.6	17.4
East West Bancorp, Inc.	EWBC	CA	34.350	408.44	447.82	25.4	23.7
First Community Bancorp	FCBP	CA	40.260	185.44	NA	19.7	18.2
Frontier Financial Corporation	FTBK	WA	33.890	270.90	278.65	15.7	15.0
Greater Bay Bancorp	GBBK	CA	26.090	214.20	332.64	16.1	14.9
Mid-State Bancshares	MDST	CA	24.460	210.86	265.86	17.1	16.9
Pacific Capital Bancorp	PCBC	CA	27.820	292.23	NA	15.0	14.5
UCBH Holdings, Inc.	UCBH	CA	39.100	402.68	514.61	24.4	22.5
Umpqua Holdings Corporation	UMPQ	OR	22.830	200.09	396.62	18.7	17.3
	Average			288.58	374.11	18.7	17.6
	Median			281.57	378.35	17.9	17.1
Westamerica Bancorporation	WABC	CA	50.940	490.75	526.11	19.4	17.5

      No company used as comparison in the above analysis is identical to Westamerica Bancorporation. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

      Other Factors and Analyses. Hovde Financial LLC took into consideration various other factors and analyses, including but not limited to: historical market prices and trading volumes for Westamerica Bancorporation’s common stock; movements in the common stock of selected publicly traded companies; movements in the S&P 500 Index and the NASDAQ Composite Index; and analyses of the weighted average costs of capital of selected publicly traded companies.

      Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde Financial LLC determined that the aggregate merger consideration was fair from a financial point of view to the Redwood Empire shareholders.

Information Regarding Hovde Financial LLC

      The Redwood Empire board of directors selected Hovde Financial LLC to act as its financial advisor and render a fairness opinion regarding the proposed merger because Hovde Financial LLC is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and because it is familiar with Redwood Empire, its business and its industry. Hovde Financial LLC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

      Pursuant to a letter agreement dated April 30, 2004, in addition to the $20,000 Initial Retainer and the $50,000 Fairness Opinion Fee, Redwood Empire has agreed to pay Hovde Financial LLC a financial advisory fee at closing of the proposed merger equal to 1.0 percent of the aggregate value of the merger consideration. In addition, Redwood Empire has agreed to reimburse Hovde Financial LLC for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Hovde Financial LLC and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Hovde Financial LLC may actively trade in the securities of Redwood Empire or Westamerica for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Regulatory Approvals Required

      The merger is subject to approval by the FRB under the Bank Merger Act. This law provides that no transaction may be approved that would result in a monopoly or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly or which in any other manner might restrain trade, unless it is determined that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting a review of any application for approval, the FRB is required to consider the financial and managerial resources and future prospects of the banks concerned, their compliance with laws intended to detect and combat money laundering, and the convenience and needs of the community to be served. An application may be denied if it is determined that the financial or managerial resources of the acquiring entity are inadequate.

      A transaction approved by the FRB may not be consummated for 30 days after the approval. The FRB may reduce the waiting period to 15 days if the Department of Justice has not provided comment on the application. During this waiting period, the Department of Justice may commence legal action challenging the transaction under the antitrust laws. If, however, the Justice Department does not commence a legal action during the waiting period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of Section 2 of the Sherman Antitrust Act.

      The Bank Merger Act provides for the publication of notice and the opportunity for administrative hearings relating to the applications for approval and authorize the FRB to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, intervention could substantially delay the regulatory approvals required for consummation of the merger.

      The merger must also be approved by the California Commissioner of Financial Institutions under the California Financial Code. The factors that the Commissioner will consider in determining whether to grant its approval include the competitive effects of the merger, the convenience and needs of the community, Westamerica Bancorporation’s financial condition, the fairness of the merger to the depositors, creditors and shareholders of the parties and the competence, experience and integrity of Westamerica Bancorporation’s management.

      One factor considered by the FRB under the Bank Merger Act is the probable effect of the proposed merger on competition for banking services in the communities served by the two banks. Westamerica Bank and National Bank of the Redwoods together hold approximately 33% of all FDIC-insured deposits in Lake County. Under tests used by the FRB and the Department of Justice to measure effects on competition, the percentage of deposits that Westamerica would hold in Lake County following completion of the merger in relation to the number of remaining depository institutions and their relative market shares may exceed levels permitted by the FRB and the Department of Justice, unless Westamerica can demonstrate mitigating factors in current competition or promises to mitigate the effect of the merger by divesting certain deposits in Lake County.

      Based on current precedents, Redwood Empire Bancorp and Westamerica Bancorporation believe that the merger will be approved by the appropriate regulatory agencies and will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that the regulatory agencies or the Department of Justice will concur in this assessment or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Redwood Empire Bancorp or Westamerica Bancorporation or that those agencies will not effectively require Westamerica to divest some or all of the deposits of National Bank of the Redwoods in Lake County. Such divestiture could cause the merger consideration to be reduced by up to $0.30 per share.

Nasdaq Listing

      The shares of Westamerica Bancorporation common stock to be issued in the merger will be included for listing on Nasdaq.

Interests of Certain Officers and Directors in the Merger

      In considering the recommendation of the Redwood Empire Bancorp board of directors with respect to the merger, you should be aware that the executive officers and directors of Redwood Empire Bancorp have interests in the merger and have arrangements that are different from, or in addition to, those of the Redwood Empire Bancorp shareholders generally. The Redwood Empire Bancorp board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger and to recommend that the Redwood Empire Bancorp shareholders vote in favor of the merger.

      Share ownership. As of November 10, 2004, the record date, the directors and executive officers of Redwood Empire Bancorp beneficially owned an aggregate of 217,582 shares of Redwood Empire Bancorp common stock, including 160,079 shares subject to presently exercisable options.

      Stock option plans. As a result of the execution of the merger agreement, all outstanding stock options under Redwood Empire Bancorp’s stock option plans shall become vested and exercisable if the holder of such options has not terminated his or her employment with Redwood Empire Bancorp before the effective date of the merger. Any options not exercised prior to completion of the merger will be converted into options to purchase Westamerica Bancorporation common stock on economically equivalent terms.

      The following chart shows the number of vested and unvested options held by each director and executive officer of Redwood Empire Bancorp as of the record date for the meeting, the value of these options assuming merger consideration of $28.74 per share, and the value of the unvested options that are accelerated due to the merger:

		Unvested Shares			Value of Unvested
		Included in the			Options Accelerated
	Total Shares	Total Shares	Weighted	Value of Options	as a Result of
	Subject to	Subject to	Average	at $28.74	the Merger at
Name	Options	Options	Exercise Price	per Share	$28.74 per Share

John H. Brenengen	6,250	3,437	$16.88	$74,125	$40,762
Stephen A. Fleming	50,000	37,500*	25.41	166,500	124,875
Dana R. Johnson	26,160	7,664	12.55	423,530	124,080
Patrick W. Kilkenny	76,500	—	5.55	1,774,035	—
Mark H. Rodebaugh	4,750	3,625	20.17	40,707	31,066
Gregory J. Smith	19,150	6,568	13.29	295,867	101,475
William B. Stevenson	51,250	3,437	7.32	1,097,775	73,620
David B. Warner	1,000	1,000	23.00	5,740	5,740
Kim C. McClaran	1,500	750	20.03	13,065	6,532

*	Gives effect to 12,500 options that will vest on December 1, 2004.

      Redwood Empire Bancorp’s director severance policy. Under Redwood Empire Bancorp’s director severance policy, Redwood Empire Bancorp has agreed to pay a severance benefit equal to one year of fees to each non-employee director following the merger.

      The following chart shows the amount payable to each non-employee director under the Redwood Empire Bancorp director severance policy:

Name	Amount

John H. Brenengen	$16,000
Dana R. Johnson	90,000
Mark H. Rodebaugh	16,000
Gregory J. Smith	4,000
William B. Stevenson	23,500
David B. Warner	4,000

      Employment and Compensation Agreements. Redwood Empire Bancorp has the following agreements with directors and executive officers containing change in control compensation provisions which could be triggered as a result of the merger:

      Under the Change of Control Agreement dated May 1, 2004 by and between Redwood Empire Bancorp and Kim C. McClaran, Ms. McClaran is entitled to receive one time her current annual base salary or the annual base salary in effect on the date of the merger, whichever is greater, if, within two years after the merger:

•	Ms. McClaran’s employment with Redwood Empire is terminated and her annual compensation and/or fringe benefits are reduced by 10% or more from the levels in effect on the date of the merger; or

•	Ms. McClaran’s duties, responsibilities and authority are materially modified from those of her current position or those of the position that she held on the date of the merger; or

•	Ms. McClaran is required to relocate to work at a location more than 30 miles from her present office location on the date of the merger.

      Redwood Empire Bancorp expects that, as a result of the merger, Ms. McClaran will become entitled to a payment under this agreement equal to one time her annual base salary at the time of the merger. As of the record date for the meeting this payment would be approximately $110,000.

      Under the Executive Salary Continuation Agreement between Patrick W. Kilkenny and Redwood Empire Bancorp dated as of November 1, 1993, as amended, upon notice of merger, Mr. Kilkenny may elect to terminate his employment within 90 days of the notice and receive an amount equal to two times his annual base salary. In addition, if, within two years after the merger, Mr. Kilkenny’s employment is terminated, his compensation or authority is materially reduced, or he is required to relocate, Mr. Kilkenny is entitled to receive an amount equal to two times his current annual base salary or his base salary at the time of the merger whichever is greater. Redwood Empire Bancorp expects that, as a result of the merger, Mr. Kilkenny will become entitled to a payment under this agreement equal to two times his annual base salary at the time of the merger. As of the record date for the meeting this payment would be approximately $490,228.

      At Westamerica Bancorporation’s request, Mr. Kilkenny has agreed to enter into a consulting agreement with Westamerica Bancorporation upon completion of the merger. His duties under the agreement will be to assist Westamerica Bancorporation in the areas of employee retention, customer retention, operation of the Redwood Merchant Services card-processing division and community relations. The agreement will have a term of one year, but, except with respect to the card processing division, Mr. Kilkenny may terminate this agreement early on six months’ notice. Westamerica Bancorporation will pay Mr. Kilkenny at an annual rate of $245,000 plus benefits for his consulting services.

      Under the Salary Continuation Agreement by and between National Bank of the Redwoods and Stephen A. Fleming dated April 14, 2004, upon the merger, National Bank of the Redwoods must pay Mr. Fleming the greater of (a) the disability benefit set forth in this agreement; or (b) the amount determined by vesting Mr. Fleming in 10% of the normal retirement benefit for every completed year of employment commencing as of his date of hire until he is 100% vested in the normal retirement benefit. As of the record date of the meeting, this amount was $43,827.

      Under the Employment Agreement effective December 1, 2003, between National Bank of the Redwoods and Stephen A. Fleming, as amended, if, within two years after the merger Mr. Fleming’s employment is terminated without cause, or is terminated by Mr. Fleming following a reduction in his compensation, benefits, title or responsibilities, or a relocation of his principal office of more than 40 miles, Mr. Fleming will be entitled to a severance payment equal to two times his base annual salary as of the date of such termination and a pro-rated bonus for the portion of the year during which his employment was terminated, based on the previous year’s bonus award. Redwood Empire Bancorp expects that, as a result of the merger, Mr. Fleming will become entitled to a payment equal to two times his annual base salary at the time of the merger plus a pro-rated bonus for the portion of the year in which the merger occurs. As of the record date for the meeting this payment would be approximately $472,500.

      Under the Redwood Empire Bancorp Director Compensation Agreement by and between Redwood Empire and Dana R. Johnson dated April 20, 2004, as amended, if Mr. Johnson is terminated within 24 months of the merger, he will be entitled to a payment of $400,000. Redwood Empire Bancorp expects that, as a result of the merger, Mr. Johnson will become entitled to a payment equal to $400,000 under this agreement. In connection with the merger, Mr. Johnson has agreed to place in escrow the amount of his severance payments that could constitute a “Golden Parachute” payment if Mr. Johnson were deemed to be an “officer” for purposes of the Golden Parachute tax rules in sections 280G and 4999 of the Internal Revenue Code pending a request for a pre-filing ruling and/or or private letter ruling from the Internal Revenue Service that the payment of the escrowed payment to Mr. Johnson will not result in the disallowance of the deduction under section 280G of the Internal Revenue Code. If Mr. Johnson receives an unfavorable ruling, then the escrowed payment will be distributed to Westamerica Bancorporation. If Mr. Johnson is unable to obtain a ruling on this matter, the escrowed payment may be distributed to Mr. Johnson if Mr. Johnson indemnifies Westamerica Bancorporation against the disallowance of the deduction under section 280G of the Internal Revenue Code. As of the record date for the meeting, Redwood Empire Bancorp estimates that the amount of this escrowed payment would be approximately $280,000.

      Summary chart of maximum possible payments to Redwood Empire Bancorp directors and executive officers upon the merger. The following chart shows the maximum possible payment from all sources to each Redwood Empire Bancorp director and executive officer as a result of the merger:

	Value of Unvested
	Options Accelerated as a
	Result of the Merger	Redwood Empire	Change in
	Based on $28.74	Bancorp Director	Control
Name	per Share	Severance Policy	Agreements	Total

John H. Brenengen	$40,762	$16,000	$—	$56,762
Stephen A. Fleming	124,875	—	516,327	641,202
Dana R. Johnson	124,080	90,000	400,000	614,080
Patrick W. Kilkenny	—	—	490,228	490,228
Mark H. Rodebaugh	31,066	16,000	—	47,066
Gregory J. Smith	101,475	4,000	—	105,475
William B. Stevenson	73,620	23,500	—	97,120
David B. Warner	5,740	4,000	—	9,740
Kim C. McClaran	6,532	—	110,000	116,532
Total	$508,150	$153,500	$1,516,555	$2,178,205

Accounting Treatment

      The merger will be subject to the purchase method of accounting. Under this method of accounting, Redwood Empire Bancorp’s assets and liabilities will be reflected on Westamerica Bancorporation’s future financial statements at their fair market values, and the excess of the aggregate merger consideration above the fair market value of acquired assets and liabilities will be reflected as goodwill or other identifiable intangibles. Intangibles must be valued annually and any impairment written off at the time of the determination of impairment. Intangibles such as those based on core deposits will be amortized over their estimated lives.

Certain United States Federal Income Tax Consequences

      The following summary discusses certain anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Redwood Empire Bancorp common stock that holds such shares as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service, which we refer to in this proxy statement/ prospectus as the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws, including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Redwood Empire Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, holders who are not U.S. persons as defined in Section 7701(a)(30) of the Internal Revenue Code, persons that are, or hold their Redwood Empire Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their Redwood Empire Bancorp common stock through the exercise of an employee stock option or otherwise as compensation. In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation.

      No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. However, it is a condition to the consummation of the merger that Redwood Empire Bancorp and Westamerica Bancorporation will have received opinions from their respective counsel that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. These tax opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The tax opinions will be subject to certain assumptions and qualifications and will be based in part on the truth and accuracy of certain representations of Redwood Empire Bancorp, National Bank of the Redwoods, Westamerica Bancorporation and Westamerica Bank. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

      The ability of counsel to render the tax opinions described above will depend upon the law and the facts existing at the effective time of the merger. It is a condition to the obligation of each of Redwood Empire and WestAmerica Bancorporation to complete the merger that it receive an opinion described above from its respective counsel, and therefore if either counsel is unable to render the opinion described above the merger will not occur unless Redwood Empire and/or WestAmerica Bancorporation, as the case may be, waives satisfaction of such condition to the closing. For example, Redwood Empire and Westamerica Bancorporation may not be able to obtain opinions if, as a result of a dramatic decline in the value of Westamerica Bancorporation common stock, the fair market value of the shares of Westamerica Bancorporation common stock on the date of the merger is not sufficient to satisfy the “continuity of interest” requirement applicable to transactions intended to qualify as reorganizations under the Code, which generally requires that a substantial part of the total fair market value of all the merger consideration be comprised of stock issued by the acquiring corporation to shareholders of the acquired corporation. If either counsel is unable to render the opinion but Redwood Empire and/or Westamerica Bancorporation, as the case may be, waives satisfaction of such condition and the merger is completed, and if it is determined that the merger in fact did not satisfy the “continuity of interest” requirement, the merger would be fully taxable to Redwood Empire stockholders and to Redwood Empire.

Redwood Empire Bancorp shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger to them, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

      Redwood Empire Bancorp and Westamerica Bancorporation expect that the merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. As a result, Redwood Empire Bancorp and Westamerica Bancorporation expect that the merger will have the following U.S. federal income tax consequences:

•	A Redwood Empire shareholder that exchanges all of its Redwood Empire Bancorp common stock for a combination of Westamerica Bancorporation common stock and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received in the merger and (2) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the Westamerica Bancorporation common stock received in the merger over (b) the Redwood Empire shareholder’s aggregate tax basis in its Redwood Empire Bancorp common stock surrendered in exchange therefor. Any gain recognized will be capital gain, and further will be long-term capital gain if the Redwood Empire shareholder’s holding period for its Redwood Empire Bancorp common stock is more than one year as of the date of the exchange, unless the Redwood Empire shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary dividend income to the extent of the holder’s ratable share of Redwood Empire’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether an Redwood Empire shareholder’s receipt of cash has the effect of a distribution of a dividend, the Redwood Empire shareholder will be treated as if it first exchanged all of its Redwood Empire Bancorp common stock solely in exchange for Westamerica Bancorporation common stock and then Westamerica immediately redeemed a portion of that stock for the cash that the holder actually received in the merger. Receipt of cash will generally not have the effect of a distribution of a dividend to the Redwood Empire shareholder if such receipt is, with respect to such holder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Internal Revenue Code. The IRS has indicated in rulings that any reduction in the interest of a minority stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain treatment rather than dividend treatment. In determining the interest of a stockholder in a corporation, certain constructive ownership rules must be taken into account.

•	A Redwood Empire shareholder who receives cash in lieu of a fractional share of Westamerica Bancorporation common stock will generally be treated as first having received such fractional share pursuant to the merger with a tax basis and holding period determined under the rules described below and then as having received cash in redemption of that fractional share. Subject to the discussion above regarding possible dividend treatment, a Redwood Empire stockholder will generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received in redemption of the fractional share and the portion of the stockholder’s aggregate adjusted tax basis allocable thereto.

•	A Redwood Empire shareholder’s aggregate tax basis in the Westamerica common stock received in the merger will be equal to the stockholder’s aggregate tax basis in its Redwood Empire Bancorp common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized.

•	A Redwood Empire shareholder’s holding period for Westamerica common stock received in the merger will include the holding period of the Redwood Empire Bancorp common stock surrendered in the merger.

•	No gain or loss will be recognized by Redwood Empire or Westamerica as a result of the merger, and Westamerica Bancorporation will succeed to the basis and the holding period of the assets of Redwood Empire.

      If the merger fails to qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code, each Redwood Empire Bancorp shareholder would recognize taxable gain or loss with respect to each share of Redwood Empire Bancorp stock surrendered equal to the difference between the holder’s tax basis in that share and the sum of the cash and the fair market value, as of the effective time of the merger, of the Westamerica Bancorporation common stock received in exchange for that share. In that event, a stockholder’s aggregate basis in the Westamerica Bancorporation common stock so received would equal its fair market value and the shareholder’s holding period for that stock would begin on the day after the effective time of the merger. In addition, Redwood Empire Bancorp would be treated as if it had made a taxable sale or exchange of all of its assets.

      For federal tax purposes, the highest marginal tax rate on ordinary income for non-corporate taxpayers is generally 35%, while long term capital gains (which for this purpose includes certain “qualifying dividend income”) are subject to a maximum 15% tax rate (reduced to 5% for individuals in the 10% or 15% tax bracket). The highest marginal tax rate for corporations is 35% on both ordinary income and capital gain. The deductibility of capital losses is subject to limitations.

      In general, a Redwood Empire Bancorp shareholder receiving cash in the merger will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply if the exchanging Redwood Empire Bancorp shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS Form W-9). Certain holders, including, among others, U.S. corporations, are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging Redwood Empire Bancorp shareholder will be creditable against the Redwood Empire Bancorp shareholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS. Redwood Empire Bancorp shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Dissenters’ Rights of Appraisal

      You may be given the opportunity to exercise dissenters’ rights in connection with the merger: such rights will be available only if demands for payment under that California statute are made, as described below, by the holders of 5% or more of the outstanding shares of Redwood Empire Bancorp common stock. The procedures for you to obtain dissenters’ rights are set forth in Chapter 13 of the California General

Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters’ rights as they are being made available to you. For purposes of convenience, please simply assume that the transaction is one which would give rise to the exercise of dissenters’ rights by Redwood Empire Bancorp shareholders, and all remaining procedures and requirements of the law are applicable. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Sections 1300-1304 of Chapter 13, which are attached as Annex C. If you wish to exercise dissenters’ rights or wish to preserve the right to do so you should carefully read Annex C. You must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters’ rights may be lost.

      If the merger is consummated, if you elect to exercise your dissenters’ rights and you perfect your rights in a timely and proper fashion in accordance with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the “fair market value” of your shares. Chapter 13 provides that fair market value shall be determined as of August 25, 2004, the business day before the public announcement of the merger. Redwood Empire Bancorp believes the fair market value of its stock is $25.99 as of August 25, 2004, which is the last reported sales price on the Nasdaq National Market as of that date.

      You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of Redwood Empire Bancorp must be purchased by Redwood Empire Bancorp from a dissenting shareholder if all applicable requirements are complied with, but only if demands are made for payment with respect to 5% or more of the outstanding shares of Redwood Empire Bancorp common stock.

      This 5% limitation does not apply to shares which are subject to a restriction on transfer imposed by Redwood Empire Bancorp or by any law or regulation. Redwood Empire Bancorp is not aware of any restriction on transfer of any of their respective shares of common stock except restrictions which may be imposed upon shareholders who are deemed to be “affiliates” of Redwood Empire Bancorp as that term is used in the Securities Act of 1933, as amended (the “Securities Act”). Those shareholders who believe there is some restriction affecting their shares should consult with their own counsel as to the nature and extent of any dissenters’ rights they may have. In addition, Redwood Empire Bancorp is required to purchase dissenting shares only if the following conditions are satisfied:

•	You must have shares of Redwood Empire Bancorp common stock outstanding as of the record date of the shareholder’s meeting;

•	You must vote the shares against the merger. It is not sufficient to abstain from voting. However, you may abstain as to part of your shares or vote part of those shares for the merger without losing the right to exercise dissenters’ rights with respect to those shares which were voted against the merger; and

•	If you voted against the merger and you wish to have Redwood Empire purchase those shares that were voted by you against the merger, you must make a written demand to have Redwood Empire purchase those shares of common stock for cash at their fair market value. The demand must include the information specified below and must be received by Redwood Empire or its transfer agent no later than the date of the shareholders’ meeting at which the shareholder may vote such shares.

      If you return a proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the merger, your shares will automatically be voted in favor of the merger and you will lose your dissenters’ rights.

      If the merger is approved by the Redwood Empire Bancorp shareholders, Redwood Empire Bancorp will have 10 days after the approval to mail those shareholders who voted against the merger and who made a timely demand for purchase, assuming that the holders of 5% or more of the Redwood Empire Bancorp shares made such demand, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Redwood Empire Bancorp must state the price it determines represents the fair market value of the dissenting shares. This notice will constitute an offer by Redwood Empire Bancorp to purchase the dissenting shares at the price stated. Additionally, Redwood Empire Bancorp must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters’ rights.

      A written demand is essential for dissenters’ rights. Chapter 13 requires you to specify in the written demand the number of shares you hold of record that you are demanding that Redwood Empire Bancorp purchase from you. In the written demand, you must also include a statement of the amount you claim to be the fair market value of those shares as of the business day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is Redwood Empire Bancorp’s position that this day is August 25, 2004. You may take the position in the written demand that a different date is applicable. This demand constitutes an offer by you to sell the dissenting shares at the price stated.

      In addition to the requirements of the provisions of Chapter 13 of the California Corporations Code described herein, Westamerica Bancorporation and Redwood Empire Bancorp recommend that you comply with the following conditions to ensure that the demand is properly executed and delivered.

•	The demand should be sent by registered or certified mail, return receipt requested.

•	The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

•	A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

•	Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Redwood Empire so requests, furnish written proof of his or her capacity and authority to sign the demand.

      A shareholder may not withdraw a demand for payment without the consent of Redwood Empire Bancorp.

      Under California law, a demand by a shareholder is not effective for any purpose unless it is received by Redwood Empire Bancorp or its transfer agent, no later than the date of the shareholders’ meeting at which such shares are entitled to be voted.

      Within 30 days after the date on which Redwood Empire Bancorp mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Redwood Empire Bancorp at the office it designates in the notice of approval. Redwood Empire Bancorp will stamp or endorse the certificates with a statement that the shares are dissenting shares or Redwood Empire Bancorp will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Redwood Empire Bancorp common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

      If Redwood Empire Bancorp and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between Redwood Empire Bancorp and the dissenting shareholder. Redwood Empire Bancorp will pay the fair value of the dissenting shares within 30 days after Redwood Empire Bancorp and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Redwood Empire Bancorp’s duty to pay is subject to your surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Redwood Empire Bancorp to purchase its outstanding shares.

      If Redwood Empire Bancorp denies that the shares surrendered are dissenting shares, or Redwood Empire Bancorp and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county of California requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights will be lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed the price offered to the shareholder, Redwood Empire Bancorp will be required to pay such costs. If the fair market value is determined to exceed 125% of the price offered to the shareholder, the court may also require, at its discretion, that Redwood Empire Bancorp pay attorneys’ fees, fees of expert witnesses and interest.

      This summary has already described certain situations where shareholders of Redwood Empire Bancorp will cease to have dissenters’ appraisal rights. In addition to the situations described above, you will cease to have dissenters’ appraisal rights if:

•	Redwood Empire abandons the merger, in which case Redwood Empire will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys’ fees incurred in such proceedings;

•	you surrender your shares for conversion into shares of another class;

•	you transfer your dissenting shares before submitting them to Redwood Empire for endorsement; or

•	you withdraw your demand for the purchase of the dissenting shares with the consent of Redwood Empire.

      Any demands, notices, certificates or other documents required to be delivered to Redwood Empire Bancorp may be sent to:

Redwood Empire Bancorp
111 Santa Rosa Avenue
Santa Rosa, California 95404
Attention: Corporate Secretary

      It is a condition to completion of the merger that holders of not more than 9% of the outstanding shares of Redwood Empire Bancorp common stock demand and perfect dissenters’ rights. Each holder of Redwood Empire Bancorp common stock who becomes entitled pursuant to provisions of applicable law to payment for his or her dissenting shares shall receive payment therefor from Westamerica Bancorporation and such shares of Redwood Empire Bancorp common stock shall be canceled. After completion of the merger, Westamerica Bancorporation will assume the rights and obligations of Redwood Empire Bancorp with respect to the exercise of an payment for dissenters’ rights.

Resales of Westamerica Bancorporation Common Stock

      The shares of Westamerica Bancorporation common stock to be issued to shareholders of Redwood Empire Bancorp in the merger have been registered under the Securities Act, so these shares may be freely traded without restriction by persons who will not be affiliates of Westamerica Bancorporation after the merger and who were not affiliates of Redwood Empire Bancorp on the date of the special meeting. All directors and certain officers of Redwood Empire Bancorp and holders of 10% or more of the outstanding shares of Redwood Empire Bancorp common stock may be considered to have been affiliates of Redwood Empire Bancorp. Those persons may resell shares of Westamerica Bancorporation common stock to be received by them in the merger only if the shares are registered for resale under the Securities Act or an exemption from such registration under the Securities Act is available. Those persons may be permitted to resell the Westamerica Bancorporation shares under the safe harbor provisions of Rule 145 under the Securities Act, and Rule 144 in the case of persons who become affiliates of Westamerica Bancorporation, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Redwood Empire Bancorp or Westamerica Bancorporation generally include individuals or entities that control, are controlled by, or are under common control with, Redwood Empire Bancorp or Westamerica Bancorporation, and may include certain officers and directors of such entities as well as principal shareholders of Redwood Empire Bancorp or Westamerica Bancorporation. We encourage any such person to obtain advice of securities counsel before reselling any Westamerica Bancorporation shares.

      At the time the parties signed the merger agreement, each person deemed by Westamerica to be affiliates of Redwood Empire Bancorp executed and delivered a written agreement to the effect that such person will not offer or sell or otherwise dispose of any Westamerica Bancorporation common stock received in the merger in violation of the Securities Act or the rules and regulations thereunder.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement/ prospectus as Annex A. The merger agreement is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement in its entirety.

Structure of the Merger; Effective Time

      The merger agreement contemplates the merger of Redwood Empire Bancorp with and into Westamerica Bancorporation. Westamerica Bancorporation will be the surviving corporation in the merger and will continue its corporate existence under California law. The merger will become effective upon the filing with the California Secretary of State of a duly executed merger agreement and officers’ certificates required by Section 1103 of the California General Corporation Law unless a different time is provided in the merger agreement. The closing of the merger will take place on a date to be specified by the parties, which will be the earliest practicable day after satisfaction of all of the conditions required by the merger agreement, unless another time or date is agreed to in writing by Westamerica Bancorporation and Redwood Empire Bancorp. If the closing would otherwise occur in December 2004 or January 2005, Westamerica Bancorporation may elect to defer the closing until the first business day of February 2005 or as soon as practicable after that date. The merger agreement may be terminated by either Westamerica Bancorporation or Redwood Empire Bancorp if, among other reasons, the merger is not consummated on or before May 25, 2005. See “— Conditions to the completion of the merger” and “— Termination.”

Conversion of Redwood Empire Bancorp Common Stock

      If you are a shareholder of Redwood Empire Bancorp common stock as of the effective time of the merger, each share of Redwood Empire Bancorp common stock will be converted into the right to receive $28.74, consisting of $11.49 in cash and $17.25 in Westamerica Bancorporation common stock, valued at its average closing price for the 20 trading days ending three business days before the effective date of the merger, subject to certain adjustments. Your shares of Redwood Empire Bancorp common stock will no longer be outstanding and will be automatically canceled and retired and will cease to exist. Your stock certificate previously representing shares of Redwood Empire Bancorp common stock will be exchanged for a certificate representing whole shares of Westamerica Bancorporation common stock.

      The number of shares of Westamerica Bancorporation common stock into which the stock portion of each share of Redwood Empire Bancorp common stock shall be converted is equal to the following, in each case rounded to four decimal places:

•	if the Westamerica average closing price is not less than $45.4950 and not more than $55.6050, a fraction (a) the numerator of which is $17.25 and (b) the denominator of which is the Westamerica average closing price, as defined below;

•	if the Westamerica average closing price is greater than $55.6050, a fraction (a) the numerator of which is $17.25 and (b) the denominator of which is $55.6050.

•	if the Westamerica average closing price is less than $45.4950, a fraction (a) the numerator of which is $17.25 and (b) the denominator of which is $45.4950.

      “Westamerica average closing price” means the average of the closing prices of Westamerica Bancorporation common stock quoted on the Nasdaq National Market as reported in The Wall Street Journal on each of the last 20 trading days on which trades in Westamerica Bancorporation’s shares occur ending on the day which is the day prior to two business days prior to the effective date, whether or not trades occurred on those days, rounded to four decimal places.

      As a result of the above formula, and assuming no adjustment as a result of a required divestiture of deposits, if the Westamerica average closing price is between $45.4950 and $55.6050, the exchange ratio will be a fraction of a share that, when multiplied by the Westamerica average closing price, will produce a stock portion of $17.25; if the Westamerica average closing price is higher than $55.6050, the exchange ratio will be fixed at 0.3102 and the value of the stock portion will be higher than $17.25; if the Westamerica average closing price is lower than $45.4950, the exchange ratio will be fixed at 0.3792 and the value of the stock portion will be less than $17.25. The merger agreement may be terminated by the board of directors of Redwood Empire Bancorp if Westamerica’s average closing price is less than $40.44. The merger agreement may be terminated by the board of directors of Westamerica Bancorporation if Westamerica’s average closing price is greater than $60.66.

      For example:

•	if the Westamerica average closing price is $52.50, then the stock portion exchange ratio would have a numerator of $17.25 and a denominator of $52.50; the stock portion exchange ratio would therefore be 0.3286; the stock portion exchange ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3286 multiplied by $52.50 or $17.25, and the merger consideration would consist of a cash portion of $11.49 plus a stock portion of $17.25 for a total of $28.74;

•	if the Westamerica average closing price is $57.50, then the stock portion exchange ratio would have a numerator of $17.25 and a denominator of $55.6050; the stock portion exchange ratio would therefore be 0.3102; the stock portion exchange ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3102 multiplied by $57.50 or $17.84, and the merger consideration would consist of a cash portion of $11.49 plus a stock portion of $17.84 for a total of $29.33;

•	if the Westamerica average closing price is $42.50, then the stock portion exchange ratio would have a numerator of $17.25 and a denominator of $45.4950; the stock portion exchange ratio would therefore be 0.3792; the stock portion exchange ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3792 multiplied by $42.50 or $16.12, and the merger consideration would equal a cash portion of $11.49 plus a stock portion of $16.12 for a total of $27.61.

      However, if Westamerica Bancorporation is required by any condition of a governmental approval to divest deposits of either National Bank of the Redwoods or Westamerica Bank in Lake County, California, then the stock and cash portions of the merger consideration and the aggregate per share merger consideration shall be reduced in accordance with the following table:

		Adjusted Merger Consideration Per Share

If the volume of deposits that		Up to	Over $10 Million	Over $20 Million	Over
Westamerica is required to divest in	Initial Value	$10 Million	to $20 Million	to $30 Million	$30 Million
Lake County is:
Stock portion	$17.25	$17.19	$17.16	$17.10	$17.07
Cash portion	11.49	11.45	11.43	11.39	11.37
Merger consideration	28.74	28.64	28.59	28.49	28.44

and references above to “$11.49,” “$17.25” and “$28.74” will be deemed to be references to the applicable reduced values in the table above.

      The following tables illustrate the exchange ratio and the market value that Redwood Empire Bancorp shareholders would receive for each share of Redwood Empire Bancorp common stock based on certain assumptions and the changes in the exchange ratio that would take effect if certain of the adjustments described above were to be made. No assurance can be given that the actual value of each share of Westamerica Bancorporation common stock upon completion of the merger will be equal to the average closing price used to determine the exchange ratio. “Per share amount” means the exchange ratio multiplied by the assumed value of one share of Westamerica Bancorporation common stock.

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock (in increments of 5% above and below $50.55 and rounded to the nearest cent):

Assuming No Adjustment from Divestiture of Deposits

		Value of Stock Portion		Value of Merger
Westamerica Average		Based on		Consideration Based on
Closing Price is	Exchange Ratio	Average Closing Price	Cash Portion	Average Closing Price

$40.4400	0.3792	$15.33	$11.49	$26.82
42.9675	0.3792	16.29	11.49	27.78
45.4950	0.3792	17.25	11.49	28.74
48.0225	0.3592	17.25	11.49	28.74
50.5500	0.3412	17.25	11.49	28.74
53.0775	0.3250	17.25	11.49	28.74
55.6050	0.3102	17.25	11.49	28.74
58.1325	0.3102	18.03	11.49	29.52
60.6600	0.3102	18.82	11.49	30.31

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock, assuming a required divestiture of up to $10 million in deposits in Lake County:

Assuming Divestiture of up to $10 Million in Deposits

		Value of Stock Portion		Value of Merger
Westamerica Average		Based on Average		Consideration Based on
Closing Price is	Exchange Ratio	Closing Price	Cash Portion	Average Closing Price

$40.4400	0.3778	$15.28	$11.45	$26.73
42.9675	0.3778	16.24	11.45	27.69
45.4950	0.3778	17.19	11.45	28.64
48.0225	0.3580	17.19	11.45	28.64
50.5500	0.3401	17.19	11.45	28.64
53.0775	0.3239	17.19	11.45	28.64
55.6050	0.3091	17.19	11.45	28.64
58.1325	0.3091	17.97	11.45	29.42
60.6600	0.3091	18.75	11.45	30.30

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock, assuming a required divestiture of more than $10 million but not more than $20 million in deposits in Lake County:

Assuming Divestiture of More Than $10 Million up to $20 Million in Deposits

		Value of Stock Portion		Value of Merger
Westamerica Average		Based on		Consideration Based on
Closing Price is	Exchange Ratio	Average Closing Price	Cash Portion	Average Closing Price

$40.4400	0.3772	$15.25	$11.43	$26.68
42.9675	0.3772	16.21	11.43	27.64
45.4950	0.3772	17.16	11.43	28.59
48.0225	0.3573	17.16	11.43	28.59
50.5500	0.3395	17.16	11.43	28.59
53.0775	0.3233	17.16	11.43	28.59
55.6050	0.3086	17.16	11.43	28.59
58.1325	0.3086	17.94	11.43	29.42
60.6600	0.3086	18.72	11.43	30.30

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock, assuming a required divestiture of more than $20 million up to $30 million in deposits in Lake County:

Assuming Divestiture of More Than $20 Million up to $30 Million in Deposits

		Value of Stock Portion		Value of Merger
Westamerica Average		Based on		Consideration Based on
Closing Price is	Exchange Ratio	Average Closing Price	Cash Portion	Average Closing Price

$40.4400	0.3759	$15.20	$11.39	$26.59
42.9675	0.3759	16.15	11.39	27.54
45.4950	0.3759	17.10	11.39	28.49
48.0225	0.3561	17.10	11.39	28.49
50.5500	0.3383	17.10	11.39	28.49
53.0775	0.3222	17.10	11.39	28.49
55.6050	0.3075	17.10	11.39	28.49
58.1325	0.3075	17.88	11.39	29.27
60.6600	0.3075	18.65	11.39	30.04

      The following table shows the effect on the exchange ratio and the value of the merger consideration of changes in the average closing price of Westamerica Bancorporation common stock, assuming a required divestiture of more than $30 million in deposits in Lake County:

Assuming Divestiture of More Than $30 Million in Deposits

		Value of Stock Portion		Value of Merger
Westamerica Average		Based on		Consideration Based on
Closing Price is	Exchange Ratio	Average Closing Price	Cash Portion	Average Closing Price

$40.4400	0.3752	$15.17	$11.37	$26.54
42.9675	0.3752	16.12	11.37	27.49
45.4950	0.3752	17.07	11.37	28.44
48.0225	0.3555	17.07	11.37	28.44
50.5500	0.3377	17.07	11.37	28.44
53.0775	0.3216	17.07	11.37	28.44
55.6050	0.3070	17.07	11.37	28.44
58.1325	0.3070	17.85	11.37	29.22
60.6600	0.3070	18.62	11.37	29.99

      On November 10, 2004, the last reported sale price for Westamerica Bancorporation common stock was $60.11. The average closing price maybe be higher or lower than this amount. The merger may be terminated by the board of directors of Redwood Empire Bancorp if Westamerica’s average closing price is less than $40.44. The merger may be terminated by the board of directors of Westamerica Bancorporation if Westamerica’s average closing price is greater than $60.66.

      You will not receive any fractional shares of Westamerica Bancorporation common stock. If you are entitled to a fraction of a share of Westamerica Bancorporation common stock you will, instead, receive an amount in cash. The cash amount will be equal to the average closing price used to determine the exchange ratio, multiplied by the fraction of a share of Westamerica Bancorporation common stock to which you would otherwise been entitled. You will not be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. In the event Westamerica Bancorporation pays, declares or otherwise effects a stock split, reverse stock split, reclassification or stock dividend or stock distribution with respect to Westamerica Bancorporation common stock between the date of the merger agreement and the effective time of the merger, appropriate adjustments will be made to the average Westamerica Bancorporation closing price of Westamerica Bancorporation common stock.

      We encourage you to review this text in the merger agreement for this full description of the adjustments that are possible.

Options

      At the effective time of the merger, each person holding one or more options to acquire Redwood Empire Bancorp common stock which are exercisable or become exercisable immediately before the proposed merger will have the right to exercise any of these options immediately prior to the effective time. In addition, a person holding one or more options to acquire Redwood Empire Bancorp common stock will have the right to convert those options into a fully vested and exercisable option to purchase shares of Westamerica Bancorporation common stock on economically equivalent terms. The number of shares to be subject to the option to purchase shares of Westamerica Bancorporation common stock will be equal to the product of the number of shares of Redwood Empire Bancorp common stock subject to the original option and an exchange ratio applicable to options, rounded down to the nearest share. The exchange ratio applicable to options is a fraction, the numerator of which is the sum of (1) the cash portion of the merger consideration plus (2) the exchange ratio multiplied by the Westamerica average closing price as described above, and the denominator of which is the applicable denominator used in Section 2.1(c) of the merger agreement to determine the exchange ratio for the stock portion of the merger consideration. The exercise price per share of Westamerica

Bancorporation common stock under the new option will be equal to the exercise price per share of Redwood Empire Bancorp common stock under the original option divided by the exchange ratio applicable to options. The exercise price will be rounded up to the nearest cent. In the case of any options which are “incentive stock options,” as defined in Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of such options will be determined in order to comply with Section 424(a) of the Code. The duration and other terms of each new option will be the same as those of the original option that it replaces.

Exchange Agent; Exchange Procedure

      Westamerica Bancorporation has agreed to appoint Computershare Investor Services, LLC or its successor, or any other bank or trust company mutually acceptable to Redwood Empire Bancorp and Westamerica Bancorporation, as exchange agent for the purpose of exchanging certificates representing shares of Redwood Empire Bancorp common stock for certificates representing the Westamerica Bancorporation common stock that are to be issued in the merger. As soon as practicable after the effective time of the merger, upon the surrender of your Redwood Empire Bancorp shares certificate for cancellation, you will be entitled to receive a certificate representing the number of shares of Westamerica Bancorporation common stock determined in accordance with the merger agreement and a payment in cash for the cash portion of the merger consideration and cash in lieu of any fractional shares. Do not send in your certificates at this time. Please wait until you receive a transmittal letter with more specific instructions on exchanging your certificates.

      You will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of the shares of Westamerica Bancorporation common stock after the effective time of the merger until you surrender your certificate for shares of Redwood Empire Bancorp common stock. When you surrender your Redwood Empire Bancorp certificate, you will be paid, without interest, any dividends or other distributions on the shares of Westamerica Bancorporation common stock on which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which you surrendered your certificate for shares of Redwood Empire Bancorp common stock.

      If you would like your certificate for shares of Westamerica Bancorporation common stock to be issued in a name other than the name or names in which your exchanged Redwood Empire Bancorp certificate is registered, you will have to pay to the exchange agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such shares of Westamerica Bancorporation common stock in a name other than the registered holder of the exchanged Redwood Empire Bancorp certificate.

      The cash portion of the merger consideration, any cash to be paid instead of fractional shares and all dividends or distributions, if held by the exchange agent for payment or delivery to the holders of unsurrendered Redwood Empire Bancorp certificates representing shares of Redwood Empire Bancorp common stock and unclaimed at the end of one year from the effective time of the merger, will at that time be paid, together with any interest earned on those shares, or redelivered by the exchange agent to Westamerica Bancorporation. After that time, if you still have not surrendered your Redwood Empire Bancorp certificate, you must look as a general creditor only to Westamerica Bancorporation for payment or delivery of such amounts.

      Neither Westamerica Bancorporation nor Redwood Empire Bancorp will be liable to you for cash or shares or dividends or distributions thereon delivered to a public official under any applicable abandoned property, escheat or similar law.

Representations and Warranties

      In the merger agreement, Westamerica Bancorporation and Redwood Empire Bancorp make certain customary representations and warranties to one another, including those related to the following:

•	Incorporation, valid existence, authority to conduct business and authorization to enter into the merger agreement;

•	Corporate records;

•	Compliance with laws and regulations;

•	Valid execution and delivery of the merger agreement;

•	Securities laws filings;

•	Capital structure;

•	Accuracy of information in regulatory filings;

•	Accuracy of information in financial statements;

•	Community Reinvestment Act rating;

•	Filing of tax returns and payment of taxes;

•	Absence of material changes;

•	Compliance with ERISA;

•	Absence of material litigation;

•	Absence of facts preventing receipt of government approvals to merger;

•	Information in securities filings;

•	Accuracy in representations and warranties; and

•	Internal controls.

      Redwood Empire Bancorp makes additional representations concerning the following matters:

•	Equity ownership of subsidiaries;

•	Absence of undisclosed liabilities;

•	Absence of undisclosed indemnification agreements;

•	Title to properties and leases;

•	Identification of material contracts;

•	Disclosure of classified loans;

•	Absence of restrictions on investments;

•	Identification of certain employment benefits and contracts;

•	Absence of collective bargaining agreements;

•	Compensation of officers and employees;

•	Rights to intellectual property;

•	Disclosure of derivative transactions;

•	Disclosure of brokers and finders;

•	Status of insurance coverage and claims;

•	Loan loss policies;

•	Transactions with affiliates; and

•	Absence of brokered deposits.

Conduct of Business Pending the Merger

      In the merger agreement, Westamerica Bancorporation and Redwood Empire Bancorp make certain covenants. Each agrees to do the following:

•	Take further necessary actions to complete the merger;

•	Cooperate in preparing and filing a registration statement with the SEC to register the Westamerica Bancorporation common stock being offered to shareholders of Redwood Empire under this proxy statement/ prospectus;

•	Cooperate in obtaining all necessary government approvals;

•	Provide each other access to their financial statements;

•	Cooperate in the preparation of any press releases;

•	Coordinate with respect to the declaration of dividends;

•	Give each other notice of a breach of a representation, warranty or covenant in the merger agreement; and

•	Give prompt notice to the other of any material adverse change or other event that might prevent the merger from occurring.

      In the merger agreement, Redwood Empire Bancorp agrees to the following additional actions:

•	Conduct a shareholders meeting as promptly as reasonably practicable after the registration statement filed with the SEC to register the Westamerica Bancorporation common stock being offered to shareholders of Redwood Empire under this proxy statement/ prospectus becomes effective;

•	Delivery within 30 days’ of execution of the merger agreement support agreements signed by all directors of Redwood Empire;

•	Give Westamerica reasonable access to its properties, books and records;

•	Not create any new branches or enter into any new leases of real property;

•	Not make or approve any increase in the compensation payable or to become payable by Redwood Empire to some of its directors, officers, employees or agents;

•	Conduct its operations in the ordinary course of business;

•	Subject to continuing fiduciary duties, not solicit or knowingly encourage any sale or other disposition of 15% or more of the assets or equity shares of Redwood Empire;

•	Not change its employee benefit plans;

•	Not change its capital structure;

•	Not pay or declare any dividend except consistent with past practice;

•	Not change its accounting methods, except as required by generally accepted accounting principles;

•	Exercise commercially reasonable efforts to have all of its directors and certain shareholders enter into an “affiliate” agreement providing that they will comply with securities laws in the disposition of their stock received in the merger;

•	Exercise best efforts to have all of its directors enter into noncompetition or nonsolicitation agreements;

•	Consult with Westamerica before making certain credit decisions;

•	Continue its internal asset review process in accordance with certain specified procedures;

•	Notify Westamerica promptly after certain loan classification decisions;

•	Make accounting adjustments as Westamerica may reasonably request immediately before completion of the merger;

•	Use commercially reasonable efforts to obtain third party consents where failure to obtain them would reasonably be expected to have a material adverse effect on Redwood Empire or Westamerica; and

•	Conduct a cash reconciliation just before the completion of the merger.

      In the merger agreement, Westamerica Bancorporation agrees to the following additional actions:

•	Reserve, issue and register its common stock to be issued to the shareholder and optionholders of Redwood Empire as set forth in the merger agreement and to cause such share to be approved for listing on the Nasdaq National Market;

•	Not solicit or knowingly encourage any sale or other disposition of 15% or more of the assets or equity shares in Westamerica unless the proposal is conditioned upon the completion of the merger or would not materially interfere with the completion of the merger;

•	Provide continuing indemnification to the directors and officers of Redwood Empire;

•	Allow employees of Redwood Empire to retain credit for length of service for employee benefit purposes; and

•	Not intentionally take any action which would disqualify the merger as a tax-free reorganization under the Internal Revenue Code.

Conditions to Completion of the Merger

      Westamerica Bancorporation’s obligation to complete the merger is subject to satisfaction of the following conditions:

•	The representations and warranties of Redwood Empire shall be materially accurate;

•	Redwood Empire will have performed its obligations under the merger agreement;

•	Redwood Empire will not have suffered any material adverse change since December 31, 2003;

•	Receipt of approval by the shareholders of Redwood Empire, with the total number of shares of Redwood Empire Bancorp common stock held by persons who have demanded and perfected dissenters’ rights not exceeding 9% of the outstanding shares of Redwood Empire Bancorp common stock;

•	Receipt of an officer’s certificate signed on behalf of Redwood Empire by its president/chief executive officer and its chief financial officer;

•	Receipt of a customary legal opinion of Redwood Empire’s counsel;

•	The absence of any legal impediment or burdensome condition to completion of the merger;

•	Receipt of an order from the SEC declaring the registration statement of Westamerica effective;

•	Receipt of all required consents and approvals from governmental authorities and third parties;

•	Receipt of an opinion that the merger will qualify as a tax-free reorganization under the Internal Revenue Code;

•	Receipt of Redwood Empire’s most recently prepared unaudited financial statements not later than five business days prior to the effective date;

•	Receipt of an undertaking letter signed by certain shareholders of Redwood Empire agreeing to vote their Redwood Empire shares of common stock in favor of the merger and to provide irrevocable proxies to Westamerica for this purpose;

•	Redwood Empire will have shareholders’ equity equal to at least $23,531,400, after deduction of actual and estimated merger-related expenses of approximately $3,823,600, net of the related tax benefit, plus $515,000 per month from May 31, 2004, through the month-end preceding the completion of the merger, except that if Westamerica elects to defer the closing of the merger until February 2005, as provided in the merger agreement, and Redwood Empire met this shareholder equity requirement when certain conditions to the merger have been satisfied, then this equity requirement will be deemed to have been satisfied for the time period thereafter;

•	Redwood Empire’s performing loans will equal or exceed $400,000,000 and its non-interest bearing deposits will equal or exceed $100,000,000, except that if Westamerica Bancorporation elects to defer the closing of the merger until February 2005, as provided in the merger agreement, and Redwood Empire met these loans and deposits requirements when certain conditions to the merger have been satisfied, then these loans and deposits requirements will be deemed to have been satisfied for the time period thereafter;

•	Receipt of an accountant’s assurance letter from Crowe Chizek and Company LLC with respect to the financial statements of Redwood Empire;

•	Redwood Empire will be in compliance with all requirements arising from its most recent safety and soundness examination; and

•	Each director of Redwood Empire will have signed and delivered noncompetition or nonsolicitation agreements to Westamerica within 30 days of the execution of the merger agreement.

      The obligation of Redwood Empire to complete the merger is subject to satisfaction of the following conditions:

•	The representations of Westamerica will be accurate;

•	Westamerica will have performed its obligations under the merger agreement;

•	Westamerica will not have suffered any material adverse change since December 31, 2003;

•	Receipt of an officer’s certificate signed on behalf of Westamerica by its chief financial officer;

•	Receipt of approval by the shareholders of Redwood Empire;

•	Receipt of a customary legal opinion of Westamerica’s counsel;

•	Receipt of an order from the SEC declaring the registration statement of Westamerica effective;

•	Receipt of all required consents and approvals from governmental authorities;

•	Receipt of an opinion that the merger will qualify as a tax-free reorganization under the Code;

•	No legal impediment to the merger will have arisen, and no litigation, proceeding or investigation shall be pending or threatened before any governmental agency relating to the merger;

•	Receipt of a fairness opinion from its financial advisor which is not revoked before mailing of this proxy statement/ prospectus.

Extension; Waiver

      At any time prior to the closing of the merger, the parties, by action taken or authorized by each of their board of directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to it, and (3) waive compliance with any of the agreements or conditions contained in the merger agreement. To “waive” means to give up rights. Any agreement on the part of a party to the merger agreement to any such extension or waiver shall be valid only if in the form of a written instrument signed on by such party.

Termination

      The merger agreement may be terminated under the following circumstances:

•	by mutual consent of the parties’ boards of directors;

•	by either party on or after May 25, 2005, if the conditions to completion of the merger are not satisfied through no fault of the terminating party;

•	by Westamerica Bancorporation if on or after May 25, 2005, any conditions to completion of the merger have not been fulfilled, or, such unfulfilled conditions have been waived by Westamerica Bancorporation and Redwood Empire fails to complete the merger;

•	by Redwood Empire if on or after May 25, 2005, any conditions to completion of the merger have not been fulfilled, or, such unfulfilled conditions have been waived by Redwood Empire and Westamerica Bancorporation fails to complete the merger;

•	By Westamerica Bancorporation or Redwood Empire upon the failure of the shareholders of Redwood Empire to give the requisite approval of the merger at the duly convened Redwood Empire shareholders’ meeting;

•	By either party upon a material breach of the merger agreement by the other party if the breaching party has not cured the breach within 60 days after written notice from the nonbreaching party;

•	by either party if any government approval required for the merger has been denied and such denial has become final and nonappealable or any governmental agency of competent jurisdiction has issued a final nonappealable order permanently enjoining or prohibiting the merger;

•	By Westamerica Bancorporation if Redwood Empire shall have breached in any material respect any of its obligations not to solicit, encourage or facilitate a competing proposal;

•	By Redwood Empire if Westamerica shall have failed to comply with its obligation not to solicit any merger, sale, or other agreement with a third party that would interfere with the merger;

•	By Westamerica if the board of directors of Redwood Empire fails to recommend approval of the merger at the Redwood Empire shareholders’ meeting, or withdraws or modifies or qualifies, or proposed to do so, in a manner adverse to Westamerica its favorable recommendation of the merger or recommends any competing transaction to the shareholders of Redwood Empire or takes any action or made any other statement in connection with the meeting or the merger having such effect;

•	By Redwood Empire if its board of directors in the exercise of its fiduciary duties and after consulting with its financial adviser and counsel, determines that a competing proposal is superior to the merger and determines to pursue the competing proposal, provided that Redwood Empire is obligated to pay Westamerica Bancorporation a termination fee of $4,500,000 at the time of such a termination;

•	By Westamerica if its board of directors in the exercise of its fiduciary duties and after consulting with a financial adviser and counsel, determines that a competing proposal that would impair Westamerica’s ability to complete the merger with Redwood Empire is superior to the merger and determines to pursue the competing proposal, provided that Westamerica is obligated to pay Redwood Empire a termination fee of $4,500,000 at the time of such a termination;

•	by Westamerica if its average closing price is above $60.66, and by Redwood Empire if Westamerica’s average closing price is below $40.44.

Expenses; Termination Fee

      If Redwood Empire Bancorp enters into, solicits or encourages a competing transaction or if the board of directors of Redwood Empire Bancorp fails to recommend the merger, Westamerica Bancorporation may terminate the merger and Redwood Empire Bancorp will be liable for a break-up fee of $4,500,000. If Westamerica Bancorporation enters into a competing transaction that precludes Westamerica Bancorporation from completing the merger, Redwood Empire Bancorp may terminate the merger and Westamerica Bancorporation will be liable for a break-up fee of $4,500,000.

Amendment

      The merger agreement may be amended by the parties at any time prior to the effective time without the approval of the shareholders of Redwood Empire Bancorp. However, the amendment of any terms relating to the form or amount of consideration to be delivered to the Redwood Empire Bancorp shareholders would require the approval of the Redwood Empire Bancorp shareholders.

OPERATIONS FOLLOWING THE MERGER

      Immediately upon completion of the merger, Redwood Empire Bancorp will merge with and into Westamerica Bancorporation, National Bank of the Redwoods will merge with and into Westamerica Bank and branches of National Bank of the Redwoods will either become or be consolidated with branches of Westamerica Bank.

      Although we cannot assure you that any specific level of cost savings will be achieved or as to the timing thereof, Westamerica Bancorporation has advised that it currently expects the surviving corporation to achieve certain cost savings in combined operations following completion of the merger. Westamerica Bancorporation expects to achieve savings through consolidation of certain branch offices and through elimination of certain executive and back-office positions.

INFORMATION ABOUT WESTAMERICA BANCORPORATION

General

      Westamerica Bancorporation is a bank holding company registered under the Bank Holding Company Act. The company was incorporated under the laws of the State of California as “Independent Bankshares Corporation” on February 11, 1972. Its headquarters are located at 1108 Fifth Avenue, San Rafael, California 94901, telephone number (415) 257-8000. Its principal administrative offices are located at 4550 Mangels Boulevard, Fairfield, California 94585-1200, and its telephone number is (707) 863-8000. Westamerica Bancorporation provides a full range of banking services to individual and corporate customers in Northern and Central California through its subsidiary bank, Westamerica Bank. The principal communities served are located in Northern and Central California, from Mendocino, Lake, Colusa and Nevada Counties in the North to Kern county in the South. Westamerica Bancorporation’s strategic focus is on the banking needs of small businesses. In addition, Westamerica Bancorporation also owns 100 percent of the capital stock of Community Banker Services Corporation, a company engaged in providing the Company and its subsidiaries data processing services and other support functions.

      Westamerica Bancorporation was incorporated under the laws of the State of California in 1972 as “Independent Bankshares Corporation” pursuant to a plan of reorganization among three previously unaffiliated Northern California banks. Westamerica Bancorporation operated as a multi-bank holding company until mid-1983, at which time the then six subsidiary banks were merged into a single bank named Westamerica Bank and the name of the holding company was changed to Westamerica Bancorporation.

      Westamerica Bancorporation acquired five additional banks within its immediate market area during the early to mid 1990’s. Under the terms of the merger agreements, Westamerica Bancorporation issued shares of its common stock in exchange for all of the outstanding shares of the acquired institutions. The subsidiary banks acquired were merged with and into Westamerica Bank. These business combinations were accounted for as a pooling-of-interests.

      In April, 1997, Westamerica Bancorporation acquired ValliCorp Holdings, Inc., parent company of ValliWide Bank, the largest independent bank holding company headquartered in Central California. The acquisition became effective through the issuance of shares of Westamerica Bancorporation’s common stock in exchange for all of the outstanding shares of ValliCorp. The business combination was accounted for as a pooling-of-interests. ValliWide Bank was merged with and into Westamerica Bank.

      In August, 2000, Westamerica Bancorporation acquired First Counties Bank. The acquisition was valued at approximately $19.7 million and was accounted for using the purchase accounting method. The assets and liabilities of First Counties Bank were fully merged into Westamerica Bank in September 2000. First Counties Bank had $91 million in assets and offices in Lake, Napa, and Colusa Counties.

      In June of 2002 Westamerica Bancorporation acquired Kerman State Bank. The acquisition was valued at approximately $14.6 million and was accounted for using the purchase accounting method. The assets and liabilities of Kerman State Bank were fully merged into Westamerica Bank immediately upon consummation of the merger. Kerman State Bank had $95 million in assets and three offices in Fresno County.

      At June 30, 2004, Westamerica Bancorporation had consolidated assets of approximately $4.6 billion, deposits of approximately $3.5 billion and shareholders’ equity of approximately $329.8 million.

Certain Additional Business Risks

      Westamerica Bancorporation’s business, financial condition and operating results can be impacted by a number of factors including, but not limited to, those listed below, any one of which could cause Westamerica Bancorporation’s actual results to vary materially from recent results or from Westamerica Bancorporation’s anticipated future results.

      A portion of the loan portfolio of Westamerica Bancorporation is dependent on real estate. At December 31, 2003, real estate served as the principal source of collateral with respect to approximately 56%

of Westamerica Bancorporation’s loan portfolio. A worsening of current economic conditions, increased economic uncertainty created by the most recent terrorist attacks on the United States and the actions taken in response, or rising interest rates could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing loans and the value of the available for sale securities portfolio, as well as Westamerica Bancorporation’s financial condition and results of operations in general and the market value of Westamerica Bancorporation’s common stock. Acts of nature, including earthquakes and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact Westamerica Bancorporation’s financial condition.

      The earnings and growth of Westamerica Bancorporation are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. Such policies influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of Westamerica Bancorporation cannot be predicted. Additionally, state and federal tax policies can impact banking organizations.

      As a consequence of the extensive regulation of commercial banking activities in the United States, the business of Westamerica Bancorporation is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Westamerica Bancorporation.

      Westamerica Bancorporation is also subject to certain operations risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Westamerica Bancorporation maintains a system of internal controls to mitigate against such occurrences and maintains insurance coverage for such risks, but should such an event occur that is not prevented or detected by Westamerica Bancorporation’s internal controls, is not insured or is in excess of applicable insurance limits, it could have a significant adverse impact on Westamerica Bancorporation’s business, financial condition or results of operations.

      Shares of Westamerica Bancorporation common stock eligible for future sale could have a dilutive effect on the market for Westamerica Bancorporation common stock and could adversely affect the market price. The articles of incorporation of Westamerica Bancorporation authorize the issuance of 150 million shares of common stock of which approximately 34.2 million were outstanding at December 31, 2003 and two classes of one million shares each, denominated “Class B Common Stock” and “Preferred Stock”, respectively. Pursuant to its stock option plans, at December 31, 2003, Westamerica Bancorporation had exercisable options outstanding for 1.6 million shares. As of December 31, 2003, 1.4 million additional shares of Westamerica Bancorporation common stock remained available for grants under Westamerica Bancorporation’s stock option plans and stock purchase plan. Sales of substantial amounts of Westamerica Bancorporation common stock in the public market could adversely affect its market price of common stock.

Employees

      At December 31, 2003, Westamerica Bancorporation and its subsidiaries employed 1,066 full-time equivalent staff. Employee relations are believed to be good.

Branch Offices and Facilities

      Westamerica Bank is engaged in the banking business through 88 offices in 22 counties in Northern and Central California including 13 offices in Fresno County, 12 in Marin County, nine in Sonoma County, seven in Napa County, six each in Kern and Stanislaus Counties, five each in Lake, Contra Costa and Solano Counties, three each in Alameda and Sacramento Counties, two each in Mendocino, Nevada, Placer and Tulare Counties, and one each in Colusa, Merced, San Francisco, Tuolumne, Kings, Madera, and Yolo Counties. Westamerica Bank believes all of its offices are constructed and equipped to meet prescribed security requirements.

      Westamerica owns 30 branch office locations and one administrative facility and leases 68 facilities. Most of the leases contain multiple renewal options and provisions for rental increases, principally for changes in the cost of living index, property taxes and maintenance.

The Effect of Government Policy on Banking

      The earnings and growth of Westamerica Bancorporation are affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. Such policies influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of Westamerica Bancorporation cannot be predicted. Additionally, state and federal tax policies can impact banking organizations. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of Westamerica Bancorporation is particularly susceptible to being affected by the enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of Westamerica Bancorporation.

Regulation and Supervision of Bank Holding Companies

      The following is not intended to be an exhaustive description of the statutes and regulations applicable to Westamerica Bancorporation’s or the Westamerica Bank’s business. The description of statutory and regulatory provisions is qualified in its entirety by reference to the particular statutory or regulatory provisions.

      Moreover, major new legislation and other regulatory changes affecting Westamerica Bancorporation, Westamerica Bank, banking, and the financial services industry in general have occurred in the last several years and can be expected to occur in the future. The nature, timing and impact of new and amended laws and regulations cannot be accurately predicted.

      Westamerica Bancorporation is a bank holding company subject to the Bank Holding Company Act. Westamerica Bancorporation reports to, registers with, and may be examined by, the FRB. The FRB also has the authority to examine Westamerica Bancorporation’s subsidiaries. The costs of any examination by the FRB are payable by Westamerica Bancorporation.

      Westamerica Bancorporation is a bank holding company within the meaning of Section 3700 of the California Financial Code. As such, Westamerica Bancorporation and Westamerica Bank are subject to examination by, and may be required to file reports with, the Commissioner of Financial Institutions of the State of California.

      The FRB has significant supervisory and regulatory authority over Westamerica Bancorporation and its affiliates. The FRB requires Westamerica Bancorporation to maintain certain levels of capital. See “Capital Standards.” The FRB also has the authority to take enforcement action against any bank holding company such as Westamerica Bancorporation that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the FRB. See “Prompt Corrective Action and Other Enforcement Mechanisms.” Under the Bank Holding Company Act, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over a bank, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, Westamerica Bancorporation is required to obtain the prior approval of the FRB before it acquires, merges or consolidates with any bank or bank holding company. Any company seeking to acquire, merge or consolidate with Westamerica Bancorporation also would be required to obtain the prior approval of the FRB.

      Westamerica Bancorporation is generally prohibited under the Bank Holding Company Act from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of Westamerica Bancorporation. However, a bank holding company, with the approval of the FRB, may engage, or acquire the voting shares of companies engaged, in activities that the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh the possible adverse effects associated with such activity.

      A bank holding company may acquire banks in states other than its home state without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that Westamerica Bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state, or such lesser or greater amount set by state law. Banks may also merge across states lines, thereby creating interstate branches. Furthermore, a bank is now able to open new branches in a state in which it does not already have banking operations, if the laws of such state permit such de novo branching.

      Under California law, (a) out-of-state banks that wish to establish a California branch office to conduct core banking business must first acquire an existing five year old California bank or industrial bank by merger or purchase, (b) California state-chartered banks are empowered to conduct various authorized branch-like activities on an agency basis through affiliated and unaffiliated insured depository institutions in California and other states and (c) the commissioner is authorized to approve an interstate acquisition or merger that would result in a deposit concentration exceeding 30% if the Commissioner finds that the transaction is consistent with public convenience and advantage. However, a state bank chartered in a state other than California may not enter California by purchasing a California branch office of a California bank or industrial bank without purchasing the entire entity or by establishing a de novo California bank.

      The FRB generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements which might adversely affect a bank holding company’s financial position. Under the FRB policy, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. See the section entitled “Restrictions on dividends and other distributions” for additional restrictions on the ability of Westamerica Bancorporation and Westamerica Bank to pay dividends.

      Transactions between Westamerica Bancorporation and Westamerica Bank are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees, which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. Westamerica Bancorporation may only borrow from Westamerica Bank if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, Westamerica Bancorporation may not sell a low-quality asset to a depository institution subsidiary. Comprehensive amendments to federal regulations governing bank holding companies and change in bank control (Regulation Y) became effective in 1997, and are intended to improve the competitiveness of bank holding companies by, among other things: (a) expanding the list of permissible nonbanking activities in which well-run bank holding companies may engage without prior FRB approval, (b) streamlining the procedures for well-run bank holding companies to obtain approval to engage in other nonbanking activities and (c) eliminating most of the anti-tying restrictions prescribed for bank holding companies and their nonbank subsidiaries. Amended Regulation Y also provides for a streamlined and expedited review process for bank acquisition proposals submitted by well-run bank holding companies and eliminates certain duplicative reporting requirements when there has been a further change in bank control or in bank directors or officers after an earlier approved change. These changes to Regulation Y are subject to numerous qualifications, limitations and restrictions. In order for a bank holding company to qualify as “well-run,” both it and the insured depository institutions which it controls must meet the “well capitalized” and “well managed” criteria in Regulation Y.

      To qualify as “well capitalized,” the bank holding company must, on a consolidated basis: (a) maintain a total risk-based capital ratio of 10% or greater; (b) maintain a Tier 1 risk-based capital ratio of 6% or greater; and (c) not be subject to any order by the FRB to meet a specified capital level. Its lead insured depository institution must be well capitalized as that term is defined in the capital adequacy regulations of the applicable bank regulator, 80% of the total risk-weighted assets held by its insured depository institutions must be held by institutions which are well capitalized, and none of its insured depository institutions may be undercapitalized.

      To qualify as “well managed”: (a) each of the bank holding company, its lead depository institution and its depository institutions holding 80% of the total risk-weighted assets of all its depository institutions at their most recent examination or review must have received a composite rating, rating for management and rating for compliance which were at least satisfactory; (b) none of the bank holding company’s depository institutions may have received one of the two lowest composite ratings; and (c) neither the bank holding company nor any of its depository institutions during the previous 12 months may have been subject to a formal enforcement order or action.

      Transactions between Westamerica Bancorporation and Westamerica Bank are restricted under Regulation W, which became effective on April 1, 2003. The regulation codifies prior interpretations of the FRB and its staff under Sections 23A and 23B of the Federal Reserve Act. In general, subject to certain specified exemptions, a bank or its subsidiaries are limited in their ability to engage in “covered transactions” with affiliates: (a) to an amount equal to 10% of the bank’s capital and surplus, in the case of covered transactions with any one affiliate; and (b) to an amount equal to 20% of the bank’s capital and surplus, in the case of covered transactions with all affiliates. Westamerica Bancorporation is considered to be an affiliate of Westamerica Bank.

      A “covered transaction” includes, among other things, a loan or extension of credit to an affiliate; a purchase of securities issued by an affiliate; a purchase of assets from an affiliate, with some exceptions; and the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

      On March 11, 2000, the Gramm-Leach-Bliley Act (the “GLBA”), or the Financial Services Act of 1999 became effective. The GLBA repealed provisions of the Glass-Steagall Act, which had prohibited commercial banks and securities firms from affiliating with each other and engaging in each other’s businesses. Thus, many of the barriers prohibiting affiliations between commercial banks and securities firms have been eliminated.

      The Bank Holding Company Act was also amended by the GLBA to allow new “financial holding companies” (“FHCs”) to offer banking, insurance, securities and other financial products to consumers. Specifically, the GLBA amended section 4 of the Bank Holding Company Act in order to provide for a framework for the engagement in new financial activities. A bank holding company may elect to become a FHC if all its subsidiary depository institutions are well capitalized and well managed. If these requirements are met, a bank holding company may file a certification to that effect with the FRB and declare that it elects to become a FHC. After the certification and declaration is filed, the FHC may engage either de novo or though an acquisition in any activity that has been determined by the FRB to be financial in nature or incidental to such financial activity. Bank holding companies may engage in financial activities without prior notice to the FRB if those activities qualify under the new list of permissible activities in section 4(k) of the Bank Holding Company Act. However, notice must be given to the FRB within 30 days after a FHC has commenced one or more of the financial activities. Westamerica Bancorporation has not elected to become a FHC.

      Under the GLBA, Federal Reserve member banks, subject to various requirements, as well as national banks, are permitted to engage through “financial subsidiaries” in certain financial activities permissible for affiliates of FHCs. However, to be able to engage in such activities Westamerica Bank must also be well capitalized and well managed and have received at least a “satisfactory” rating in its most recent CRA examination. Westamerica Bancorporation cannot be certain of the effect of the foregoing recently enacted legislation on its business, although there is likely to be consolidation among financial services institutions and increased competition for Westamerica Bancorporation.

Bank Supervision and Regulation

      Westamerica Bank is a California state-chartered bank, is insured by the Federal Deposit Insurance Corporation (the “FDIC”) and is a member bank of the FRB. As such, Westamerica Bank is subject to regulation, supervision and regular examination by the California Department of Financial Institutions and the FRB. As a member bank of the FRB, Westamerica Bank’s primary federal regulator is the FRB. The regulations of these agencies affect most aspects of Westamerica Bank’s business and prescribe permissible types of loans and investments, the amount of required reserves, requirements for branch offices, the permissible scope of its activities and various other requirements.

      In addition to federal banking law, Westamerica Bank is also subject to applicable provisions of California law. Under California law, Westamerica Bank is subject to various restrictions on, and requirements regarding, its operations and administration including the maintenance of branch offices and automated teller machines, capital requirements, deposits and borrowings, stockholder rights and duties, and investment and lending activities.

      California law permits a state chartered bank to invest in the stock and securities of other corporations, subject to a state-chartered bank receiving either general authorization or, depending on the amount of the proposed investment, specific authorization from the Commissioner. The Federal Deposit Insurance Corporation Improvement Act (“FDICIA”), however, imposes limitations on the activities and equity investments of state chartered, federally insured banks. FDICIA also prohibits a state bank from engaging as a principal in any activity that is not permissible for a national bank, unless Westamerica Bank is adequately capitalized and the FDIC approves the activity after determining that such activity does not pose a significant risk to the deposit insurance fund. The FDIC rules on activities generally permit subsidiaries of banks, without prior specific FDIC authorization, to engage in those activities which have been approved by the FRB for bank holding companies because such activities are so closely related to banking as to be a proper incident thereto. Other activities generally require specific FDIC prior approval, and the FDIC may impose additional restrictions on such activities on a case-by-case basis in approving applications to engage in otherwise impermissible activities.

Capital Standards

      The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as certain loans.

      A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off balance sheet items.

      The federal banking agencies take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation is made as a part of the institution’s regular safety and soundness examination. The federal banking agencies also consider interest rate risk (when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off balance sheet position) in evaluation of a bank’s capital adequacy.

      As of December 31, 2003, Westamerica Bancorporation’s and Westamerica Bank’s respective ratios exceeded applicable regulatory requirements.

Prompt Corrective Action and Other Enforcement Mechanisms

      FDICIA requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law required each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

      Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified in the following categories based on the capital measures indicated below:

	Total	Tier 1
	Risk-Based	Risk-Based	Leverage
	Capital	Capital	Ratio

Well capitalized	10.00%	6.00%	5.00%
Adequately capitalized	8.00	4.00	4.00
Undercapitalized (less than)	8.00	4.00	4.00
Significantly undercapitalized (less than)	6.00	3.00	3.00
Critically undercapitalized
Tangible equity/ total assets (less than)	2.00

      An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

      In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a holding that Westamerica Bancorporation is unable to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding Westamerica Bancorporation.

Safety and Soundness Standards

      FDICIA also implemented certain specific restrictions on transactions and required federal banking regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, restricts the use of brokered deposits, limits the aggregate extensions of credit by a depository institution to an executive officer, director, principal shareholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts. The federal banking agencies may require an institution to submit to an acceptable compliance plan as well as have the flexibility to pursue other more appropriate or effective courses of action given the specific circumstances and severity of an institution’s noncompliance with one or more standards.

      Federal banking agencies require banks to maintain adequate valuation allowances for potential credit losses. Westamerica Bank has an internal staff that continually reviews loan quality and ultimately reports to its board of directors. This analysis includes a detailed review of the classification and categorization of problem loans, assessment of the overall quality and collectibility of the loan portfolio, consideration of loan loss experience, trends in problem loans, concentration of credit risk, and current economic conditions, particularly in Westamerica Bank’s market areas. Based on this analysis, management, with the review and approval of the Westamerica Bank board of directors, determines the adequate level of allowance required. The allowance is allocated to different segments of the loan portfolio, but the entire allowance is available for the loan portfolio in its entirety.

Restrictions on Dividends and Other Distributions

      The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

      In addition to the restrictions imposed under federal law, banks chartered under California law generally may only pay cash dividends to the extent such payments do not exceed the lesser of retained earnings of the bank or the bank’s net income for its last three fiscal years (less any distributions to shareholders during this period). In the event a bank desires to pay cash dividends in excess of such amount, the bank may pay a cash dividend with the prior approval of the Commissioner in an amount not exceeding the greatest of the bank’s retained earnings, the bank’s net income for its last fiscal year or the bank’s net income for its current fiscal year.

      The federal banking agencies also have the authority to prohibit a depository institution from engaging in business practices which are considered to be unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

Premiums for Deposit Insurance and Assessments for Examinations

      Westamerica Bank’s deposits are insured by the Bank Insurance Fund (“BIF”) administered by the FDIC. FDICIA established several mechanisms to increase funds to protect deposits insured by the BIF administered by the FDIC. The FDIC is authorized to borrow up to $30 billion from the United States Treasury; up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver from the Federal Financing Bank; and from depository institutions which are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits. No assurance can be given at this time as to what the future level of insurance premiums will be.

CRA and Fair Lending Developments

      Westamerica Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act (“CRA”) activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

Financial Privacy Legislation

      The GLBA, in addition to the previously described changes in permissible nonbanking activities permitted to banks, bank holding companies and FHCs, also required the federal banking agencies, among other federal regulatory agencies, to adopt regulations governing the privacy of consumer financial information. The FRB adopted such regulations with an effective date of November 13, 2000, and a date of full compliance with the regulations of July 1, 2001. Westamerica Bank is subject to the FRB’s regulations.

      The regulations impose three main requirements established by the GLBA. First, a banking organization must provide initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates, such as Westamerica Bancorporation. Second, banking organizations must provide annual notices of their privacy policies to their current customers. Third, banking organizations must provide a reasonable method for consumers to opt-out of disclosures to nonaffiliated third parties.

USA PATRIOT Act

      On October 26, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 or the “USA PATRIOT Act.” Title III of the Act is the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. It includes numerous provisions for fighting international money laundering and blocking terrorist access to the U.S. financial system. The goal of Title III is to prevent the U.S. financial system and the U.S. clearing mechanisms from being used by parties suspected of terrorism, terrorist financing and money laundering.

      The provisions of Title III of the USA PATRIOT Act that affect banking organizations, including Westamerica Bank, are generally set forth as amendments to the Bank Secrecy Act. These provisions relate principally to U.S. banking organizations’ relationships with foreign banks and with persons who are resident outside the United States. The USA PATRIOT Act does not immediately impose any new filing or reporting obligations for banking organizations, but does require certain additional due diligence and recordkeeping practices. Some requirements take effect without the issuance of regulations. Other provisions were implemented through regulations promulgated by the U.S. Department of the Treasury, in consultation with the FRB and other federal financial institutions regulators.

Sarbanes-Oxley Act of 2002

      On July 30, 2002, the U.S. Congress enacted the Sarbanes-Oxley Act of 2002. The stated goals of Sarbanes-Oxley are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. Sarbanes-Oxley generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports under the Securities Exchange Act of 1934.

      Sarbanes-Oxley includes specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues. Sarbanes-Oxley represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees and public company shareholders.

      Sarbanes-Oxley addresses, among other matters: (a) independent audit committees for reporting companies whose securities are listed on national exchanges or automated quotation systems and expanded duties and responsibilities for audit committees; (b) certification of financial statements by the chief executive officer and the chief financial officer; (c) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the 12-month period following initial publication of any financial statements that later require restatement; (d) a prohibition on insider trading during pension plan black out periods; (e) disclosure of off-balance sheet transactions; (f) a prohibition on personal loans to directors and officers under most circumstances; (g) expedited electronic filing requirements related to trading by insiders in an issuer’s securities on Form 4; (h) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; (i) accelerated filing of periodic reports;

(j) the formation of the Public Company Accounting Oversight Board (“PCAOB”) to oversee public accounting firms and the audit of public companies that are subject to the securities laws; (k) auditor independence; (l) internal control evaluation and reporting; and (m) various increased criminal penalties for violations of securities laws.

      Given the extensive role of the SEC, the PCAOB and the exchanges in implementing rules relating to Sarbanes-Oxley’s new requirements, the federalization of certain elements traditionally within the sphere of state corporate law, the impact of Sarbanes-Oxley on reporting companies will be significant. Many of the new rules promulgated by the SEC, the PCAOB and the exchanges became final during 2003 and are being implemented during 2004. As a result, it is impossible to predict with any precision how these new rules, regulations and changes in corporate law and governance will finally impact public companies including Westamerica Bancorporation.

Pending Legislation and Regulations

      Various legislation and regulations, including proposals to change substantially the financial institution regulatory system, is from time to time introduced in Congress and by regulatory agencies. These regulations and legislation may change the regulatory operating environment of Westamerica Bancorporation in substantial and unpredictable ways. For example, it could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions.

      While the effect of such proposed legislation on the business of Westamerica Bancorporation cannot be accurately predicted at this time, it seems likely that a significant amount of consolidating in banking industry will continue.

      Additional information about Westamerica Bancorporation and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find Additional Information” on page 81.

INFORMATION ABOUT REDWOOD EMPIRE BANCORP

General

      Redwood Empire Bancorp is a California corporation, headquartered in Santa Rosa, California. Its principal subsidiary is National Bank of the Redwoods, a national bank which was chartered in 1985. In addition, National Bank of the Redwoods has three wholly-owned California chartered subsidiaries, Valley Mortgage Corporation, Allied Diversified Credit, and Redwood Merchant Services, Inc., all of which are currently inactive.

      Redwood Empire Bancorp operates in two principal industry segments: core community banking and merchant card services. Redwood Empire Bancorp’s core community banking industry segment includes commercial, commercial real estate, construction, and permanent residential lending along with all depository activities. As of December 31, 2003, Redwood Empire Bancorp’s merchant card services industry group provided credit card settlement services for approximately 35,000 merchants located throughout the United States.

      National Bank of the Redwoods provides its core community banking services through seven retail branches, of which five are located in Sonoma County, one in Mendocino County and one in Lake County, all in Northern California. National Bank of the Redwoods generally extends commercial loans to professionals and businesses with annual revenues of less than $20 million. These commercial loans are primarily for working capital and asset acquisitions. National Bank of the Redwoods emphasizes the origination of commercial real estate loans within its primary market area. Such loans are either owner-occupied or investor owned and are usually supported by long-term leases. Properties which secure loans within the commercial real estate portfolio include office buildings, retail centers and industrial buildings. National Bank of the Redwoods also originates commercial and residential construction loans for its portfolio along with permanent single family and multi-family residential loans. National Bank of the Redwoods’ primary targeted lending market area includes the California counties north of San Francisco.

      The primary sources of funds for National Bank of the Redwoods’ commercial and residential lending programs are local deposits, proceeds from loan sales, loan payments, and other borrowings. National Bank of the Redwoods attracts deposits primarily from local businesses, professionals and retail customers. National Bank of the Redwoods’ primary deposit market areas include the counties of Sonoma, Mendocino and Lake. Sonoma, Mendocino and Lake Counties have benefited from the migration of population and businesses into the area, as well as growth in established firms and industries. These counties have generally exceeded the growth in population and economic activity of California as a whole. National Bank of the Redwoods generally does not purchase deposits through deposit brokers and had no brokered deposits at December 31, 2003. In addition to deposits, National Bank of the Redwoods may obtain other borrowed funds through its membership in the Federal Home Loan Bank of San Francisco and its retention of treasury, tax and loan funds at the Federal Reserve Bank of San Francisco.

      As of December 31, 2003, Redwood Empire Bancorp provided VISA, Mastercard, American Express and Discover credit card processing and settlement services for approximately 35,000 merchants located throughout the United States. In 2003, its processing volume exceeded $1.8 billion. Redwood Empire Bancorp’s merchant card services customer base is made up of merchants located in its primary market area and merchants who have been acquired by Redwood Empire Bancorp through the use of independent sales agents and independent sales organizations.

      Redwood Empire Bancorp is regulated by various government agencies, with the primary regulators being the FRB, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation.

      Redwood Empire Bancorp and its subsidiaries had 159 full-time-equivalent employees at December 31, 2003. Redwood’s headquarters are located at 111 Santa Rosa Avenue, Santa Rosa, California 95404-4905, and its telephone number is (707) 573-4800.

      Additional information about Redwood Empire Bancorp and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find Additional Information” on page 81.

MARKET PRICE AND DIVIDEND INFORMATION

Market Quotations

      Westamerica Bancorporation’s common stock is traded on the Nasdaq National Market under the symbol “WABC.” Redwood Empire Bancorp common stock is thinly traded in the over-the-counter market on the Nasdaq National Market under the symbol “REBC.” The following table lists for Westamerica Bancorporation and Redwood Empire Bancorp common stock the high and low closing sale prices, as reported on Nasdaq. The quotations shown have been adjusted to reflect stock dividends and represent inter-dealer prices, without retail mark-up, mark-down or commissions and, to the extent they represent bid prices, may not necessarily represent actual transactions.

	Westamerica		Redwood Empire
	Bancorporation		Bancorp
	Common Stock		Common Stock

	High	Low	High	Low

2002
First Quarter	$41.09	$35.25	$19.20	$16.33
Second Quarter	43.43	37.26	21.30	18.03
Third Quarter	40.68	35.20	18.41	16.80
Fourth Quarter	41.69	34.24	19.47	17.22
2003
First Quarter	40.29	37.44	20.50	17.76
Second Quarter	43.23	38.36	20.67	18.70
Third Quarter	44.67	42.10	24.95	19.33
Fourth Quarter	52.41	43.75	26.50	23.50
2004
First Quarter	51.06	47.07	28.25	25.01
Second Quarter	52.70	47.05	28.02	22.79
Third Quarter	55.80	49.04	28.63	23.58
Fourth Quarter (through November 10)	60.11	54.43	29.99	28.41

      Redwood Empire Bancorp common stock high and low closing sale prices are restated to reflect a three-for-two stock split announced on July 16, 2003.

      As of February 28, 2004, there were approximately 8,900 shareholders of record of the Westamerica Bancorporation common stock. As of December 31, 2003 there were approximately 1,099 shareholders of record of Redwood Empire Bancorp’s common stock.

Dividends and Dividend Policy

      Westamerica Bancorporation has paid cash dividends on its common stock in every quarter since its formation in 1972. Although Westamerica Bancorporation’s board of directors will consider the advisability and amount of proposed dividends each quarter, it is currently the intention of the board of directors of Westamerica Bancorporation to continue payment of cash dividends on a quarterly basis. Future dividends will be determined in light of Westamerica Bancorporation’s earnings, financial condition, future capital needs, regulatory requirements and such other factors as the board of directors may deem relevant. There is no assurance, however, that any dividends will be paid because they are dependent upon earnings, financial condition and capital requirements of Westamerica Bancorporation and its subsidiaries. As of December 31, 2003, $174.2 million was available for payment of dividends by Westamerica Bancorporation to its shareholders, under applicable laws and regulations.

      There are regulatory limitations on cash dividends that may be paid by Redwood Empire Bancorp as well as regulatory limitations on cash dividends that may be paid by National Bank of the Redwoods to Redwood

Empire Bancorp which could limit Redwood Empire Bancorp’s ability to pay dividends. Federal regulatory agencies also have the authority to prohibit the payment of dividends by National Bank of the Redwoods if a finding is made that such payment would constitute an unsafe or unsound practice, or if National Bank of the Redwoods became critically undercapitalized. Redwood Empire Bancorp currently expects that it will continue to pay comparable cash dividends; however, future dividends are subject to approval by Redwood Empire Bancorp’s board of directors and will depend upon a number of factors, including future earnings, financial condition, regulatory restrictions, cash needs and general business conditions.

      The following table shows the per share cash dividend declared by Westamerica Bancorporation and by Redwood Empire Bancorp during each quarter since January 1, 2002.

	Westamerica	Redwood Empire
	Bancorporation	Bancorp

2002
First quarter	$0.22	$0.13
Second quarter	0.22	0.13
Third quarter	0.22	0.13
Fourth quarter	0.24	0.14
2003
First quarter	$0.24	0.16
Second quarter	0.24	0.17
Third quarter	0.26	0.17
Fourth quarter	0.26	0.17
2004
First quarter	$0.26	0.21
Second quarter	0.28	0.21
Third quarter	0.28	0.21
Fourth Quarter (through November 10, 2004)	0.28	0.21

Redwood Empire Bancorp dividends are restated to reflect a three-for-two stock split announced on July 16, 2003.

DESCRIPTION OF WESTAMERICA BANCORPORATION CAPITAL STOCK

      The authorized capital stock of Westamerica Bancorporation consists of 150,000,000 shares of common stock, no par value, 1,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock. As of December 31, 2003, there were approximately 34,200,000 shares of common stock outstanding and no shares of either Class B common stock or preferred stock outstanding. In addition, options to acquire an additional 1,600,000 shares of Westamerica Bancorporation common stock were issued and outstanding.

Common Stock

      Holders of Westamerica Bancorporation common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by the Westamerica Bancorporation bylaws, shareholders may cumulate their votes for the election of directors. Shareholders are entitled to receive ratably such dividends as may be legally declared by Westamerica Bancorporation’s board of directors. There are legal and regulatory restrictions on the ability of Westamerica Bancorporation to declare and pay dividends. See “Market Price and Dividend Information — Dividends and Dividend Policy.” Westamerica Bancorporation is also subject to certain restrictions on its ability to pay dividends and the amount thereof under the terms a certain debt agreement. See “— Debt Agreement.” In the event of a liquidation, common shareholders are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference for securities with a priority over the Westamerica Bancorporation common stock. Attached to each outstanding share of Westamerica Bancorporation common stock is a Right which entitles the holder to certain rights as described in the Amended and Restated Rights Agreement. See “Certain Differences in Rights of Shareholders — Shareholder Rights Plan.” Shareholders of Westamerica Bancorporation common stock have no preemptive or conversion rights. Westamerica Bancorporation common stock is not subject to calls or assessments. The transfer agent and registrar for Westamerica Bancorporation common stock is Computershare Investor Services LLC.

Preferred Stock and Class B Common Stock

      The Westamerica Bancorporation board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and the Class B common stock and may establish series of such stock and determine the variations between series. If and when any preferred stock is issued, the holders of preferred stock may have a preference over holders of Westamerica Bancorporation common stock upon the payment of dividends, upon liquidation of Westamerica Bancorporation, in respect of voting rights and in the redemption of the capital stock of Westamerica Bancorporation. The Westamerica Bancorporation articles of incorporation provide that except as otherwise provided by law or by the Westamerica Bancorporation board of directors, shares of Class B common stock shall have no voting rights. The issuance of any preferred stock or Class B common stock may have the effect of delaying, deferring or preventing a change in control of Westamerica Bancorporation without further action of its shareholders. The issuance of such stock with voting and conversion rights may adversely affect the voting power of the holders of Westamerica Bancorporation common stock. Westamerica Bancorporation has no present plans to issue any shares of preferred stock or Class B common stock.

Debt Agreement

      Westamerica Bancorporation is a party to a certain debt agreement containing restrictions on the payment of dividends and the amount thereof, as well as financial and other covenants, as described below. In 1996 Westamerica Bancorporation issued and sold $22,500,000 aggregate principal amount of its 7.11% Senior Notes due February 1, 2006, payable semiannually, pursuant to a Senior Note Agreement dated as of February 1, 1996. The Senior Notes require that commencing February 1, 2000 and ending February 1, 2005 Westamerica Bancorporation shall make principal repayments of the lesser of $3,214,286 or the principal amount then outstanding. The Senior Note Agreement contains covenants and other provisions usual and customary for senior indebtedness of this type including, but not limited to, capital debt maintenance ratios, maintenance of specified levels of consolidated tangible net worth, limitations on indebtedness, a fixed charge coverage ratio and restrictions on the payment of dividends or other distributions. Westamerica Bancorpora-

tion is in full compliance with the terms of the Debt Agreement. The Senior Note Agreement does not prohibit Westamerica Bancorporation from executing and delivering the merger agreement or consummating the merger, nor does it currently limit the payment of regular quarterly dividends.

Automatic Dividend Reinvestment Service and Employee Stock Purchase Plan

      Pursuant to the Westamerica Bancorporation Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan, Westamerica Bancorporation provides eligible shareholders and employees of Westamerica Bancorporation and its subsidiaries a method of investing cash dividends and optional cash payments in additional shares of Westamerica Bancorporation common stock without payment of any brokerage commission or service charge. The Automatic Dividend Reinvestment Service and the Employee Stock Purchase Plan include certain dollar limitations on optimal cash payments.

DESCRIPTION OF REDWOOD EMPIRE BANCORP CAPITAL STOCK

General

      Redwood Empire Bancorp currently has an authorized capitalization of 10,000,000 shares of common stock and 2,000,000 shares of preferred stock. Of these authorized capital shares, 4,939,045 shares of common stock were issued and outstanding as of March 8, 2004 and an additional 362,000 shares of Redwood Empire Bancorp’s common stock were reserved for issuance pursuant to Redwood Empire Bancorp’s Stock option plan or for exercise of option outside of the option plan as of December 31, 2003.

Common Stock

      The balance of Redwood Empire Bancorp’s authorized common stock is available to be issued when and as the board of directors of Redwood Empire Bancorp determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The board of directors of Redwood Empire Bancorp has the authority to issue common shares to the extent of the present number of authorized unissued shares without obtaining the approval of existing holders of common shares. If additional shares of Redwood Empire Bancorp’s common stock were to be issued, the existing holders of Redwood Empire Bancorp shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

Preferred Stock

      Redwood Empire Bancorp is authorized to issue 2,000,000 million shares of preferred stock, without par value. The Redwood Empire Bancorp board of directors has the authority to issue Redwood Empire Bancorp preferred stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of Redwood Empire Bancorp preferred stock. Subject to the limits and restrictions stated in any resolution originally fixing the number of shares constituting any series of Redwood Empire Bancorp preferred stock, the Redwood Empire Bancorp board of directors may increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any such series subsequent to the issuance of shares of that series. Any shares of Redwood Empire Bancorp preferred stock which may be issued may rank prior to shares of Redwood Empire Bancorp common stock as to payment of dividends and upon liquidation. Redwood Empire Bancorp has not issued any shares of preferred stock and has no current intention of doing so.

Voting Rights

      All voting rights with respect to Redwood Empire Bancorp are vested in the holders of Redwood Empire Bancorp’s common stock. Holders of Redwood Empire Bancorp common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates he or she chooses. No shareholder shall be entitled to cumulate votes unless such candidate or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Preemptive Rights

      Shareholders of Redwood Empire Bancorp common stock have no preemptive rights. Also, there are no applicable conversion rights, redemption rights or sinking fund provisions.

Liquidation Rights

      Upon liquidation of Redwood Empire Bancorp and satisfaction of creditor claims, the shareholders of Redwood Empire Bancorp’s common stock have the right to receive their pro rata portion of the assets of Redwood Empire Bancorp distributable to shareholders.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

      The following is a general discussion of the material differences between the rights of Westamerica Bancorporation shareholders under the Westamerica Bancorporation articles and bylaws and the rights of Redwood Empire Bancorp shareholders under the Redwood Empire Bancorp articles and bylaws and applicable California law.

General

      Westamerica Bancorporation and Redwood Empire Bancorp are both incorporated under and subject to all the provisions of the General Corporation Law of California. Upon consummation of the merger, except for those persons, if any, who dissent from the merger and perfect appraisal rights under the California Law, the shareholders of Redwood Empire Bancorp will become shareholders of Westamerica Bancorporation.

Shareholder Rights Plan

      In December 1986, Westamerica Bancorporation declared a dividend distribution of one common share purchase right (a “Right”) for each outstanding share of common stock. The terms of the Rights were amended and restated on September 28, 1989. On March 23, 1995, the board of directors of Westamerica Bancorporation approved a further amendment and restatement of Rights. The Amended and Restated Rights Agreement entitles the holders of each share of Westamerica Bancorporation common stock to the right (each, a “Westamerica Bancorporation Right”), when exercisable, to purchase from Westamerica Bancorporation one share of its common stock at a price of $21.667 per share, subject to adjustment in certain circumstances. A Westamerica Bancorporation Right is attached to each share of Westamerica Bancorporation common stock. The Westamerica Bancorporation Rights only become exercisable and trade separately from Westamerica Bancorporation common stock following the earlier of (1) a public announcement that a person or a group of affiliated or associated persons has become the beneficial owner of Westamerica Bancorporation securities having 15% or more of Westamerica Bancorporation’s voting power (an “Acquiring Person”) or (2) 10 days following the commencement of, or a public announcement of an intention to make, a tender or exchange offer which would result in any person having beneficial ownership of securities having 15% or more of such voting power. Upon becoming exercisable, each holder of a Westamerica Bancorporation Right, other than an Acquiring Person whose rights will become null and void, will, for at least a 60-day period thereafter, have the right, subject to the following sentence, upon payment of the exercise price of $21.667, to receive upon exercise that number of shares of Westamerica Bancorporation common stock having a market value of twice the exercise price of the Westamerica Bancorporation Right, to the extent available. Subject to applicable law, the board of directors, at its option, may at any time after a Person becomes an Acquiring

Person, but not after the acquisition by such Person of 50% or more of the outstanding Westamerica Bancorporation common stock, exchange all or part of the then outstanding and exercisable Westamerica Bancorporation Rights, except for Westamerica Bancorporation Rights which have become void, for shares of Westamerica Bancorporation common stock equivalent to one share of Westamerica Bancorporation common stock per Westamerica Bancorporation Right or, alternatively, for substitute consideration consisting of cash, securities of Westamerica Bancorporation or other assets, or any combination thereof.

      As a precaution to ensure that it continues to be able to take appropriate action to protect the interests of Westamerica Bancorporation and its shareholders, Westamerica Bancorporation’s board of directors approved the amendment of its Shareholder Rights Plan in October 28, 1999, to update the plan and extend its term until December 31, 2004. The plan as amended is very similar in purpose and effect to the plan as it existed prior to amendment. It would help the board of directors of Westamerica Bancorporation to maximize shareholder value in the event of a change of control of Westamerica Bancorporation and otherwise to resist actions that the board considers likely to injure Westamerica Bancorporation or its shareholders. The Shareholder Rights Plan as amended and restated is referred to as the “1999 Rights Agreement.”

      In addition to extending the maturity date of the plan an additional five years, the other material changes reflected in the 1999 Rights Agreement include: (1) an increase in the exercise price to $75; (2) a decrease in the redemption price of each Right to $.001; (3) a reduction of the amount of securities required to be acquired or a person or entity to become an “Acquiring Person”, thus triggering the shareholders’ rights, from 15% to 10%; and (4) the replacement of ChaseMellon Shareholder Services, LLC as successor in interest to Chemical Trust Company of California with Harris Trust Company of California as the Rights Agent.

      Westamerica Bancorporation intends to amend certain provisions, including the exercise price, and to extend the term of the amended plan beyond its current termination date of December 31, 2004.

      Redwood Empire Bancorp has no shareholder rights plan or similar provisions in it articles of incorporation, bylaws or otherwise that would provide similar restrictions on the acquisition of Redwood Empire Bancorp.

Quorum for Shareholder Actions

      The bylaws of Westamerica Bancorporation and Redwood Empire Bancorp require different quorums for shareholder actions. Redwood Empire Bancorp’s bylaws require the presence of a majority of shares entitled to vote in person or by proxy for a quorum. Westamerica Bancorporation’s bylaws require the presence of one-third of the shares entitled to vote in person or by proxy for a quorum.

Number of Directors

      Westamerica Bancorporation and Redwood Empire Bancorp vary as to the range of directors allowed to serve on the board of directors. Westamerica Bancorporation’s bylaws allow between eight and fifteen directors. Redwood Empire Bancorp’s bylaws allow between five and nine directors.

Access to Shareholder Records

      Westamerica Bancorporation’s bylaws allow any shareholder or voting trust certificate holder to view its shareholder ledger upon written demand. Redwood Empire Bancorp’s bylaws restrict this right to holders of at least 5% of the outstanding voting shares of Redwood Empire Bancorp.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Westamerica Bancorporation and Redwood Empire Bancorp may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Westamerica Bancorporation and Redwood Empire Bancorp on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Westamerica Bancorporation treated as the acquirer. Under this method of accounting, the assets and liabilities of Redwood Empire Bancorp will be recorded by Westamerica Bancorporation at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Westamerica Bancorporation and Redwood Empire Bancorp as of and for the six months ended June 30, 2004 and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of June 30, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2003. The pro forma information is based on an assumed Westamerica average closing price of $55.25, which was the average closing price for the 20 trading days ended October 11, 2004, and a corresponding exchange ratio of 0.3122.

      The merger was announced on August 25, 2004 and provides for each outstanding share of Redwood Empire Bancorp common stock other than shares beneficially owned by Redwood Empire Bancorp and Westamerica Bancorporation to be converted into the right to receive $28.74, consisting of $11.49 in cash and $17.25 in shares of Westamerica Bancorporation common stock, subject to adjustment. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Westamerica Bancorporation and Redwood Empire Bancorp which are incorporated in this document by reference. See “Where You Can Find Additional Information” on page 81.

      The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

WESTAMERICA BANCORPORATION-REDWOOD EMPIRE BANCORP

PRO FORMA CONDENSED COMBINED BALANCE SHEET

(Unaudited)
June 30, 2004

		Redwood
	Westamerica	Empire	DR(CR)	Pro Forma
	Bancorporation	Bancorp	Adjustments	Combined

Assets
Cash and balances due from depository institutions	$185,522	$18,827	$(56,848)[C]	$147,501
Money market assets and funds sold	534	5,600	0	6,134
Investment securities held-to-maturity	960,522	17,223	0	977,745
Investment securities available-for-sale	1,024,798	36,300	0	1,061,098
Loans, net of reserve	2,265,306	417,052	0	2,682,358
Premises and equipment	35,343	2,191	0	37,534
Other real estate owned	0	0	0	0
Goodwill and core deposit intangibles	22,162	1,669	131,550 [E]	155,381
Interest receivable and other assets	117,624	16,559	(7,728)[F]	126,455

Total Assets	$4,611,811	$515,421	$66,974	$5,194,206

Liabilities
Deposits:
Non-interest bearing	$1,272,278	$117,785	$0	$1,390,063
Interest bearing:
Transaction	569,575	136,097		705,672
Savings	1,072,701	25,115		1,097,816
Time	590,875	174,046		764,921

Total deposits	3,505,429	453,043		3,958,472
Short-term borrowed funds	712,553	1,939	0	714,492
Federal Home Loan Bank advances	0	0	0	0
Other borrowed money	0	0	0	0
Subordinated debentures	0	20,000	0	20,000
Notes payable	21,429	0	0	21,429
Liability for interest, taxes and other expenses	42,605	12,171	(3,800)[G]	58,576

Total Liabilities	4,282,016	487,153	(3,800)	4,772,969

Shareholders’ Equity
Common stock	224,042	10,520	10,520	315,484
			(85,342)[C]
			(6,100)[C]
			0
Retained earnings	107,169	17,424	17,424	107,169
Unrealized gain (loss) on securities available-for-sale	(1,416)	324	324	(1,416)

Total Shareholder’s Equity	329,795	28,268	(63,174)	421,237

Total Liabilities and Shareholders’ Equity	$4,611,811	$515,421	$(66,974)	$5,194,206

Shares Outstanding	31,784	4,948	(4,948)	33,329
			1,545 [C]
Book Value per Share	$10.38	$5.71		$12.64
REBC Equivalent Pro Forma				3.95

WESTAMERICA BANCORPORATION-REDWOOD EMPIRE BANCORP

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Unaudited)
Six Months Ended June 30, 2004

		Redwood
	Westamerica	Empire	DR(CR)	Pro Forma
	Bancorporation	Bancorp	Adjustments	Combined

Interest Income
Loans	$67,425	$12,757	$0	$80,182
Money market assets and funds sold	1	47	0	48
Investment securities available for sale	26,928	1,001		27,929
Investment securities held to maturity	13,328	389	0	13,717

Total Interest Income	107,682	14,194	0	121,876

Interest Expense
Transaction deposits	236	637	0	873
Savings deposits	2,102	80		2,182
Time deposits	3,808	1,572		5,380
Short-term borrowed funds	2,416	13	0	2,429
FHLB advances	897	26		923
Debt financing and notes payable	652			652
Subordinated debentures	—	827		827

Total Interest Expense	10,111	3,155	0	13,266

Net Interest Income	97,571	11,039	0	108,611
Provision for loan and lease losses	1,500	0	0	1,500

Net Interest Income After Provision for Loans and Lease Losses	96,071	11,039	0	107,111
Noninterest income:
Service charges on deposit accounts	14,228	512	0	14,740
Merchant credit card processing, net	1,735	2,469		4,204
Financial services commissions	547	0		547
Mortgage banking income	263	0		263
Trust fees	508	0		508
Realized gains (losses) on held-to-maturity securities	2,183	0		2,183
Loss on extinguishment of debt	(2,204)	0	0	(2,204)
Other fee income	5,266	626	0	5,892

Total Noninterest income	22,526	3,607	0	26,133

Noninterest Expense
Salaries and employee benefits	26,858	5,348	0	32,206
Occupancy and equipment	8,327	1,075	0	9,402
Data processing	3,038	578	0	3,616
Other noninterest expense	11,759	1,750	1,057 [E]	14,566

Total Noninterest Expense	49,982	8,751	1,057	59,790

Income Before Income Taxes	68,615	5,895	(1,057)	73,453
Income taxes	19,657	2,356	(444)[H]	21,569

Net Income	$48,958	$3,539	$(613)	$51,884

Average Shares Outstanding	31,906	4,946	(4,946)	33,451
			1,545 [C]
Diluted Average Shares Outstanding	32,502	5,093	(5,093)	34,157
			1,545 [C]
			110 [C]
Net Income per Share (basic)	$1.53	$0.72		$1.55
REBC Equivalent Pro Forma				0.48
Net Income per Share (fully diluted)	1.51	0.69		1.52
REBC Equivalent Pro Forma				0.47
Dividends per Share	0.54	0.42		0.54
REBC Equivalent Pro Forma				0.17

WESTAMERICA BANCORPORATION-REDWOOD EMPIRE BANCORP

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

(Unaudited)
Year Ended December 31, 2003

		Redwood
	Westamerica	Empire	DR(CR)	Pro Forma
	Bancorporation	Bancorp	Adjustments	Combined

Interest Income
Loans	$152,758	$26,636	$0	$179,394
Money market assets and funds sold	8	43	0	51
Investment securities available for sale	49,599	2,667		52,266
Investment securities held to maturity	21,128	788	0	21,916

Total Interest Income	223,493	30,134	0	253,627

Interest Expense
Transaction deposits	727	1,232	0	1,959
Savings deposits	6,091	164		6,255
Time deposits	10,167	4,600		14,767
Short-term borrowed funds	3,415	89	0	3,504
FHLB advances	5,318	0		5,318
Debt financing and notes payable	1,479	0		1,479
Subordinated debentures	0	1,283		1,283

Total Interest Expense	27,197	7,368	0	34,565

Net Interest Income	196,296	22,766	0	219,063
Provision for loan and lease losses	3,300	0	0	3,300

Net Interest Income After Provision for Loans and Lease Losses	192,996	22,766	0	215,763
Noninterest income:
Service charges on deposit accounts	26,381	1,045	0	27,426
Merchant credit card processing, net	3,619	4,824		8,443
Financial services commissions	893	0		893
Mortgage banking income	851	0		851
Trust fees	995	0		995
Realized gains on securities	2,443	86		2,529
Loss on extinguishment of debt	(2,166)	0	0	(2,166)
Other fee income	9,900	878	0	10,778

Total Noninterest income	42,916	6,833	0	49,749

Noninterest Expense
Salaries and employee benefits	53,974	9,435	0	63,409
Occupancy and equipment	17,516	2,105	0	19,621
Data processing	6,121	1,170	0	7,291
Other noninterest expense	24,092	3,690	2,114 [E]	29,896

Total Noninterest Expense	101,703	16,400	2,114	120,217

Income Before Income Taxes	134,209	13,199	(2,114)	145,294
Income taxes	39,146	5,550	(888)[H]	43,808

Net Income	$95,063	$7,649	$(1,226)	$101,487

Average Shares Outstanding	32,849	5,026	(5,026)	34,394
			1,545 [C]
Diluted Average Shares Outstanding	33,369	5,184	(5,184)	35,024
			1,545 [C]
			110 [C]
Net Income per Share (basic)	$2.89	$1.52		$2.95
REBC Equivalent Pro Forma				0.92
Net Income per Share (fully diluted)	2.85	1.48		2.90
REBC Equivalent Pro Forma				0.90
Dividends per Share	1.00	0.67		1.00
REBC Equivalent Pro Forma				0.31

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note A — Basis of Presentation

      The Pro Forma Combined Balance Sheet is based on the previously-reported balance sheets of Westamerica and Redwood Empire as of June 30, 2004, combined as though the merger had taken place on those dates.

      The Pro Forma Combined Statement of Income is based on the statements of income of Westamerica and Redwood Empire for the year ended December 31, 2003 and six months ended June 30, 2004, combined as though the Merger had taken place at the beginning of the periods.

Note B — Methods of Accounting

      Westamerica’s merger with Redwood Empire will be accounted for by Westamerica under the purchase method of accounting in accordance with SFAS No. 141. Under this method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. The fair values of Redwood Empire’s assets and liabilities are preliminary and will likely be revised as updated information becomes available prior to the Merger Date.

      The positive effects of potential cost savings and revenue enhancements which may be achieved subsequent to the Westamerica and Redwood Empire merger have not been reflected in the pro forma combined financial statements.

Note C — Purchase Price

      Pursuant to the merger agreement between Westamerica and Redwood Empire, each share of Redwood Empire Bancorp common stock outstanding at the merger closing will be converted into 0.3122 shares of Westamerica Common Stock, subject to certain adjustments. The value of Westamerica common stock to be issued in connection with the merger is approximately $85,342,000 based on the average closing prices of Westamerica common stock for the 20 days preceding October 12, 2004, taken from the prices listed on the NASDAQ National Market System. In addition, outstanding Redwood Empire stock options will be converted into Westamerica stock options. The fair value of the Westamerica options to be issued is approximately $6,100,000, calculated using a trinomial option pricing model and assuming a weighted average exercise price of $21.61, estimated weighted average remaining life of 24 months, a dividend yield of 2.22%, a risk-free rate of return of 3.26%, and volatility of 17.8%. In addition, Redwood Empire shareholders will be paid cash of $11.49 per share, for a total of approximately $56,848,000.

      The following summarizes the total purchase price as of June 30, 2004 (in 000’s, except per share amounts):

Shares of REBC common stock outstanding	4,948
Conversion ratio	0.3122

Shares of WABC common stock to be issued	1,545
Market price per share of WABC Common Stock	$55.25

Total market price of WABC common stock to be issued	$85,342
Value of REBC stock options assumed	6,100
Shares of REBC common stock outstanding	4,948
Cash paid per share	$11.49

Total cash paid	56,848
Estimated WABC accounting, legal and other costs	3,800

Total Purchase Price	$152,090

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

Note D — Allocation of Purchase Price

      The Westamerica/ Redwood Empire purchase price has been allocated as follows (in 000’s):

Fair value of net assets of Redwood Empire at June 30, 2004	$28,268
Net decrease in deferred income tax assets	(7,728)
Intangibles acquired	131,550

Total Purchase Price	$152,090

      As previously stated, the purchase method of accounting requires that the purchase price be allocated to assets acquired and liabilities assumed based upon their fair values.

      Based upon a preliminary assessment, the book values of Redwood Empire’s assets and liabilities approximate their fair values as of June 30, 2004.

Note E — Intangible Assets and Expenses

      The portion of the purchase price allocated to Intangible assets is comprised of $13,400,000 attributable to value of core deposits being acquired.

      The pro forma adjustment to Intangible assets is comprised of the following ($ in 000’s):

DR (CR)

Core deposit intangible related to the merger	$13,400
Merchant draft processing intangible	5,000
Goodwill related to the merger	113,150

Total Intangible assets adjustment	$131,550

      The portion of intangible assets attributable to the value of core deposits being acquired is approximately 4% of Redwood Empire’s noninterest bearing transaction deposits, 4.5% of savings & money market deposits, and 1% of time deposits, for an overall draft processing operations is based on discounted expected future revenues, factoring in expected rates of attrition. The estimated fair values are subject to change as additional information becomes available and preliminary merger plans are finalized prior to the merger date.

      The pro forma adjustment to Intangible assets attributable to core deposit intangibles results in an adjustment to Other expenses for annual amortization of approximately $1,914,000 per year (a seven-year life is assumed for pro forma financial purposes only). The pro forma adjustment to Intangible assets attributable to Redwood Empire’s merchant draft processing activity results in an adjustment to Other expenses for annual amortization of approximately $200,000 per year (a 25-year life is assumed for pro forma financial purposes only).

Note F — Other Assets

      The pro forma adjustment to other assets is comprised of a credit for the deferred tax liability created in connection with the core deposit intangible related to the merger.

Note G — Other Liabilities

      The liability for merger-related costs of $3,800,000 has been recorded in the Pro Forma Combined Balance Sheet reflecting management’s estimate of separation and benefit costs related to Redwood Empire’s employees to be terminated, premises expected to be vacated, and other merger costs. This estimated liability is based on preliminary plans which are subject to change as final plans are formulated prior to the merger closing.

Note H — Income Tax Provision

      The income tax provisions for adjustments reflected in the Pro Forma Combined Statements of Income have been computed at Westamerica’s combined federal and state marginal tax rate of 42%.

OTHER MATTERS

      The board of directors of Redwood Empire Bancorp knows of no other matters which will be brought before the meeting, but if such matters are properly presented, proxies solicited relating to the meeting will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the meeting.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Westamerica Bancorporation

      The deadline for submitting shareholder proposals for publication in Westamerica Bancorporation’s proxy statement for its 2005 Annual Meeting of Shareholders and action on the proxy form for such meeting is 5:00 p.m. on November 15, 2004. Redwood Empire Bancorp does not anticipate that the merger will have occurred by that time, therefore, Redwood Empire Bancorp shareholders will not be able to submit such shareholder proposals for the Westamerica Bancorporation 2005 Annual Meeting of Shareholders based on ownership of Westamerica Bancorporation common stock they receive as merger consideration.

Redwood Empire Bancorp

      If the merger occurs, there will be no Redwood Empire Bancorp Annual Meeting of Shareholders for 2005. In case the merger is not completed, Redwood Empire Bancorp shareholders who expect to present a proposal at the 2005 Annual Meeting of Shareholders for publication in Redwood Empire Bancorp’s proxy statement and action on the proxy form for such meeting must submit their proposal by December 10, 2004. The proposal must be mailed to the Redwood Empire Bancorp Corporate Secretary at 111 Santa Rosa Avenue, Santa Rosa, California 95404-4905. If Redwood Empire Bancorp fails to receive notice of the proposal by such date, Redwood Empire Bancorp will not be required to include the proposal in its proxy statement. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

EXPERTS

      The consolidated financial statements of Westamerica Bancorporation and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Redwood Empire Bancorp as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, incorporated by reference in this document have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm as stated in their reports with respect to such statements, and are incorporated by reference in this document in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      Certain legal matters with respect to Westamerica Bancorporation, including the validity of the Westamerica Bancorporation common stock to be issued in connection with the merger, will be passed upon for Westamerica Bancorporation by Bingham McCutchen LLP, San Francisco, California. Certain legal matters with respect to Redwood Empire Bancorp will be passed upon by Pillsbury Winthrop LLP, San Francisco, California.

INFORMATION CONCERNING WESTAMERICA BANCORPORATION

AND REDWOOD EMPIRE BANCORP MANAGEMENT

      Information concerning:

•	directors and executive officers;

•	executive compensation;

•	principal stockholders;

•	certain relationships and related transactions; and

•	and other related matters concerning Westamerica Bancorporation and Redwood Empire Bancorp,

is included or incorporated by reference in the annual reports on Form 10-K of Westamerica Bancorporation and Redwood Empire Bancorp for the year ended December 31, 2003. The annual reports on Form 10-K are incorporated by reference into this proxy statement/ prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      Westamerica Bancorporation and Redwood Empire Bancorp file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Westamerica Bancorporation or Redwood Empire Bancorp files at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 5th Street, N.W., Room 1024, Washington, DC 20545 at prescribed rates. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at “http://www.sec.gov” at which reports, proxy and information statements and other information regarding Westamerica Bancorporation and Redwood Empire Bancorp are available.

      Westamerica Bancorporation has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the shares of Westamerica Bancorporation common stock to be issued in connection with the merger. This document is part of that registration statement and also constitutes the prospectus of Westamerica Bancorporation and the proxy statement of Redwood Empire Bancorp. This document does not include all the information contained in the registration statement and exhibits to the registration statement. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities Exchange Commission at the address provided above.

      The Commission allows Westamerica Bancorporation and Redwood Empire Bancorp to “incorporate by reference” information into this proxy statement/ prospectus, which means that Westamerica Bancorporation and Redwood Empire Bancorp can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement/ prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus. This proxy statement/ prospectus incorporates by reference the documents listed below that Westamerica Bancorporation or Redwood Empire Bancorp has previously filed with the Commission. These documents contain important information about Westamerica Bancorporation and Redwood Empire Bancorp and their financial condition.

Westamerica Bancorporation Commission Filings
(File No. 001-09383)	Period

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004
Form 8-K	Filed October 20, 2004; September 7, 2004; August 27, 2004; July 22, 2004; April 16, 2004; and January 26, 2004
Proxy Statement	Filed March 17, 2004
Registration Statement on Form 8-A	Filed March 23, 1995
Amendment No. 3 to Registration Statement, Form 8-A/ A	Filed November 19, 1999

Redwood Empire Bancorp Commission Filings
(File No. 0-19231)	Period

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004, June 30, 2004 and September 30, 2004
Form 8-K	Filed October 20, 2004; October 7, 2004; August 26, 2004; July 7, 2004; April 8, 2004; April 5, 2004; March 23, 2004; and January 9, 2004
Proxy Statement	Filed April 14, 2004
Registration Statement on Form 8-A	Filed October 28, 1998

      Westamerica Bancorporation and Redwood Empire Bancorp incorporate by reference certain additional documents that they may file with the Commission between the date of this proxy statement/ prospectus and the date of the Redwood Empire Bancorp special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports filed on Form 8-K, as well as proxy statements. Westamerica Bancorporation has supplied all information contained or incorporated by reference in the proxy statement/ prospectus relating to Westamerica Bancorporation and Redwood Empire Bancorp has supplied all such information relating to Redwood Empire Bancorp.

Annex A

AGREEMENT AND PLAN OF REORGANIZATION

among
WESTAMERICA BANCORPORATION,
WESTAMERICA BANK,
REDWOOD EMPIRE BANCORP
and
NATIONAL BANK OF THE REDWOODS

Dated as of August 25, 2004

AGREEMENT AND PLAN OF REORGANIZATION

      THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 25, 2004, is among WESTAMERICA BANCORPORATION, a California corporation (“Westamerica”), WESTAMERICA BANK, a California banking corporation (“WAB”), REDWOOD EMPIRE BANCORP, a California corporation (“Redwood Empire”), and NATIONAL BANK OF THE REDWOODS, a national banking association (“NBR”).

RECITALS

      A. The Boards of Directors of Westamerica, WAB, Redwood Empire and NBR deem it advisable and in the best interests of Westamerica, WAB, Redwood Empire, NBR and their respective shareholders that Westamerica, WAB, Redwood Empire and NBR enter into a business combination whereby Redwood Empire shall merge with and into Westamerica (the “Merger”) and NBR shall thereafter merge with and into WAB (the “Bank Merger” and together with the Merger, the “Mergers”).

      B. This Agreement and the Merger Agreement, as defined herein, have been approved by the Boards of Directors of Westamerica, WAB, Redwood Empire and NBR, and will be submitted for approval of the shareholders of Redwood Empire at a special meeting of Redwood Empire’s shareholders upon the terms and subject to the conditions set forth herein.

      C. The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “IRC”), with respect to the shares of Westamerica common stock to be issued in connection with the Merger.

      D. Pursuant to the Merger and subject to the terms and conditions hereof, each share of Redwood Empire common stock (other than fractional shares or any shares as to which dissenters’ rights have been perfected) shall be converted into the right to receive cash and that number of shares of Westamerica common stock determined in accordance with Section 2.1, below, subject to adjustment as more fully set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, representations and warranties contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.	The Merger and Bank Merger.

      1.1 Effective Date.

      (a) Merger. Subject to the terms and conditions of this Agreement, the Merger shall become effective upon the filing with the California Secretary of State of a duly executed Agreement of Merger substantially in the form attached hereto as Exhibit A (the “Merger Agreement”) and officers’ certificates prescribed by Section 1103 of the California General Corporation Law (the “GCL”), or at such time thereafter as is provided in the Merger Agreement (the “Effective Time”). The date on which the Effective Time occurs as specified in the Merger Agreement shall be referred to herein as the “Effective Date.”

      (b) Bank Merger. The Bank Merger shall become effective upon the filing with the California Secretary of State and the California Department of Financial Institutions (the “DFI”) of a duly executed Agreement of Merger satisfactory to Westamerica (the “Bank Merger Agreement”) and officers’ certificates prescribed by Section 1103 of the GCL.

      1.2 Effect of the Mergers.

      (a) Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date, Redwood Empire shall be merged with and into Westamerica and Westamerica shall be the surviving corporation (the “Surviving Corporation”) in the Merger. All assets, rights, goodwill, privileges, immunities, powers, franchises and interests of Redwood Empire and Westamerica in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administra-

1

tor, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Corporation by virtue of the Merger on the Effective Date without any deed, conveyance or other transfer; the separate existence of Redwood Empire shall cease and the corporate existence of Westamerica as the Surviving Corporation shall continue unaffected and unimpaired by the Merger; and the Surviving Corporation shall be deemed to be the same entity as each of Redwood Empire and Westamerica and shall be subject to all of their duties and liabilities of every kind and description. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of each of Westamerica and Redwood Empire; and any claim existing or action or proceeding pending by or against Westamerica or Redwood Empire may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Westamerica or Redwood Empire shall be impaired by reason of the Merger.

      (b) Bank Merger. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, promptly after the Effective Date, NBR shall be merged with and into WAB and WAB shall be the surviving corporation (the “Surviving Bank”) in the Bank Merger. The effect of the Bank Merger shall be as provided by applicable law. The Surviving Bank shall be responsible and liable for all the liabilities and obligations of each of WAB and NBR; and any claim existing or action or proceeding pending by or against WAB or NBR may be prosecuted as if the Bank Merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either WAB or NBR shall be impaired by reason of the Bank Merger.

2.	Conversion and Cancellation of Shares

      2.1 Conversion of Common Stock of Redwood Empire.

      (a) Cancellation of Shares held by Redwood Empire Subsidiaries. All shares of common stock of Redwood Empire (“Redwood Empire Shares” and each a “Redwood Empire Share”) that are owned directly or indirectly by any subsidiary of Redwood Empire (other than shares held in trust or otherwise for the benefit of a third party or as pledgee) shall be cancelled and retired and shall cease to exist, and no Merger Consideration (as defined below) shall be delivered in exchange therefor.

      (b) Conversion. On the Effective Date, by virtue of the Merger and without any action on the part of the holder of any Redwood Empire Share, each outstanding Redwood Empire Share (other than fractional shares or any shares as to which dissenters’ rights have been perfected) shall be converted into the right to receive per share merger consideration (the “Merger Consideration”) in the amount of $28.74 per share, consisting of $11.49 in cash (the “Cash Portion”) and $17.25 in shares of the common stock, without par value, of Westamerica (“Westamerica common stock” or “Westamerica Shares”) (the “Stock Portion”), subject to the adjustments described in subsection (c) below.

      (c) Conversion of Stock Portion. The number of Westamerica Shares into which the Stock Portion of each Redwood Empire Share shall be converted (the “Stock Portion Exchange Ratio”) shall be equal to the following, in each case rounded to four decimal places:

(i) if the Westamerica Average Closing Price is not less than $45.4950 and not more than $55.6050, a fraction (i) the numerator of which is $17.25 and (ii) the denominator of which is the Westamerica Average Closing Price (as defined below);

(ii) if the Westamerica Average Closing Price is greater than $55.6050, a fraction (i) the numerator of which is $17.25 and (ii) the denominator of which is $55.6050.

(iii) if the Westamerica Average Closing Price is less than $45.4950, a fraction (i) the numerator of which is $17.25 and (ii) the denominator of which is $45.4950.

(iv) “Westamerica Average Closing Price” means the average of the closing prices of Westamerica Shares quoted on the Nasdaq National Market as reported in The Wall Street Journal on each of the last 20 trading days on which trades in Westamerica’s shares occur ending on the day which is the day prior to two Business Days prior to the Effective Date, whether or not trades occurred on those days, rounded to

2

four decimal places. As used herein, “Business Day” shall mean a day on which banks in the State of California are not authorized or required by law to be closed.

(v) For example, assuming the base market price for Westamerica common stock is $50.55, the top end of the collar is $55.6050, and the low end of the collar is $45.4950:

(x) if the Westamerica Average Closing Price is $52.50, then the Stock Portion Exchange Ratio would have a numerator of $17.25 and a denominator of $52.50; the Stock Portion Exchange Ratio would therefore be 0.3286; the Stock Portion Exchange Ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3286 multiplied by $52.50 or $17.25, and the Merger Consideration would consist of a Cash Portion of $11.49 plus a Stock Portion of $17.25 for a total of $28.74;

(y) if the Westamerica Average Closing Price is $57.50, then the Stock Portion Exchange Ratio would have a numerator of $17.25 and a denominator of $55.6050; the Stock Portion Exchange Ratio would therefore be 0.3102; the Stock Portion Exchange Ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3102 multiplied by $57.50 or $17.8365, and the Merger Consideration would consist of a Cash Portion of $11.49 plus a Stock Portion of $17.8365 for a total of $29.3265;

(z) if the Westamerica Average Closing Price is $42.50, then the Stock Portion Exchange Ratio would have a numerator of $17.25 and a denominator of $45.4950; the Stock Portion Exchange Ratio would therefore be 0.3792; the Stock Portion Exchange Ratio times one share of Westamerica common stock would have a nominal value at that time of 0.3792 multiplied by $42.50 or $16.1160, and the Merger Consideration would equal a Cash Portion of $11.49 plus a Stock Portion of $16.1160 for a total of $27.6060.

      Provided, if Westamerica is required to make a Lake County Divestiture (as defined in Section 7(i)), then the Stock Portion, the Cash Portion and the Merger Consideration shall be reduced in accordance with the following table:

If the volume of deposits that			Over $10	Over $20
Westamerica is required to	Initial	Up to	million to	million to	Over $30
divest in Lake County is	Value	$10 million	$20 million	$30 million	million

Stock Portion	$17.25	$17.19	$17.16	$17.10	$17.07
Cash Portion	11.49	11.45	11.43	11.39	11.37
Merger Consideration	28.74	28.64	28.59	28.49	28.44

and references in this subsection (c) above to “$11.49,” “$17.25” and “$28.74” shall be deemed to be references to the applicable respective reduced values in the table above.

      (d) Cancellation and Exchange of Redwood Empire Shares. Upon conversion of Redwood Empire Shares into the Merger Consideration in accordance with the foregoing, all Redwood Empire Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the cash and Westamerica Shares (and cash for fractional shares) into which such Redwood Empire Shares have been converted. Certificates previously representing Redwood Empire Shares (other than dissenting shares) shall be exchanged for cash and certificates representing whole shares of Westamerica common stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.3.

      (e) Rights as Shareholders. From and after the Effective Date, the holders of certificates formerly representing Redwood Empire Shares shall cease to have any rights with respect thereto other than any dissenters’ rights they have perfected pursuant to Chapter 13 of the GCL.

      (f) Redwood Empire Dissenting Shares. Any Redwood Empire Shares held by “dissenting shareholders” within the meaning of Chapter 13 of the GCL and which the holders thereof have not withdrawn or caused to lose their status as “dissenting shareholders” shall not be converted into the Merger Consideration, but shall, after the Effective Date, be entitled to only such rights as are granted them by Chapter 13 of the

3

GCL. Each dissenting shareholder who is entitled to payment for such shareholder’s Redwood Empire Shares shall receive such payment therefor from the Surviving Corporation in an amount determined pursuant to Chapter 13 of the GCL.

      2.2 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Westamerica common stock shall be issued to holders of Redwood Empire Shares. In lieu thereof, each such holder entitled to a fraction of a share of Westamerica common stock shall receive, at the time of surrender of the certificate or certificates representing such holder’s Redwood Empire Shares, an amount in cash equal to the Westamerica Average Closing Price multiplied by the fraction of a share of Westamerica common stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share. Fractional shares shall be determined on an aggregate basis for each Redwood Empire shareholder and not on a per share basis.

2.3	Surrender of Redwood Empire Shares.

      (a) Prior to the Effective Date, Westamerica shall appoint Computershare Investor Services, LLC, or its successor, or any other bank or trust company (having capital of at least $150 million) mutually acceptable to Redwood Empire and Westamerica, as exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates representing the Redwood Empire Shares. At the Effective Date, Westamerica shall deliver to the Exchange Agent cash and certificates representing the number of Westamerica Shares required to be delivered to holders of Redwood Empire Shares as the aggregate Merger Consideration pursuant to Article 2 of this Agreement. Westamerica shall direct the Exchange Agent to mail, promptly after the Effective Date, to each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding Redwood Empire Shares a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Westamerica common stock and cash as provided in this Agreement, both of which shall be reasonably satisfactory to Redwood Empire. Each holder of Redwood Empire Shares converted pursuant to Section 2.1, upon surrender to the Exchange Agent of one or more certificates for such Redwood Empire Shares for cancellation, will be entitled to receive the amount of cash and a certificate representing the number of Westamerica Shares determined in accordance with Section 2.1. Each certificate representing Westamerica Shares will bear a notation incorporating by reference the Amended Rights Agreement of Westamerica, and certificates representing the Westamerica Shares will evidence and entitle the holders thereof to certain rights as set forth in and subject to the terms of the Amended Rights Agreement (the “Rights”). Certificates issued for the Westamerica Shares shall be deemed to be certificates for the Rights.

      (b) No dividends or other distributions of any kind which are declared payable to shareholders of record of the Westamerica Shares after the Effective Date will be paid to persons entitled to receive such certificates for Westamerica Shares until such persons surrender their certificates representing Redwood Empire Shares. Upon surrender of such certificate representing Redwood Empire Shares, the holder thereof shall be paid, without interest, any dividends or other distributions with respect to the Westamerica Shares as to which the record date and payment date occurred on or after the Effective Date and on or before the date of surrender.

      (c) If any certificate for Westamerica Shares is to be issued in a name other than that in which the certificate for Redwood Empire Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer costs, taxes or other expenses required by reason of the issuance of certificates for such Westamerica Shares in a name other than the registered holder of the certificate surrendered, or such persons shall establish to the satisfaction of Westamerica and the Exchange Agent that such costs, taxes or other expenses have been paid or are not applicable.

      (d) All dividends or distributions, and any cash to be paid pursuant to Section 2.2 in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered certificates representing Redwood Empire Shares and unclaimed at the end of one year from the Effective Date, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Westamerica, and after such time any holder of a certificate representing Redwood Empire Shares who has not surrendered such certificate to the Exchange Agent shall, subject to applicable law, look as a general

4

creditor only to Westamerica for payment or delivery of such dividends or distributions or cash, as the case may be.

      2.4 No Further Transfers of Redwood Empire Shares. At the Effective Date, the stock transfer books of Redwood Empire shall be closed and no transfer of Redwood Empire Shares theretofore outstanding shall thereafter be made.

      2.5 Adjustments. If, between the date of this Agreement and the Effective Date, the outstanding shares of Westamerica common stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the Westamerica Average Closing Price and the number of Westamerica Shares to be issued and delivered in the Merger in exchange for the Stock Portion of each outstanding Redwood Empire Share and shall be correspondingly adjusted.

      2.6 Treatment of Stock Options. Each person holding one or more options to purchase Redwood Empire Shares pursuant to the Redwood Empire 1991 Stock Option Plan or 2001 Stock Option Plan (each as amended, collectively, the “Option Plan”) (or who was granted an option as a result of his or her commencement of employment by Redwood Empire or NBR) (all such options being collectively hereinafter referred to as the “Redwood Options”) shall have the right, in his or her discretion, to:

(a) Exercise prior to or at the Effective Time (which exercise may be made subject to the Effective Time having occurred) any Redwood Options outstanding that were exercisable prior to the Effective Time, including those that become exercisable on an accelerated basis under their terms or the terms of grant of which provide for such acceleration (any Redwood Empire Shares covered by any such options which are exercised at or immediately prior to the Effective Time, to be exchanged for the Merger Consideration upon the occurrence of the Effective Time); and/or

(b) Have any options that are not exercised converted into an option to purchase shares of Westamerica common stock in the following manner:

(i) Following the Effective Time, shares of Westamerica common stock shall be substituted under the options for Redwood Empire Shares based on the Option Exchange Ratio (as defined below) in a form acceptable to Westamerica. Specifically, each option shall be deemed to continue as an option to purchase the number of shares of Westamerica common stock equal to the Option Exchange Ratio multiplied by the number of Redwood Empire Shares previously covered by such option and rounded down to the nearest whole share at an option exercise price for each such share of Westamerica common stock equal to the previous option exercise price for each Redwood Empire Share divided by the Option Exchange Ratio and rounded up to the nearest whole cent. Except as specified below, each Redwood Empire stock option shall otherwise continue on terms and conditions that are consistent with those that were applicable at the Effective Time.

(ii) The “Option Exchange Ratio” means a fraction, (a) the numerator of which is the sum of (1) the Cash Portion plus (2) the Stock Portion Exchange Ratio multiplied by the Westamerica Average Closing Price, and (b) the denominator of which is the applicable denominator used in Section 2.1(c) to determine the Stock Portion Exchange Ratio.

(iii) Redwood Empire shall amend the terms of the Option Plan and obtain any required shareholder approval of such Option Plan amendments and shall amend, as necessary, any and all option agreements (including obtaining any required participant consents) prior to the Effective Time to make them consistent with this Section 2.6.

      2.7 Effect on Westamerica Common Stock. At and after the Effective Time, each outstanding share of Westamerica common stock shall remain an outstanding share of Westamerica common stock and shall not be converted or otherwise affected by the Merger.

      2.8 Directors of the Surviving Corporation. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of Westamerica

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immediately prior to the Effective Time. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

      2.9 Executive Officers of the Surviving Corporation. Immediately after the Effective Time, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of Westamerica immediately prior to the Effective Time. Such persons shall serve until the earlier of their resignation or termination.

      2.10 Directors of the Surviving Bank. Immediately after the Effective Time, the Board of Directors of the Surviving Bank shall be comprised of the persons serving as directors of WAB immediately prior to the Effective Time. Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

3.	Covenants of the Parties.

      3.1 Covenants of Westamerica.

      (a) Reservation, Issuance and Registration of Westamerica Common Stock. Westamerica shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement (i) the Westamerica Shares; and (ii) the maximum number of shares of Westamerica common stock to which the option holders of Redwood Empire may be entitled pursuant to Section 2.6 above at or after the Effective Date. All Westamerica Shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable. Westamerica shall file and cause to be declared effective pursuant to the Securities Act of 1933, as amended (the “1933 Act”), one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the 1933 Act and in compliance with all applicable state securities laws and regulations. Westamerica shall either: (i) as soon as practicable after the Effective Time, file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Westamerica common stock subject to Redwood Options and use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Redwood Options remain outstanding; or (ii) issue substitute options with substantially the same terms, and having the same economic benefits as the options for which they are issued as substitute options but subject, in the case of directors of Redwood Empire, to the effect of Section 3.2(r), under an existing Westamerica option plan for which Westamerica maintains an effective S-8 registration statement and use its commercially reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such substitute options remain outstanding.

      (b) Nasdaq Listing. Westamerica shall cause the Westamerica Shares to be issued in the Merger and pursuant to the Redwood Options as provided in Section 2.6 to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

      (c) Government Approvals. Prior to the Effective Date, Westamerica, with the cooperation of Redwood Empire, shall use its commercially reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the Merger by the Board of Governors of the Federal Reserve System (the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and the Bank Merger Act, as amended, (ii) the DFI under the California Financial Code, and (iii) all other consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by Westamerica to be necessary or appropriate in order to cause the Merger and the Bank Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in clauses (i), (ii) and (iii) of this Section 3.1(c) are hereinafter referred to collectively as the “Government Approvals.” Westamerica and WAB shall use their commercially reasonable best efforts in good faith to file all applications for the Government Approvals within 45 calendar days after the execution of this Agreement, subject to the availability with reasonable efforts of the required financial and other information, to the cooperation of Redwood Empire and NBR where otherwise

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necessary for a complete application and to the occurrence of unforeseen circumstances not within Westamerica’s reasonable control that impair Westamerica’s ability (despite the exercise of good faith efforts) to complete and file all such applications within such time, but in such event Westamerica shall nevertheless be obligated to make such filings as promptly as reasonably practicable. Westamerica agrees to use commercially reasonable best efforts to respond within five Business Days to comments or requests, if any, received from bank regulators in connection with any such applications, within ten Business Days to comments or requests, if any, received from the U.S. Department of Justice, and within ten Business Days to comments or requests, if any, received from the Securities and Exchange Commission (the “Commission”), and in each case sooner if reasonably practicable. If it is not reasonably practicable to respond within such times in any instance, Westamerica shall so advise Redwood Empire, which shall not unreasonably withhold, delay or condition its consent to a later filing so long as Westamerica continues to pursue such matters diligently and in a commercially reasonable manner.

      (d) Notification of Breach of Representations, Warranties and Covenants. Westamerica shall promptly (and in any event within two Business Days) give oral and written notice to Redwood Empire upon becoming aware of the occurrence or impending or threatened occurrence of any event which would, or could reasonably be expected to, cause or constitute a breach or inaccuracy of any of the representations or warranties or a breach of any of the covenants of Westamerica or WAB contained or referred to in the Merger Agreement or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

      (e) Financial Statements.

      (i) Westamerica has delivered or has made available to Redwood Empire prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Westamerica shareholders and/or directors after December 31, 2002 and prior to the date hereof, (y) its consolidated statements of income, changes in shareholders’ equity and statements of cash flows for March 31, 2004, and for the years ended December 31, 2003, 2002 and 2001, and (z) consolidated balance sheets at March 31, 2004 and at December 31, 2003, 2002 and 2001. Such consolidated financial statements at and for the years ended December 31, 2003, 2002 and 2001 have been audited by KPMG LLP and its predecessors, independent public accountants (“KPMG”), and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Westamerica at the dates indicated and for the periods then ending. The opinions of KPMG do not contain any qualifications.

      (ii) Westamerica shall deliver or make available to Redwood Empire at or prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Westamerica shareholders and/or directors on or after the date hereof and through the Effective Date, (y) its consolidated statements of income, changes in shareholders’ equity and statements of cash flows for all quarters and years ended after March 31, 2004, and (z) consolidated balance sheets for all quarters and years ending after March 31, 2004. Such consolidated financial statements for years ending after March 31, 2004 and prior to the Effective Date shall be audited by KPMG, and shall include an opinion of KPMG to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Westamerica at the date indicated and for such period then ending. Such opinion of KPMG shall not contain any qualifications.

      (f) Press Releases. Westamerica and WAB shall not issue any press release or written statement for general circulation relating to the Merger, this Agreement or the Merger Agreement unless previously provided to Redwood Empire for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Redwood Empire in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Westamerica may, without the consent of Redwood Empire, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

      (g) Business Combinations. Prior to the Closing, Westamerica and WAB shall not initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to

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facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Business Combination (as such term is defined below), unless such proposal is expressly conditioned upon, or the completion of such Business Combination would not materially interfere with, the performance by Westamerica or its successor in interest of its obligations under this Agreement; provided that the foregoing shall not preclude Westamerica from responding to an unsolicited bona fide written proposal for such a Business Combination from another person. Prior to the Closing, Westamerica and WAB shall not accept any offer from any third party regarding a Business Combination of Westamerica with any other entity unless

(i) such offer is expressly conditioned upon, or the completion of such Business Combination would not materially interfere with, the performance by Westamerica or its successor in interest of its obligations under this Agreement or

(ii) Westamerica has complied with the first sentence of this Section 3.1(g), Westamerica concludes in good faith (after consultation with a financial advisor of recognized reputation in similar transactions) that the proposed Business Combination constitutes or is reasonably likely to result in a Superior Proposal (as defined in Section 3.2(j)(iv) but substituting “Westamerica” for “Redwood Empire” in such definition) and the Board of Directors of Westamerica reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law, and Westamerica concurrently terminates this Agreement pursuant to Section 11(b)(xii) and pays to Redwood Empire the Termination Fee as provided in Section 11(d).

In the event Westamerica fails to comply with the provisions of this Section 3.1(g), Redwood Empire shall be entitled to terminate this Agreement without any liability to Westamerica or any agent thereof pursuant to Section 11(b); provided, however, that the obligations and liabilities of Westamerica set forth in Section 11(d) hereof shall continue in full force and effect. For purposes of this Section 3.1(g), “Business Combination” shall mean any of the following involving Westamerica or any of its subsidiaries and any person other than Redwood Empire or any of its affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Westamerica or its subsidiaries representing 15% or more of the consolidated assets of Westamerica and its subsidiaries; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Westamerica or its subsidiaries; or a tender offer or exchange offer for at least 15% or more of the outstanding shares of Westamerica; provided, for purposes of clause (ii) of this Section 3.1(g), references to “15% or more” shall be deemed to be references to “a majority.”

      (h) Director and Officer Indemnification and Liability Insurance Coverage. From and after the Effective Date, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Redwood Empire or any of its subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Redwood Empire or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Redwood Empire or any of its subsidiaries pursuant to Redwood Empire’s or any such subsidiaries’ Articles of Incorporation or Association, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors or officers of Redwood Empire and its subsidiaries. Upon the Effective Date, any former Redwood Empire officers who become officers of Westamerica (including any subsidiaries thereof) shall be included in Westamerica’s directors’ and officers’ insurance policy. Prior to the Effective Date, Redwood Empire may purchase tail insurance coverage

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under its current policies of directors’ and officers’ liability insurance for a term not to exceed three years from the Effective Time with respect to claims arising from facts or events which occurred prior to the Effective Date; provided, however, that the total premium payment for such insurance shall not exceed $75,000. Except as required by applicable law or under the bylaws of Westamerica or WAB, neither Westamerica nor WAB will have any further obligation hereunder with respect to the indemnification of any person who now is or hereafter becomes a director or executive officer of Redwood Empire for acts or events occurring before the Effective Date. If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 3.1(h).

      (i) Employee Benefits. For purposes of all Redwood Empire, NBR, Westamerica and WAB employee benefit plans (including vacation policies) under which an employee’s benefit depends, in whole or in part, on length of service, credit will be given to employees of Redwood Empire or its subsidiaries for service previously credited with Redwood Empire or its subsidiaries prior to the Effective Time. Westamerica shall also use its commercially reasonable best efforts to cause each welfare benefit plan of Westamerica or its subsidiaries to waive (i) any preexisting condition restriction that was waived under the terms of any analogous plan of Redwood Empire or its subsidiaries for Redwood Empire employees actually enrolled in such a plan immediately prior to the Effective Time or (ii) any waiting period limitation that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar waiting period limitation under an analogous welfare benefit plan of Redwood Empire or its subsidiaries prior to the Effective Time.

      (j) Dividends. After the date of this Agreement, each of Westamerica and Redwood Empire shall coordinate with the other as to the payment of dividends with respect to the Westamerica common stock and the Redwood Empire common stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Westamerica common stock and Redwood Empire common stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Westamerica common stock and/or Redwood Empire common stock or any shares of Westamerica common stock that any such holder receives in exchange for shares of Redwood Empire common stock in the Merger.

      (k) Section 16. Assuming that Redwood Empire delivers to Westamerica the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Westamerica, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the 1934 Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Redwood Empire Insiders (as defined below) of Westamerica common stock in exchange for shares of Redwood Empire common stock and of options to purchase Westamerica common stock upon conversion of Redwood Options, in each case pursuant to the transactions contemplated hereby and to the extent that such securities are listed in the Section 16 Information provided by Redwood Empire to Westamerica prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the 1934 Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Redwood Empire Insiders, the number of shares of Redwood Empire common stock held by each of them and the number and description of Redwood Options held by each of them. “Redwood Empire Insiders” shall mean those officers and directors of Redwood Empire who are subject to the reporting requirements of Section 16(a) of the 1934 Act and who are listed in the Section 16 Information.

      (l) Tax-Free Reorganization Treatment. Westamerica shall not, and shall not permit any of its subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

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      3.2 Covenants of Redwood Empire.

      (a) Approval by Redwood Empire Shareholders. Redwood Empire shall cause the Merger, this Agreement and the Merger Agreement to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Redwood Empire shall use its best efforts to cause such meeting of its shareholders to take place as promptly as reasonably practicable after the Commission declares the Westamerica Registration Statement effective. In connection with the call of such meeting, Redwood Empire shall cause such proxy materials, with any amendments thereto that may in the judgment of its counsel be necessary or desirable, to set forth each Redwood Empire director’s commitment to vote his or her shares of Redwood Empire stock in favor of the transactions contemplated hereby and to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the “Proxy Statement”). The Board of Directors of Redwood Empire shall at all times prior to and during such meeting of Redwood Empire shareholders recommend that the transactions contemplated hereby be adopted and approved and use its best efforts to obtain the requisite affirmative vote of the holders of the outstanding Redwood Empire Shares for the approval and adoption of this Agreement and the Merger; provided, however, that the Board of Directors of Redwood Empire may withdraw, modify or change its recommendation to the shareholders if the Board determines, in good faith, following consultation with legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law. Within 30 calendar days after the time of execution and delivery of this Agreement, members of the Board of Directors of Redwood Empire shall deliver to Westamerica undertakings in the form attached hereto as Exhibit B (each a “Director Support and Voting Agreement”) confirming such directors’ approval of the transactions contemplated hereby, setting forth such directors’ commitment to vote his or her shares of Redwood Empire stock in favor of the transactions contemplated by this Agreement and setting forth such directors’ commitment to use their best efforts to cause the shareholders of Redwood Empire to adopt and approve the transactions contemplated by this Agreement, subject to the proviso in the immediately preceding sentence and any regulatory constraints. Concurrently with the execution of this Agreement, Redwood Empire shall deliver to Westamerica the undertakings of B. John Barry, Thomas J. Barry, Jessica M. Barry, Michael B. Barry and Cheryl Sandeen in the form attached hereto as Exhibit B-1 (each a “Voting Agreement”) confirming such shareholders’ approval of the transactions contemplated by this Agreement and setting forth their respective commitments to vote their shares of Redwood Empire stock in favor of the transactions contemplated by this Agreement. Except with the prior approval of Westamerica or pursuant to Section 3.2(j), neither Redwood Empire nor any member of its Board of Directors shall, at the Redwood Empire shareholders’ meeting, submit any other matters for approval of its shareholders.

      (b) Shareholder Lists and Other Information. After execution hereof, Redwood Empire shall from time to time make available to Westamerica, upon request, a list of its shareholders and their addresses, a list showing all transfers of Redwood Empire common stock and such other information as Westamerica shall reasonably request regarding both the ownership and prior transfers of Redwood Empire common stock.

      (c) Government Approvals. Redwood Empire will cooperate in all reasonable respects with Westamerica and WAB in their undertaking to obtain the Government Approvals, and Redwood Empire further agrees, subject to the continuing fiduciary duty of the Board of Directors of Redwood Empire to the shareholders of Redwood Empire as provided in Section 3.2(a), to take such actions as may be reasonably requested by Westamerica to cause the Merger to be consummated on the terms provided in the Merger Agreement and this Agreement as promptly as is practicable.

      (d) New Branches and Leases. Redwood Empire shall not create any new branches or enter into any acquisitions or leases of real property (except acquisition of real property through foreclosure or in lieu of foreclosure of a security interest), including new leases and lease extensions, without the prior written approval of Westamerica, which approval will not be unreasonably withheld, delayed or conditioned.

      (e) Notification of Breach of Representations, Warranties and Covenants. Redwood Empire shall promptly (and in any event within two Business Days) give oral and written notice to Westamerica upon becoming aware of the occurrence or impending or threatened occurrence of any event which would, or could reasonably be expected to, cause or constitute a breach or inaccuracy of any of the representations or

10

warranties or a breach of any of the covenants of Redwood Empire or NBR contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

      (f) Financial Statements.

      (i) Redwood Empire has delivered or has made available to Westamerica prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Redwood Empire shareholders and/or directors after December 31, 2003 and prior to the date hereof, (y) its consolidated statements of income, changes in shareholders’ equity and statements of cash flows for March 31, 2004, and or the years ended December 31, 2003, 2002 and 2001, and (z) consolidated balance sheets at March 31, 2004 and at December 31, 2003, 2002 and 2001. Such consolidated financial statements at and for the years ended December 31, 2003, 2002 and 2001 have been audited by Crowe Chizek and Company LLC, independent public accountants (“Crowe Chizek”), and include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Redwood Empire at the dates indicated and for the periods then ending. The opinions of Crowe Chizek do not contain any qualifications.

      (ii) Redwood Empire shall deliver or make available to Westamerica at or prior to the Effective Date true and correct copies of (x) all financial statements and proxy statements issued to Redwood Empire shareholders and/or directors on or after the date hereof and through the Effective Date, (y) its consolidated statements of income, changes in shareholders’ equity and statements of cash flows for all quarters and years ending after March 31, 2004, and (z) consolidated balance sheets for all quarters and years ending after March 31, 2004. Such consolidated financial statements for years ending after March 31, 2004, shall be audited by Crowe Chizek, and shall include an opinion of Crowe Chizek to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Redwood Empire at the date indicated and for such period then ending. Such opinion of Crowe Chizek shall not contain any qualifications.

      (iii) Redwood Empire shall deliver to Westamerica copies of all annual management letters and opinions, and shall make available to Westamerica for inspection all reviews, correspondence and other documents in the files of Redwood Empire, prepared by Crowe Chizek or any other certified public accountant engaged by Redwood Empire and delivered to Redwood Empire or any of its subsidiaries since January 1, 2001.

      (iv) Redwood Empire has delivered or shall deliver to Westamerica true and complete copies of Redwood Empire’s Annual Report to Shareholders for the years ended December 31, 2003, 2002, 2001, 2000, and 1999, all proxy statements and other written material furnished to Redwood Empire’s shareholders since December 31, 1999, and all other material reports, including call reports, relating to Redwood Empire filed by Redwood Empire or NBR with the FRB, Office of the Comptroller of the Currency (“OCC”) or Federal Deposit Insurance Corporation (the “FDIC”), during 1999 through 2003 and in 2004 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

      (v) To confirm satisfaction of the conditions in Section 7(o) and (p), at least two Business Days before the Closing Date or, if applicable, such earlier date specified in clause (ii) of the final paragraph of Article 7, Redwood Empire shall provide to Westamerica a certificate of its chief financial officer as to Redwood Empire’s Shareholders’ Equity, loans and deposits, and allowance for loan losses and written assurance of Redwood Empire’s independent accountants under, or consistent with the standards of, SAS 100 to the effect that the accountants are not aware that the financial statements of Redwood Empire as of the latest practicable date preceding the Effective Time or, if applicable, the earlier date described in clause (ii) of the final paragraph of Article 7 (the “SAS 100 Date”) from which Shareholders’ Equity is determined for purposes of Section 7(o) and (p) require any material modifications in order to comply with GAAP. Westamerica shall be permitted reasonable review and inquiry with respect to the calculation of Shareholders’ Equity and the supporting certificate.

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      (vi) Redwood Empire will maintain internal controls over financial reporting (as required by Rule 13a-15(f) under the 1934 Act). Redwood Empire will provide Westamerica with an assessment of such internal controls, cooperate with Westamerica in assessing the effectiveness of such internal controls and identify to Westamerica the framework used to evaluate the effectiveness of such internal controls.

      (g) Compensation. The Redwood Empire Disclosure Schedule discloses the name of the recipient and amount of any severance compensation owed or to be paid by Redwood Empire or any of its subsidiaries or any of their successors in connection with completion of the Merger. Except as disclosed in the Redwood Empire Disclosure Schedule, Redwood Empire shall stay within its 2004 compensation budget, shall operate in a manner consistent with past practices for June salary increases and shall provide to Westamerica a schedule setting forth those individuals with base salaries over $40,000 for whom increases in compensation have been approved, their current compensation and amounts of approved increases. Without limiting the generality of the foregoing provisions, Redwood Empire shall be entitled to pay (i) the Core Bank Incentive Bonuses to its employees, prorated for the portion of the fiscal year 2004 which shall have elapsed to the Effective Date, as disclosed in Section 3(g) of the Redwood Empire Disclosure Schedule to the extent that such bonuses are within Redwood Empire’s 2004 compensation budget, are consistent with the terms of its Core Bank Incentive Plan and have been accrued prior to or at the time of payment on the financial statements of Redwood Empire (except that general retention pool amounts shall be paid only after Redwood Empire has advised Westamerica of the proposed recipients), (ii) those bonuses to executive officers under the Executive Officer Bonus Program, prorated for the portion of the fiscal year 2004 which shall have elapsed to the Effective Date, as disclosed in Section 3(g) of the Redwood Empire Disclosure Schedule, and (iii) those retention payment amounts disclosed in the Redwood Empire Disclosure Schedule. Redwood Empire will continue to accrue on its financial statements on a monthly basis for the expense of amounts that will be payable to employees of Redwood Empire and its subsidiaries after Closing (which amounts Westamerica shall cause to be paid when due) under its Commercial Loan Officer 2004 Commission Plan, 2004 Business Development Officer Commission Plan and RMS 2004 Incentive Compensation Plan. Redwood Empire will not adjust base salaries or award other forms of compensation (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement) to employees other than pursuant to the June 2004 compensation adjustment without the prior written consent of Westamerica (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior consent of Westamerica, which Westamerica shall not unreasonably withhold, delay or condition, Redwood Empire shall not hire any new employee.

      (h) Conduct of Business in the Ordinary Course. Prior to the Effective Time:

(i) Except as provided otherwise in this Agreement, Redwood Empire and its subsidiaries shall conduct their respective businesses in the ordinary course as heretofore conducted. For purposes of this Agreement, the “Ordinary Course of Business” shall consist of the banking and related businesses as presently conducted by Redwood Empire and its subsidiaries and permitted under the BHCA, Federal Deposit Insurance Act (the “FDI Act”), National Bank Act and other applicable laws. Unless Westamerica has given its prior written consent to any act or omission to the contrary (which consent shall not be unreasonably withheld, delayed or conditioned), Redwood Empire and its subsidiaries shall, through the Effective Date, cause its officers to:

(A) use their commercially reasonable best efforts to preserve its business and business organizations intact;

(B) use their commercially reasonable best efforts to preserve the goodwill of customers and others having business relations with Redwood Empire and take no action that would impair the benefit to Westamerica of the goodwill of Redwood Empire and NBR or the other benefits of the Mergers;

(C) consult with Westamerica as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

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(D) maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

(E) comply with all laws, regulations and decrees applicable to the conduct of their businesses;

(F) keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) to the extent reasonably practicable in light of the prevailing market conditions in the insurance industry;

(G) use their commercially reasonable best efforts, subject to Section 3.2(g), to keep available to Westamerica the services of its present officers and employees (it being understood that Redwood Empire or NBR shall have the right to terminate the employment of any officer or employee in accordance with its customary employment procedures);

(H) comply with all orders, agreements and memoranda of understanding made by or with the FRB, the Federal Reserve Bank of San Francisco (the “FRBSF”), the OCC, the FDIC or any other regulatory authority of competent jurisdiction, and promptly (and in any event within two Business Days) forward to Westamerica all communications received from or sent by Redwood Empire or any of its subsidiaries to any such authority that are not prohibited by such authority from being so disclosed and inform Westamerica of any material restrictions imposed by any governmental authority on the business of Redwood Empire or any of its subsidiaries;

(I) file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

(J) conduct a Phase I environmental audit prior to foreclosure on any property and provide the results of such audit to and consult with Westamerica regarding the significance of the audit prior to the foreclosure on any such property;

(K) not sell, lease, pledge, assign, encumber or otherwise dispose of any of its respective assets except in the Ordinary Course of Business, for adequate value, without recourse and consistent with its customary practice;

(L) with respect to any extension of credit in excess of $10,000, not waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

(M) not make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its respective officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with established loan procedures and in compliance with FRB Regulation O;

(N) not take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity;

(O) not settle or otherwise take any action to release or reduce any of its respective rights with respect to any litigation involving a claim of more than $10,000 in which it is a party;

(P) consult with Westamerica on problem loan workout strategies.

(ii) Redwood Empire and NBR shall not, without first having obtained the written consent of Westamerica (which consent shall not be unreasonably withheld, delayed or conditioned), cause or permit the officers of Redwood Empire or any of its subsidiaries to:

(A) commit to any loan or extension of credit or any renewal of any outstanding credit in excess of $500,000, provided that Westamerica’s consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within one Business Day after receipt of written notice directed to authorized Westamerica personnel, together with sufficient supporting information to allow Westamerica to make an informed judgment, and Westamerica shall not unreasonably withhold its consent; provided, further, that any consent given by Westamerica shall be binding only if given by authorized Westamerica personnel identified on a

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list signed by Westamerica’s President and delivered to Redwood Empire concurrently with the execution of this Agreement or as later modified by Westamerica; provided, however, as long as those new credits or renewals conform to Redwood Empire’s existing underwriting standards and applicable regulatory standards and are not classified or criticized, such extensions of credit or renewals shall be approved by Westamerica (or consent deemed given within one Business Day in the absence of written objection); provided further, however, Redwood Empire shall be permitted (without obtaining Westamerica’s prior consent) to change interest rates charged on any outstanding credit or on categories of outstanding or new credits so long as such changes in interest rates maintain or exceed preexisting spreads to market interest rates;

(B) materially change the characteristics of its loan portfolio, including loan types, interest rates (except to maintain or exceed preexisting spreads to market interest rates), terms, duration and other terms offered;

(C) purchase any investment security with a maturity in excess of two years or that would result in a lengthening of the overall duration of its investment portfolio, or sell any investment security in which a gain is recognized;

(D) accept any deposits with a rate of interest in excess of the rate paid on similar accounts of comparable maturity by WAB plus five basis points or materially change the characteristics of its deposit portfolio, including deposit types, interest rates and terms offered, provided that Westamerica shall not withhold its consent to a request for an exception to this restriction if the request is based on a reasonable business purpose consistent with existing operations of Redwood Empire;

(E) commit to any new capital commitments or expenditures in excess of $25,000 for any individual item or $50,000 in the aggregate other than commitments or expenditures disclosed in Section 4(o) of the Redwood Empire Disclosure Schedule;

(F) commit to any new contract or extend any existing contract (including, but not limited to, data processing or servicing but excluding agreements to extend credit) that would obligate it for an aggregate amount over time in excess of $25,000 for any individual contract or $50,000 in the aggregate; provided that Westamerica’s consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within two Business Days after receipt of written notice directed to authorized Westamerica personnel, together with sufficient supporting information to allow Westamerica to make an informed judgment;

(G) accelerate the vesting of pension or other benefits except as contractually obligated as of the date hereof; or

(H) except as for properties specified in Section 3(h)(ii)(H) of the Redwood Empire Disclosure Schedule, knowingly acquire, own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment.

      (i) Press Releases. Redwood Empire and NBR shall not issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to Westamerica for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with Westamerica in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that Redwood Empire may, without the consent of Westamerica, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation.

      (j) No Merger or Solicitation.

      (i) Redwood Empire and NBR shall not initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any

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proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or propose or agree to do any of the foregoing, or authorize any of Redwood Empire’s or any of its subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its affiliates (the “Representatives”) to take any such action, and will cause the Representatives and the Redwood Empire subsidiaries not to take any such action, and Redwood Empire shall promptly (within 24 hours) notify Westamerica (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters, including the identity of the offeror or person making the request or inquiry. For purposes of this Agreement, “Competing Transaction” shall mean any of the following involving Redwood Empire or any of its subsidiaries and any person other than Westamerica or any of its affiliates: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Redwood Empire or its subsidiaries representing 15% or more of the consolidated assets of Redwood Empire and its subsidiaries; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 15% or more of the voting power of Redwood Empire or its subsidiaries; or a tender offer or exchange offer for at least 15% of the outstanding shares of Redwood Empire.

      (ii) Redwood Empire shall notify Westamerica (orally and in writing) within 24 hours of the receipt of any such inquiries, proposals or offers, the request for any such information, or the initiation or continuation of any such negotiations or discussions which are sought to be initiated or continued with Redwood Empire.

      (iii) Notwithstanding any other provision in this Section 3.2(j) or any other provision of this Agreement, prior to the duly convened Redwood Empire shareholders’ meeting upon which the Merger shall be voted, and subject to compliance with the other terms of this Section 3.2(j) and to first entering into a confidentiality agreement having provisions that are no less favorable to Redwood Empire than those contained in that certain Confidentiality Agreement dated April 27, 2004, between Redwood Empire and Westamerica (the “Confidentiality Agreement”), the Board of Directors of Redwood Empire shall be permitted to engage in discussions or negotiations with, and provide nonpublic information or data to, any person in response to an unsolicited bona fide written proposal for a Competing Transaction by such person first made after the date hereof which the Board of Directors of Redwood Empire concludes in good faith (after consultation with a financial advisor of recognized reputation in similar transactions) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), and to recommend such Superior Proposal to the holders of Redwood Empire common stock, if and only to the extent that, the Board of Directors of Redwood Empire reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties under applicable law; provided, that Redwood Empire shall have given Westamerica (orally and in writing) at least 48 hours prior notice of its intent to do so before taking the first of any such actions with any one such person; provided, further, that Redwood Empire and the Board of Directors of Redwood Empire shall keep Westamerica informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence relating thereto. Notwithstanding any other provision in this Section 3.2(j) or any other provision of this Agreement, Redwood Empire may waive any provision of any confidentiality agreement entered into as provided above if the Board of Directors of Redwood Empire, in the exercise of its fiduciary duties under applicable law, reasonably determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and Redwood Empire also contemporaneously waives similar provisions of the Confidentiality Agreement.

      (iv) For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written proposal for a Competing Transaction which the Board of Directors of Redwood Empire concludes in good faith, after

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consultation with a financial advisor of recognized reputation in similar transactions and its legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (y) is more favorable to Redwood Empire’s shareholders from a financial point of view than the transactions contemplated by this Agreement, and (z) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal”, the term Competing Transaction shall have the meaning assigned to such term in this Section 3.2(j), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority”. Nothing in this Section 3.2(j) shall prohibit Redwood Empire or its Board of Directors from taking and disclosing to the Redwood Empire shareholders a position with respect to a Competing Transaction to the extent required under the Securities Exchange Act of 1934 (the “1934 Act”) or the rules and regulations thereunder, or from making such disclosure to the Redwood Empire shareholders which, after consultation with outside legal counsel, the Board determines is otherwise required under applicable law; provided, that taking any such action required to comply with any such obligations shall not in any way limit or modify the effect that any action so taken has under any other provision of this Agreement, including, without limitation, Section 11(b)(ix).

      (k) Employee Benefit Plans. Redwood Empire agrees that any of its employee benefit plans shall, at the request of Westamerica, be terminated, frozen, modified or merged into the corresponding employee benefit plan of Westamerica, immediately before, on or after the Effective Date (but conditioned as to its effectiveness on actual completion of the Merger), as determined by Westamerica in its sole discretion and to the extent permitted by such plan without violating the rights of employees.

      (l) Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of Westamerica, Redwood Empire shall not amend its Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant, issue, or accelerate the vesting of any stock option relating to, right to acquire, or security convertible into, shares of its capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, its capital stock or other equity security, or agree to do any of the foregoing, or permit any of its subsidiaries to do any of the foregoing, except that nothing herein shall prohibit the issuance of shares with respect to options outstanding at the date of this Agreement (as provided for in Section 2.6).

      (m) Dividends. Except for quarterly dividends not exceeding $0.21 per share and otherwise consistent with past practice and the provisions of Section 3.1(j), Redwood Empire shall not declare, set aside, or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution).

      (n) Accounting Methods. Redwood Empire shall not change its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP as concurred in by its independent auditors or as required by this Agreement.

      (o) Affiliates. At the time of mailing of the Proxy Statement to the shareholders of Redwood Empire, Redwood Empire shall deliver to Westamerica a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Redwood Empire, “affiliates” of Redwood Empire for purposes of Rule 145 under the 1933 Act. Redwood Empire shall use all commercially reasonable efforts to cause each person named in the letter delivered by it to deliver to Westamerica within 30 days after the date of this Agreement, or as soon thereafter as such persons are identified, a written “affiliates” agreement, in substantially the form attached hereto as Exhibit C, providing that such person shall dispose of the Westamerica common stock to be received by such person in the Merger only in accordance with applicable law.

      (p) Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with

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full title to all properties, assets, rights, approvals, immunities and franchises of Redwood Empire, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

      (q) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, subject to the terms of the Confidentiality Agreement, Redwood Empire shall give Westamerica and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its and its subsidiaries’ properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow Westamerica to make copies of such materials (to the extent not legally prohibited) and shall furnish Westamerica with all such information concerning its affairs as Westamerica may reasonably request; provided, however, that Redwood Empire is not required to provide any information if such provision would cause a loss of the attorney-client privilege enjoyed by Redwood Empire or any of its subsidiaries. Redwood Empire shall also use its commercially reasonable best efforts to cause Crowe Chizek to make available to Westamerica, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, Crowe Chizek’s work papers and documentation relating to its audits of the books and records of Redwood Empire.

      (r) Noncompetition/Nonsolicitation Agreements. Redwood Empire shall use its best efforts to have each director of Redwood Empire execute a Confidentiality and Nonsolicitation Agreement in the form of Exhibit D (“Confidentiality and Nonsolicitation Agreement”), or a Noncompetition Agreement in the form attached hereto as Exhibit D-1 (“Noncompetition Agreement”), pursuant to which each director shall agree to certain nonsolicitation covenants and either (i) to refrain from certain activities in competition with Westamerica and WAB or (ii) to exercise any options to acquire shares of Redwood Empire common stock that are converted in the Merger to options to acquire shares of Westamerica common stock within 90 days after the Effective Date or to consent to the termination of such options upon the conclusion of such period.

      (s) Classifications and Litigation Developments. Redwood Empire agrees to promptly (and in any event within two Business Days) advise Westamerica in writing of (i) all other real estate owned (“OREO”), loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Redwood Empire or any of its subsidiaries that have been classified subsequent to the date hereof by any internal bank examiner or any bank regulatory agency as “Other Loans Especially Mentioned”, “Substandard”, “Doubtful”, “Loss”, or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans) and (ii) the classification of any loan as substandard, doubtful or loss, the filing or threatened filing of any and all legal actions or other proceedings or investigations which if determined adversely to Redwood Empire are reasonably likely to have a material adverse effect on Redwood Empire, compliance with its obligations under this Agreement or the satisfaction of any condition to closing under this Agreement, and any significant developments arising in connection with said actions, proceedings or investigations. Notwithstanding the above, Redwood Empire shall be under no obligation to disclose to Westamerica any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Redwood Empire imposed by such bank regulatory agency.

      (t) Accounting Adjustment before Closing. Redwood Empire agrees to make such accounting adjustments as Westamerica shall reasonably request immediately before Closing to conform Redwood Empire’s accounting to Westamerica’s accounting and methodology for determining its allowance for loan losses, provided that any such adjustment shall be disregarded for purposes of Section 7(o).

      (u) Consents. Where required by law or by agreements with third parties, Redwood Empire shall use commercially reasonable efforts to obtain from third parties, prior to the Effective Date, all consents to the transactions contemplated by this Agreement, where failure to obtain such consents would or would reasonably be expected to have a material adverse effect on Redwood Empire or Westamerica or that will or would reasonably be expected to prevent Westamerica from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.

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      (v) Cash Reconciliation. At the close of business on the last Business Day before the Effective Time, Redwood Empire shall conduct a cash reconciliation at its branches and shall permit Westamerica to observe or participate in such reconciliation.

      (w) Tax Returns. Redwood Empire shall deliver to Westamerica copies of all its and its subsidiaries’ tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 2003 (when available), 2002, 2001, 2000 and 1999.

      3.3 Information and Confidentiality.

      (a) Information and Confidentiality. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by any other party as such other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by GAAP. The foregoing confidentiality obligations shall not apply in respect of any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.

      (b) Asset Review.

      (i) Redwood Empire shall continue to engage its internal asset review examiners to identify potential losses with respect to loans, leases and OREO. Redwood Empire shall have reviewed all nonperforming assets and other classified or criticized assets as of a date within three months preceding the Effective Date and all loans of $250,000 or more up to $500,000 originated after the date of this Agreement. Redwood Empire shall promptly provide a copy of reports of such reviews to Westamerica. All loans, leases or OREO of Redwood Empire may be reviewed by Westamerica as part of its ongoing due diligence and Westamerica may provide a report thereon to Redwood Empire setting forth Westamerica’s grading or other assessment thereof (including accounting treatment and loss recognition).

      (ii) Redwood Empire may accept and implement Westamerica’s grading or other assessments (including accounting treatment and loss recognition) concerning loans, leases or OREO. In case of any dispute between Westamerica and Redwood Empire with respect to classification or grading of loans, the amount of reserve appropriate for a classified loan or the adequacy of Redwood Empire’s allowance for loan losses in accordance with the terms of this Agreement, Westamerica and Redwood Empire shall use their best efforts to resolve such dispute. If they do not resolve the dispute, Redwood Empire and Westamerica shall refer the matter for resolution by a mutually agreed (after mutual full disclosure of existing and prior relationships with each party) third party experienced in reviewing loans and loan portfolios (the “Independent Loan Reviewer”) or, in the case of OREO, a mutually agreed (after mutual full disclosure of existing and prior relationships with each party) third party experienced in appraising properties of the kind in question (the “Independent Appraiser”).

      (iii) The Independent Loan Reviewer or Independent Appraiser shall immediately review and/or appraise said loan(s) or OREO utilizing GAAP, applicable regulatory accounting principles (“RAP”) and related standards as enforced by the FRB. If the Independent Loan Reviewer believes it necessary to retain an Independent Appraiser, Westamerica and Redwood Empire shall mutually agree on the Independent Appraiser.

      (iv) Redwood Empire agrees to recognize on its books and records all additional loan provisions and loan losses and record all OREO at their net realizable value (and record related OREO expenses) based on the review/appraisal by the Independent Loan Reviewer or Independent Appraiser no later than the last day of month in which the determination is made. With respect to any OREO, based on all known information available from time to time, if it appears that Redwood Empire’s then current independent appraisals may not

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be accurate or upon request of and at the expense of Westamerica, Redwood Empire shall promptly obtain updated independent appraisals by an Independent Appraiser and provide copies of all such appraisals to Westamerica. Any new or additional write-downs or OREO expenses shall be recorded immediately upon receiving any updated independent appraisal. Westamerica and Redwood Empire agree to accept the views of the Independent Loan Reviewer and Independent Appraiser with respect to loan grades, loan provisions, collateral and OREO values and related matters under this section. When this method results in a determination that a loan or asset should have a reserve amount or an additional reserve amount associated with it, the reserve shall be created by an addition to the allowance for loan losses and not by a reallocation of amounts in the existing allowance, except to the extent that the allowance and each portion of the allowance, including the unallocated portion, are justified under GAAP applied on a consistent basis both before and after any such reallocation. The parties agree that adjustments made under this section shall be deemed consistent with GAAP. With respect to any asset the value of which is in dispute, Westamerica shall consent to a sale by Redwood Empire or any of its subsidiaries of such asset to a director or shareholder of Redwood Empire at the higher of the appraised value established by this review process or the minimum price required by applicable law, or such higher price as Redwood Empire and the buyer may agree.

      (v) Except as provided otherwise above, Redwood Empire and Westamerica shall each pay one half of all fees and expenses of the Independent Loan Reviewer and any Independent Appraiser.

      3.4 Cooperation. All parties to this Agreement shall cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties shall confer on a regular basis, report on operational matters, policies and banking practices and promptly advise the other orally and in writing of any change or event that has caused or could reasonably be expected to cause or constitute a material failure of a condition in this Agreement.

4.	Representations and Warranties of Redwood Empire and NBR.

      The following representations and warranties by Redwood Empire to Westamerica are qualified by the Redwood Empire Disclosure Schedule (the “Redwood Empire Disclosure Schedule”) delivered by Redwood Empire to Westamerica at the time this Agreement is signed. The Redwood Empire Disclosure Schedule shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however, that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty or representation to which the exception or matter reasonably relates. The inclusion of any item in such Redwood Empire Disclosure Schedule shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

      (a) Corporate Status and Power to Enter Into Agreements. Redwood Empire is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHCA. NBR is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States and holds a currently valid license issued by the OCC to engage in the commercial banking business in California at the offices in which such business is conducted. Subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, Redwood Empire and NBR have all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by them. Neither Redwood Empire nor any of its subsidiaries is subject to any order of or agreement or understanding with the FRB, OCC, FDIC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of Redwood Empire or NBR nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. NBR’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

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      (b) Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of Redwood Empire and the Articles of Association and Bylaws of NBR that shall be delivered to Westamerica promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of Redwood Empire and NBR that shall be made available to Westamerica contain a materially complete and accurate record of all meetings of the Boards of Director (and committees thereof) and shareholders. The corporate books and records (including financial statements) of Redwood Empire and NBR fairly reflect the material transactions to which Redwood Empire or NBR is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Redwood Empire and the Articles of Association and Bylaws of NBR and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

      (c) Compliance With Laws, Regulations and Decrees. Each of Redwood Empire and its subsidiaries: (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) in all material respects has complied with, and is not in default of, any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of it as now being conducted, and (v) has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization.

      (d) Execution and Delivery of the Agreement.

      (i) The execution and delivery of this Agreement has been duly authorized by the required majority approval of the respective Boards of Directors of Redwood Empire and NBR and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Redwood Empire common stock at a meeting of shareholders duly called and held and by Redwood Empire as the sole shareholder of NBR, this Agreement and the Mergers will be duly and validly authorized by all necessary corporate action on the part of Redwood Empire and NBR. Actions taken by the Board of Directors of Company and to be taken by the shareholders of Redwood Empire are sufficient to render inapplicable to this Agreement and the transactions contemplated hereby all state takeover statutes and any similar “takeover” or “interested stockholder” law.

      (ii) This Agreement has been duly executed and delivered by Redwood Empire and NBR and (assuming due execution and delivery by Westamerica and WAB) constitutes the legal and binding obligations of Redwood Empire and NBR (subject to applicable bankruptcy, insolvency and civil laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general applicability).

      (iii) The execution and delivery by Redwood Empire and NBR of this Agreement and the consummation of the transactions provided for in this Agreement (A) do not violate any provision of the Articles of Incorporation or Bylaws of Redwood Empire or Articles of Association or Bylaws of NBR, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite Redwood Empire shareholder approval, (3) due registration of the Westamerica Shares under the 1933 Act, (4) receipt of appropriate permits or approvals under state securities or “blue sky” laws, and (5) accuracy of the representations of Westamerica set forth herein), and (B) except as set forth in Section 4(d) of the Redwood Empire Disclosure Schedule, do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Redwood

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Empire or any of its subsidiaries is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Redwood Empire any of its subsidiaries is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Redwood Empire or any of its subsidiaries.

      (e) Capitalization. The authorized capital of Redwood Empire consists of 10,000,000 shares of common stock, no par value, of which 4,952,123 shares are duly authorized, validly issued, fully paid and nonassessable and currently outstanding, and 2,000,000 shares of preferred stock no par value, of which no shares have been issued or are outstanding. All outstanding shares of common stock have been issued in compliance with all applicable securities laws. No other equity securities of Redwood Empire have been issued or are outstanding. There are currently outstanding Redwood Options to purchase 311,685 shares of Redwood Empire common stock issued pursuant to the Option Plan and options to purchase 32,000 shares of Redwood Empire common stock issued other than pursuant to the Option Plan as described in Section 4(e) of the Redwood Empire Disclosure Schedule. The weighted average exercise price of such options is $12.22 per share. Said options were granted and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. The authorized capital of NBR consists of 4,000,000 shares of common stock, par value $2.77 7/9 per share, all of the outstanding shares of which are duly authorized, validly issued, fully paid and nonassessable (except as provided in the National Bank Act) and owned by Redwood Empire. Otherwise, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate Redwood Empire or NBR to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any common stock or any other equity security of Redwood Empire or NBR, or (ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of common stock or any other equity security of Redwood Empire or NBR to which Redwood Empire or NBR is a party.

      (f) Equity Interests. Except as set forth in Section 4(f) of the Redwood Empire Disclosure Schedule and for (i) Redwood Empire’s equity interest in NBR, Redwood Statutory Trust I, a Connecticut statutory trust, and Redwood Statutory Trust II, a Connecticut statutory trust, (ii) NBR’s equity interest in Valley Mortgage Corporation and Redwood Merchant Services, Inc., each of which is inactive, and (iii) securities acquired in foreclosure or in lieu of foreclosure in the Ordinary Course of Business, neither Redwood Empire nor NBR owns, directly or indirectly, any equity interest in any bank, corporation, or other entity. Section 4(f) of the Redwood Empire Disclosure Schedule sets forth the authorized capitalization, number and ownership of outstanding equity securities and existence of warrants or options relating to, rights to acquire, or debt or equity securities convertible into, equity securities of each of Redwood Empire’s subsidiaries other than NBR. All of the issued and outstanding shares of capital stock or other equity ownership interests of each subsidiary of Redwood Empire or NBR (other than NBR) are owned by Redwood Empire or NBR, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

      (g) Securities Law Filings. Since December 31, 1998, Redwood Empire has filed and will file all documents required to be filed by it under the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939, all as amended, and that as of their respective dates, none of these documents contained as of the date of the filing thereof any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made or will be made not misleading.

      (h) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to Westamerica as required by Section 3.2(f) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a

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material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date included with such financial statements or other documents provided or to be provided to Westamerica shall be deemed to modify information supplied to Westamerica as of any earlier date. Redwood Empire and NBR have filed all material documents and reports relating to Redwood Empire or NBR required to be filed with the FRB, the FDIC, the OCC, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. Except as set forth in Section 4(h) of the Redwood Empire Disclosure Schedule, all compliance or corrective action relating to Redwood Empire or any of its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over Redwood Empire or any of its subsidiaries has been taken. Neither Redwood Empire nor any of its subsidiaries is subject to any order, agreement or written directive from or with any regulatory authority with respect to its assets or business except for matters of general application. Redwood Empire and its subsidiaries have paid all assessments made or imposed by any governmental agency. The consolidated financial records of Redwood Empire have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with GAAP, or applicable RAP, at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by Redwood Empire in the operation of its business to generate and retrieve financial records are adequate for the current needs of Redwood Empire.

      (i) Community Reinvestment Act. NBR has received a rating of “satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. NBR has not been advised of any material supervisory concerns regarding its compliance with the Community Reinvestment Act.

      (j) Tax Returns. As used in this Agreement, “tax” or “taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person.

(i) Each of Redwood Empire and NBR has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer’s withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required to be filed by it with respect thereto, and each such return, report or other information was, when filed, complete and accurate in all material respects. Each of Redwood Empire and NBR has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith, which contested matters have been disclosed in the Redwood Empire Disclosure Schedule. Each of Redwood Empire and NBR has recorded adequate reserves for all unpaid tax liabilities, including all tax benefits previously claimed with respect to its ownership of NBR Real Estate Investment Trust or any other real estate investment trust or similar vehicle. Neither Redwood Empire nor NBR has been requested to give and neither has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against Redwood Empire or NBR for any alleged deficiency in the payment of any taxes, and neither Redwood Empire nor NBR knows of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. Since December 31, 2003, there have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Article XIIIA of the California Constitution, of any real property owned in whole or in part by Redwood Empire or NBR or to the best of Redwood Empire’s or NBR’s knowledge,

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of any real property leased by Redwood Empire or NBR (disregarding for this purpose the acquisition of real property through foreclosure or in lieu of foreclosure of a security interest).

(ii) Each of Redwood Empire and NBR has withheld and paid all material taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) Neither Redwood Empire nor NBR has filed any consolidated federal income tax return as a member of an “affiliated group” (within the meaning of Section 1504 of the Code) where Redwood Empire was not the common parent of the group. Neither Redwood Empire nor NBR is or has been a party to any tax allocation agreement or arrangement pursuant to which it has any contingent, successor, or outstanding liability for the taxes of anyone other than Redwood Empire and NBR. Redwood Empire is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Redwood Empire.

(iv) Neither Redwood Empire nor NBR has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

      (k) Absence of Certain Changes. Since December 31, 2003, there has been (i) no material adverse change with respect to Redwood Empire, (ii) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to Redwood Empire or any of its subsidiaries, except in the Ordinary Course of Business, and (iii) no disposition by Redwood Empire or any of its subsidiaries of one or more assets that, individually or in the aggregate, are material to it, except sales of assets in the Ordinary Course of Business. The incurrence and payment of Merger-related expenses not exceeding those disclosed in the Redwood Empire Disclosure Schedule shall not in themselves constitute a material adverse change for this purpose, but the determination of all other financial requirements in this Agreement shall include the effect of Merger-related expenses.

      (l) No Undisclosed Liabilities. Except as set forth in Section 4(l) of the Redwood Empire Disclosure Schedule, and except for items for which reserves have been established in the unaudited consolidated balance sheets of Redwood Empire as of March 31, 2004, neither Redwood Empire nor any of its subsidiaries has incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business after such date. Except as set forth in Section 4(l) of the Redwood Empire Disclosure Schedule, no agreement pursuant to which any loans or other assets have been or will be sold by Redwood Empire or any of its subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by the seller, to cause Redwood Empire or any of its subsidiaries to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Redwood Empire or any of its subsidiaries. Redwood Empire and its subsidiaries have not knowingly made and shall not make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of Redwood Empire (other than regular quarterly cash dividends consistent with past practice) has been declared, set aside or paid, nor have any shares of the stock of Redwood Empire been purchased, redeemed or otherwise acquired, directly or indirectly, by Redwood Empire since December 31, 2003.

      (m) Indemnification. Other than pursuant to the provisions of their respective Articles of Incorporation or Articles of Association, as the case may be, or Bylaws, or as disclosed in Section 4(m) of the Redwood Empire Disclosure Schedule, or pursuant to non-material contracts entered into in the Ordinary Course of

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Business, neither Redwood Empire nor any of its subsidiaries is a party to any indemnification agreement with any of its present or past officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Redwood Empire or any of its subsidiaries, and to the best knowledge of Redwood Empire, there are no claims for which any person would be entitled to indemnification by Redwood Empire or any of its subsidiaries if such provisions were deemed in effect.

      (n) Properties and Leases.

      (i) Section 4(n) of the Redwood Empire Disclosure Schedule sets forth each office, branch, facility and other place of business of Redwood Empire and its subsidiaries, its address, function and whether it is owned or leased by Redwood Empire. Redwood Empire and its subsidiaries have good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other property and assets, tangible and intangible, reflected in the Redwood Empire consolidated balance sheet as of December 31, 2003 (except property held as lessee under leases disclosed in Section 4(n) of the Redwood Empire Disclosure Schedule and except personal property sold or otherwise disposed of since December 31, 2003 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent; (b) liens, encumbrances and imperfections of title not created or suffered to be created by Redwood Empire nor actually known to Redwood Empire; (c) such other liens and encumbrances and imperfections of title as do not materially and adversely affect the value of such property as reflected in the Redwood Empire consolidated balance sheet as of December 31, 2003, or as currently shown on the books and records of Redwood Empire and which do not interfere with or impair the present and continued use; or (d) exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to Westamerica. To the actual knowledge of Redwood Empire, all tangible properties of Redwood Empire and its subsidiaries conform in all material respects with all applicable ordinances, regulations and zoning laws. All tangible properties of Redwood Empire and its subsidiaries are in a good state of maintenance and repair, normal wear and tear excepted, and are adequate for the current business of Redwood Empire and its subsidiaries. Except for its main office at 111 Santa Rosa Avenue, in Santa Rosa, as to which Section 4(n) of the Redwood Empire Disclosure Schedule, to the knowledge of Redwood Empire, provides complete and accurate information, (A) no properties of Redwood Empire or any of its subsidiaries are the subject of any pending or, to Redwood Empire’s actual knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance; nor, to Redwood Empire’s actual knowledge, are any properties in which Redwood Empire or any of its subsidiaries holds a collateral or contingent interest or purchase option subject to any such pending or threatened investigation, claim or proceeding, and (B) to Redwood Empire’s actual knowledge, except as set forth in Section 3(h)(ii)(H) of the Redwood Empire Disclosure Schedule, none of Redwood Empire and any of its subsidiaries owns, possesses or has a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by Redwood Empire or one of its subsidiaries, Redwood Empire and its subsidiaries have not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon in such a manner as to cause Redwood Empire or any of its subsidiaries to be deemed by a court of competent jurisdiction to be an owner or operator of such asset under applicable environmental laws.

      (ii) All properties held by Redwood Empire and its subsidiaries under leases are held under valid, binding and enforceable leases (subject to applicable bankruptcy, insolvency and civil laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general applicability), with such exceptions as are not material and do not interfere with the conduct of the business of Redwood Empire or its subsidiaries, and Redwood Empire and its subsidiaries enjoy quiet and peaceful possession of such leased property. Neither Redwood Empire nor any of its subsidiaries is in default in any respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

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      (iii) Except as disclosed in Section 4(n) of the Redwood Empire Disclosure Schedule, none of Redwood Empire’s or any of its subsidiaries’ rights and obligations under the leases referred to in Section 4(n)(ii) above require the consent of any other party to the transaction contemplated by this Agreement.

      (o) Material Contracts. Except as disclosed in Section 4(o) of the Redwood Empire Disclosure Schedule (and except for loans, loan commitments and letters of credit or similar obligations arising in the Ordinary Course of Business of NBR), neither Redwood Empire nor any of it subsidiaries is a party to or bound by any contract or other agreement which involves aggregate future payments by or to it of more than $25,000 and which is made for a fixed period expiring more than one year from the date hereof, and neither Redwood Empire nor any of it subsidiaries is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed in Section 4(o) of the Redwood Empire Disclosure Schedule is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), and no breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by Redwood Empire or any of its subsidiaries is currently outstanding.

      (p) Classified Loans. Except as disclosed in Section 4(p) of the Redwood Empire Disclosure Schedule, there are no loans presently owned by Redwood Empire or any of its subsidiaries that have been classified by any bank examiner, outside loan reviewer, accountant or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or classified using categories with similar import and all loans or portions thereof classified “Loss” have been charged off. Notwithstanding the above, Redwood Empire shall not be under any obligation to disclose to Westamerica any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of Redwood Empire imposed by the FDIC, the OCC or other regulator. Redwood Empire and its subsidiaries regularly review and appropriately classify loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of Redwood Empire and its subsidiaries are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed in Section 4(p) of the Redwood Empire Disclosure Schedule or reserved for in the unaudited consolidated balance sheet of Redwood Empire as of March 31, 2004, and were duly authorized under and made in compliance with applicable federal and state laws and regulations. Redwood Empire and its subsidiaries have no extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of Redwood Empire.

      (q) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business and to secure advances from the Federal Home Loan Bank of San Francisco, none of the investments reflected in the Redwood Empire consolidated balance sheet as of December 31, 2003, and none of the investments made by Redwood Empire since December 31, 2003, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Redwood Empire or any of its subsidiaries freely to dispose of such investment at any time. With respect to all material repurchase agreements to which Redwood Empire, NBR or any Redwood Empire Subsidiary, is a party, Redwood Empire, NBR or Redwood Empire Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except for any securities sold subject to repurchase obligations in the normal course of business and any loans or loan participations subject to customary repurchase obligations, none of Redwood Empire, NBR or Redwood Empire Subsidiaries has sold or otherwise disposed of any assets in a transaction in which the acquirer of such assets or other person has the right, either conditionally or absolutely,

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to require Redwood Empire, NBR or any Redwood Empire Subsidiary to repurchase or otherwise reacquire any such assets.

      (r) Employment Contracts and Benefits

      (i) Section 4(r) of the Redwood Empire Disclosure Schedule lists all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments which Redwood Empire maintains, contributes to or has any outstanding liability in respect of (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any (the “Benefit Plans” and each a “Benefit Plan”), and any and all contracts of employment and has made available to Westamerica any Board of Directors’ minutes (or committee minutes) authorizing, approving or guaranteeing such Plans and contracts. There are no agreements or understandings, either written or oral, between Redwood Empire and any person which would result in the payment of any consideration as a result of any of the transactions contemplated by this Agreement other than as disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule. Redwood Empire has heretofore delivered to Westamerica true, correct and complete copies of each Benefit Plan, and with respect to each such Benefit Plan true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years and (c) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Benefit Plan.

      (ii) Except as disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of Redwood Empire or any of its subsidiaries to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of Redwood Empire or any of its subsidiaries; (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of IRC section 280G(b) or would not be fully deductible as a result of IRC section 162(m) or any corresponding provision of state, local or foreign tax law; or (iv) constitute or involve a prohibited transaction (as defined in ERISA section 406 or IRC section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(l) or otherwise violate Part 4 of Subtitle B of Title I of ERISA.

      (iii) Except with respect to the Redwood Options, each Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Date, without material liability to the Westamerica (other than ordinary administration expenses and severance obligations disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule). Redwood Empire has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan.

      (iv) With respect to each Benefit Plan which is an employee benefit plan (as defined in Section 3(3) of ERISA) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis.

      (v) With respect to each Benefit Plan which is an employee benefit plan (as defined in Section 3(3) of ERISA) and which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

(1) Any act or omission constituting a material violation of Section 402 of ERISA;

(2) Any act or omission constituting a violation of Section 403 of ERISA;

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(3) Any act or omission by Redwood Empire or any of its subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

(4) To the knowledge of Redwood Empire or any of its subsidiaries, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

(5) Any act or omission which constitutes a violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

(6) Any act or omission constituting a violation of Sections 503, 510 or 511 of ERISA.

      (vi) All contributions, premiums or other payments due from Redwood Empire and its subsidiaries to (or under) any Benefit Plan have been fully paid or adequately provided for on the audited financial statements for the year ended December 31, 2003 and period ended March 31, 2004. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

      (vii) Each Benefit Plan complies with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

      (viii) Each Benefit Plan complies with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

      (ix) Redwood Empire has disclosed in Section 4(r) of the Redwood Empire Disclosure Schedule the names of each director, officer and employee of Redwood Empire and each of its subsidiaries.

      (x) Neither Redwood Empire nor any of its subsidiaries has, prior to the Effective Date, in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (xi) As of the date hereof, Redwood Empire and any entity with which Redwood Empire could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case law, has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the date hereof, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

      (s) Compliance With ERISA. Neither Redwood Empire nor any of its subsidiaries has, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the Redwood Empire Bancorp 401(k) Profit Sharing Plan (the “Redwood Plan”). With respect to the Redwood Plan, as of the Effective Time (i) the form of the Redwood Plan, to the best of Redwood Empire’s knowledge, has in all material respects been (and currently is) in compliance with all the requirements of Section 401 or Section 408 of the IRC, as applicable; (ii) Redwood Empire shall not have amended the Redwood Plan or administered the Redwood Plan in a manner inconsistent with such requirements; (iii) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (iv) all required and necessary filings with the Internal Revenue Service (“IRS”), Department of Labor and any other governmental agencies with respect to the Redwood Plan for all periods ending at or prior to the Effective Time will have been made on a timely basis by Redwood Empire and the plan administrator; (v) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vi) there shall have been no action, claim or demand of any kind known to Redwood Empire brought or threatened by any potential claimant or representative of such claimant under the Redwood Plan or Trust where Redwood Empire may be either (A) liable directly on such action,

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claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Redwood Empire’s December 31, 2003, financial statements or an insurer of Redwood Empire has agreed to defend against and pay the amount of any resulting liability without reservation.

      (t) Absence of Certain Matters or Arrangements.

      (i) There is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Benefit Plan or to the best knowledge of Redwood Empire any fiduciary or service provider thereof and, to the best knowledge of Redwood Empire, there is no basis for any such legal action, proceeding or investigation.

      (ii) No communication, report or disclosure has been made regarding any Benefit Plan which, at the time made, did not accurately reflect the material terms and operations of the Benefit Plan.

      (iii) No Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA.

      (iv) No Benefit Plan is a multi-employer plan, as defined in Section 3(37) of ERISA, or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

      (v) No Benefit Plan includes any trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

      (u) Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed in Section 4(u) of the Redwood Empire Disclosure Schedule, neither Redwood Empire nor any of its subsidiaries has any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by it without liability, and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between Redwood Empire or any of its subsidiaries and any current or former employees, and to the best of its knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

      (v) Compensation of Officers and Employees. Except as disclosed in Section 4(v) of the Redwood Empire Disclosure Schedule, no officer or employee of Redwood Empire or any of its subsidiaries is receiving aggregate direct remuneration at a rate exceeding $40,000 per annum. Except as disclosed in Section 4(v) of the Redwood Empire Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Redwood Empire or any of its subsidiaries or Westamerica to any employee of Redwood Empire or any of its subsidiaries. Except as disclosed in Section 4(v) of the Redwood Empire Disclosure Schedule, no employee of Redwood Empire or any of its subsidiaries is entitled under any existing contract or arrangement to receive or will receive from Redwood Empire or any of its subsidiaries a partial-year bonus if the Merger or Bank Merger is completed before December 31, 2004.

      (w) Legal Actions and Proceedings. Except as disclosed in Section 4(w) of the Redwood Empire Disclosure Schedule, neither Redwood Empire nor any of its subsidiaries is a party to, or so far as Redwood Empire is aware, threatened with, and to its knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency; and neither Redwood Empire nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Redwood Empire or any of its subsidiaries of any amount in excess of $25,000, unless an insurer of Redwood Empire has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Redwood Empire or any of its subsidiaries of a monetary amount, which could materially adversely affect Redwood Empire or any of its subsidiaries or its business or property or the

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transactions contemplated hereby except as disclosed in Section 4(w) of the Redwood Empire Disclosure Schedule. As of the date hereof, Redwood Empire has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board (except claims or charges in the ordinary course of business that are not expected to have a material adverse effect), or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Redwood Empire, threatened against Redwood Empire or any of its subsidiaries.

      (x) Intellectual Property. To the best knowledge of Redwood Empire, Redwood Empire and NBR own or have a valid license to use all trademarks, trade names and service marks (including any registrations or applications for registration of any of the foregoing) (collectively, “Intellectual Property”) necessary to carry on their business substantially as currently conducted, except where such failures to own or validly license such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Redwood Empire. Neither Redwood Empire nor NBR has received any notice of infringement of or conflict with, and to Redwood Empire’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual Property that, individually or in the aggregate, in either such case, would reasonably be expected to have a material adverse effect on Redwood Empire.

(y)	Derivative Transactions.

      (i) Except as would not have a material adverse effect on Redwood Empire, all Derivative Transactions (as defined herein) entered into by Redwood Empire or any of its subsidiaries were entered into in accordance with applicable rules, regulations and policies of any governmental authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Redwood Empire and its subsidiaries, and were entered into with counterparties who are financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and to Redwood Empire’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      (ii) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Redwood Options.

      (z) Facts Affecting Government Approvals. To the best knowledge of Redwood Empire, there is no fact, event or condition applicable to Redwood Empire or any of its subsidiaries that will, or reasonably could be expected to, adversely affect the likelihood of securing the Government Approvals required to complete the Merger and the other transactions contemplated by this Agreement.

      (aa) Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by Redwood Empire or any of its subsidiaries or is entitled to be paid based upon any agreements, arrangements or understandings made by Redwood Empire or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement, except that Redwood Empire has engaged Hovde Financial LLC in connection with this Agreement and has provided Westamerica with a true and complete copy of its engagement agreement with Hovde Financial LLC.

      (bb) Insurance. Section 4(bb) of the Redwood Empire Disclosure Schedule lists all insurance policies and bonds maintained by Redwood Empire and any of its subsidiaries, including name of insurer, type of coverage, policy limit, annual premiums and expiration date. Redwood Empire and each of its subsidiaries is

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and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, and all of the insurance policies and bonds maintained by Redwood Empire and its subsidiaries are in full force and effect, Redwood Empire and its subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of Redwood Empire, such insurance coverage is adequate for Redwood Empire and its subsidiaries. Since December 31, 2003, there has not been any damage to, destruction of, or loss of any assets of Redwood Empire or any of its subsidiaries not covered by insurance that would have a material adverse effect on Redwood Empire.

      (cc) Loan Loss Allowance. The allowance for loan losses in the Redwood Empire consolidated balance sheets dated December 31, 2003 and each subsequent period end prior to the Effective Date and as of the Effective Date was and will be determined by application of Redwood Empire’s policies and procedures on a basis consistently applied from prior periods and is or will be adequate in all material respects under the requirements of GAAP consistently applied, and all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans, net of recoveries. Redwood Empire has disclosed in Section 4(cc) of the Disclosure Schedule, and will promptly (and in any event within two Business Days) inform Westamerica of the amounts of all OREO, loans, leases, other extensions of credit or commitments, or other interest-bearing assets of Redwood Empire or any of its subsidiaries that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as “Other Loans Especially Mentioned”, “Substandard”, “Doubtful”, “Loss”, or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, Redwood Empire shall be under no obligation to disclose to Westamerica any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of Redwood Empire imposed by such bank regulatory agency.

      (dd) Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, neither Redwood Empire nor any of its subsidiaries has extended credit, committed itself to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of Redwood Empire or any of its subsidiaries, or any spouse or child of any of them, or to any of their “affiliates” or “associates” as such terms are defined in Rule 405 under the 1933 Act. Neither Redwood Empire nor any of its subsidiaries has entered into any other transactions with the directors of Redwood Empire or NBR or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed in Section 4(dd) of the Redwood Empire Disclosure Schedule. All such transactions have been on terms no less favorable to Redwood Empire than those which would prevail in an arm’s-length transaction with an independent third party.

      (ee) Information in Westamerica Registration Statement. The information pertaining to Redwood Empire and its subsidiaries which has been or will be furnished to Westamerica for or on behalf of Redwood Empire for inclusion in the Westamerica Registration Statement, the Prospectus (as hereinafter defined) or the Proxy Statement, or in the applications to be filed to obtain the Government Approvals (the “Applications”), does not and will not contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that information of a later date shall be deemed to modify information as of an earlier date. All financial statements of Redwood Empire included in the Prospectus and Proxy Statement will present fairly the consolidated financial condition and results of operations of Redwood Empire at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Redwood Empire shall promptly (and in any event within two Business Days) advise Westamerica in writing if, prior to the Effective Time, Redwood Empire shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

      (ff) Accuracy of Representations and Warranties. No representation or warranty by Redwood Empire or NBR and no statement by Redwood Empire or NBR in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will

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contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Westamerica; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

      (gg) No Brokered Deposits. NBR does not now have and shall not accept prior to or have on the Effective Date any “brokered deposits” as such deposits are defined by the FDIC.

      (hh) Internal Controls. Redwood Empire has (a) designed disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) to ensure that information relating to it that is required to be disclosed in its reports under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms; (b) evaluated the effectiveness of its disclosure controls and procedures and presented in its periodic reports most recently filed with the Commission the conclusions of its senior officers about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by such report based on that evaluation; and (c) disclosed in such report any change in its internal control over financial reporting that occurred during its most recent reporting period that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting. Redwood Empire has disclosed, based on its most recent evaluation of internal control over financial reporting, to its auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Redwood Empire’s internal control over financial reporting.

5.	Representations and Warranties of Westamerica and WAB.

      Westamerica and WAB represent and warrant to Redwood Empire and NBR that:

(a) Corporate Status and Power to Enter Into Agreement. Westamerica is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHCA. WAB is a California banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California and holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices in which such business is conducted. Subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, Westamerica and WAB have all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by them. Neither Westamerica nor any of its subsidiaries is subject to any order of the FRB, the FDIC, the DFI or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties. Neither the scope of the business of Westamerica or WAB nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California. Westamerica is the sole shareholder of WAB. WAB is a member of the Federal Reserve System. WAB’s deposits are insured by the FDIC in the manner and to the full extent provided by law.

(b) Corporate Status and Power of Westamerica and WAB. Prior to and as of the Effective Time, Westamerica and WAB will be corporations duly incorporated, validly existing and in good standing under the laws of the State of California and will have the corporate power to enter into the Merger Agreement and to carry out all of the terms and provisions thereof to be carried out by each of them.

(c) Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of Westamerica to be delivered to Redwood Empire are complete and accurate copies thereof as in effect on the date hereof. The corporate books and records (including financial statements) of Westamerica fairly reflect the material transactions to which Westamerica or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of Westamerica and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

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(d) Compliance With Laws, Regulations and Decrees. Westamerica and each of its subsidiaries (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of its subsidiary commercial banks, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of Westamerica or its subsidiaries, taken as a whole, or is not likely to otherwise have a material adverse effect on Westamerica, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of Westamerica and its subsidiaries as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Westamerica or its subsidiaries are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any material licenses, franchise, permit or governmental authorization of Westamerica or its subsidiaries.

(e)	Execution and Delivery of the Agreement.

(i) The execution and delivery of this Agreement has been duly and validly authorized by the Boards of Directors of Westamerica and WAB and this Agreement will be duly and validly authorized by all necessary corporate action on the part of Westamerica and WAB.

(ii) This Agreement has been duly executed and delivered by Westamerica and WAB and (assuming due execution and delivery by Redwood Empire and NBR) constitutes a legal and binding obligation of Westamerica and WAB (subject to applicable bankruptcy, insolvency and civil laws affecting creditors’ rights generally, and subject, as to enforceability, to equitable principles of general applicability).

(iii) The execution and delivery by Westamerica and WAB of this Agreement and the consummation of the transactions herein contemplated (A) do not and will not violate any provision of the Articles of Incorporation or Bylaws of Westamerica or WAB, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) due registration of the Westamerica Shares under the 1933 Act, (3) receipt of appropriate permits or approvals under state securities or “blue sky” laws, and (4) accuracy of the representations of Redwood Empire set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which Westamerica or WAB is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which Westamerica or WAB is subject, or constitute a default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of Westamerica and WAB.

(f) Securities Law Filings. Since December 31, 1998, Westamerica has filed and will file all documents required to be filed by it under the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940 and the Trust Indenture Act of 1939, all as amended, and that as of their respective dates, none of these documents contained as of the date of the Agreement or will contain any untrue statement of material fact or omitted or will omit to state material any fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made or will be made not misleading.

(g) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to Redwood Empire as required by Section 3.1(e) hereof, as of the date of such

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document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. Since 2001, Westamerica has filed all material documents and reports relating to Westamerica or its subsidiaries required to be filed by it with the FDIC, the FRB, the DFI or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to Westamerica or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over Westamerica or its subsidiaries has been taken. Westamerica and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that Westamerica or any of its subsidiaries are not in material compliance with any of the statutes, regulations or ordinances which such governmental or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of Westamerica or any of its subsidiaries. Neither Westamerica nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. Westamerica and its subsidiaries have paid all assessments made or imposed by any governmental agency. The financial records of Westamerica have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management’s general or specific authorization and recorded in conformity with GAAP at the time in effect.

(h) Community Reinvestment Act. Westamerica has received a rating of “satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Westamerica has not been advised of any material supervisory concerns regarding its compliance with the Community Reinvestment Act.

(i) Material Adverse Change. Since December 31, 2003, there has been no material adverse change with respect to Westamerica.

(j) Information in Westamerica Registration Statement. The information pertaining to Westamerica and each of its subsidiaries which will appear in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, in the form filed with the Commission, or in the Applications, will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that the information as of a later date shall be deemed to modify information as of an earlier date. All financial statements of Westamerica included in the Prospectus or the Proxy Statement will present fairly the consolidated financial condition and results of operations of Westamerica and its consolidated subsidiaries at the dates and for the periods covered by such statements in accordance with GAAP consistently applied throughout the periods covered by such statements. Westamerica shall promptly (and in any event within two Business Days) advise Redwood Empire in writing if prior to the Effective Time Westamerica shall obtain knowledge of any facts that would make it necessary to amend the Westamerica Registration Statement, the Proxy Statement or any Application, or to supplement the Prospectus, in order to make the statements therein not misleading or to comply with applicable law.

(k) Accuracy of Representations and Warranties. No representation or warranty by Westamerica or WAB and no statement by Westamerica or WAB in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Redwood Empire; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

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(l)	Employee Benefits.

(i) Westamerica shall deliver upon request to Redwood Empire an accurate list setting forth all profit sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of Westamerica, if any, together with copies of plans that are documented.

(ii) Each employee benefit plan (as defined in Sections 3(3) of ERISA) which is required to be provided in response to this Section 5(l) is in material compliance with the requirements of ERISA.

(m) Compliance With ERISA. Neither Westamerica nor any of its subsidiaries has, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the Westamerica Bancorporation Tax Deferred Savings/ Retirement Plan (ESOP) and Deferred Profit Sharing Plan (the “Westamerica Plan”). With respect to the Westamerica Plan, as of the Effective Time (i) the form of the Westamerica Plan, to the best of Westamerica’s knowledge, has in all material respects been (and currently is) in compliance with all the requirements of Section 401 or Section 408 of the IRC, as applicable; (ii) Westamerica shall not have amended the Westamerica Plan or administered the Westamerica Plan in a manner inconsistent with such requirements; (iii) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (iv) all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Westamerica Plan for all periods ending at or prior to the Effective Time will have been made on a timely basis by Westamerica and the plan administrator; (v) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vi) there shall have been no action, claim or demand of any kind known to Westamerica brought or threatened by any potential claimant or representative of such claimant under the Westamerica Plan or Trust where Westamerica may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in Westamerica’s December 31, 2003, financial statements or an insurer of Westamerica has agreed to defend against and pay the amount of any resulting liability without reservation.

(n) Legal Actions and Proceedings. Except as disclosed to Redwood Empire in writing, neither Westamerica nor any of its subsidiaries is a party to, or so far as Westamerica is aware, threatened with, and to its knowledge, there is no reasonable basis for, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency; and neither Westamerica nor any of its subsidiaries is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by Westamerica or any of its subsidiaries of any amount in excess of $5,000,000, unless an insurer of Westamerica has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by Westamerica or any of its subsidiaries of a monetary amount, which could materially adversely affect Westamerica or any of its subsidiaries or its business or property or the transactions contemplated hereby except as disclosed in writing to Redwood Empire. Westamerica has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board (except claims or charges in the ordinary course of business that are not expected to have a material adverse effect), or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of Westamerica, threatened against Westamerica or any of its subsidiaries.

(o) Facts Affecting Government Approvals. To the best knowledge of Westamerica, there is no fact, event or condition applicable to Westamerica or any of its subsidiaries that will, or reasonably could be expected to, adversely affect the likelihood of securing the Government Approvals required to complete the Merger and the other transactions contemplated by this Agreement.

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(p) Taxes. Westamerica has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, and each such return, report or other information was, when filed, complete and accurate in all material respects. Westamerica has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due, except those that are being contested in good faith. Westamerica has not been requested to give and has not given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against Westamerica for any alleged deficiency in the payment of any taxes, and Westamerica does not know of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes.

(q) Capitalization. All outstanding shares of Westamerica capital stock have been duly issued and are validly outstanding, fully paid and nonassessable. None of the shares of Westamerica’s capital stock has been issued in violation of the preemptive rights of any person. The shares of Westamerica common stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

(r) Internal Controls. Westamerica has (a) designed disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) to ensure that information relating to it that is required to be disclosed in its reports under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms; (b) evaluated the effectiveness of its disclosure controls and procedures and presented in its periodic reports most recently filed with the Commission the conclusions of its senior officers about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by such report based on that evaluation; and (c) disclosed in such report any change in its internal control over financial reporting that occurred during its most recent reporting period that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting. Westamerica has disclosed, based on its most recent evaluation of internal control over financial reporting, to its auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Westamerica’s internal control over financial reporting.

6.	Securities Act of 1933.

      (a) Preparation and Filing of Registration Statement. Westamerica shall as promptly as reasonably practicable after the date of this Agreement prepare and file with the Commission (i) a registration statement on the appropriate form (the “Westamerica Registration Statement”) under and pursuant to the provisions of the 1933 Act for the purpose of registering the Westamerica Shares and, (ii) shall prepare and file, as soon as practicable, one or more registration statements or amendments to existing registration statements under the 1933 Act for the purpose of registering the maximum number of shares of common stock of Westamerica to which the option holders of Redwood Empire may be entitled pursuant to Section 2.6 above at or after the Effective Date. Westamerica and Redwood Empire shall promptly prepare the Proxy Statement for the purpose of submitting this Agreement and the Merger to the shareholders of Redwood Empire for approval. Redwood Empire shall cooperate in all reasonable respects with regard to the preparation of the Proxy Statement. The Proxy Statement in definitive form shall serve as the prospectus (the “Prospectus”) to be included in the Westamerica Registration Statement. Westamerica and Redwood Empire shall each provide promptly to the other such information concerning its business and financial condition and affairs as may be required or appropriate for inclusion in the Westamerica Registration Statement, the Prospectus or the Proxy Statement, and shall cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Westamerica Registration Statement, the Prospectus and the Proxy Statement.

      (b) Effectiveness of Registration Statement. Westamerica and Redwood Empire shall use their commercially reasonable best efforts to have the Westamerica Registration Statement and any amendments or

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supplements thereto declared effective by the Commission under the 1933 Act as soon as practicable, and thereafter Redwood Empire shall distribute at its cost the Proxy Statement to holders of its common stock in accordance with applicable laws and its Articles of Incorporation and Bylaws.

      (c) Sales and Resales of Common Stock. Westamerica shall not be required to maintain the effectiveness of the Westamerica Registration Statement for the purpose of sale or resale of the Westamerica Shares by any person.

      (d) Rule 145. Securities representing Westamerica Shares issued to affiliates of Redwood Empire (as determined by counsel to Westamerica) under Rule 145 of the rules and regulations under the 1933 Act pursuant to the Merger Agreement may be subject to stop transfer orders and may bear a restrictive legend in substantially the following form:

The security represented by this instrument has been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the 1933 Act applies. The security represented by this instrument may not be sold, hypothecated, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration under the 1933 Act, or (ii) in a transaction which, in the opinion of counsel satisfactory to the issuer, is not required to be registered under the 1933 Act.

Should any opinion of counsel described in clause (ii) of the foregoing legend indicate that the legend and any stop transfer order then in effect with respect to the shares may be removed, Westamerica will upon request substitute unlegended securities and remove any stop transfer orders.

      (e) Blue Sky Compliance. Westamerica agrees to use its commercially reasonable efforts to have the shares of Westamerica common stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required if any, under the securities laws of each jurisdiction in which shareholders of Redwood Empire reside.

7.	Conditions to the Obligations of Westamerica.

      The obligations of Westamerica under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions, other than those set forth in subsection (d), (g), (h) or (i) below, may be waived by the Board of Directors of Westamerica at any time at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Redwood Empire in Section 4 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date (except to the extent that any representation or warranty speaks as of a specified date and except for changes expressly contemplated by this Agreement) and not contain any material inaccuracies or omissions, the circumstances as to which, either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on Redwood Empire.

(b) Compliance and Performance Under Agreement. Redwood Empire shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Effective Date. Each of the directors of Redwood Empire also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.2(a) above.

(c) Material Adverse Change; Litigation. No material adverse change shall have occurred since December 31, 2003, with respect to Redwood Empire (whether or not in the Ordinary Course of Business) and neither Redwood Empire nor any of its subsidiaries shall be a party to or, so far as Redwood Empire is aware, threatened with, and to Redwood Empire’s knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency that, in the reasonable judgment of Westamerica, is reasonably likely to result in a material adverse effect on Redwood Empire.

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(d) Approval of Agreement. This Agreement and the Mergers shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of Redwood Empire common stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting as required by Section 6 hereof.

(e) Officer’s Certificate. Westamerica shall have received a certificate, dated the Effective Date, signed on behalf of Redwood Empire by its President and Chief Executive Officer, and Chief Financial Officer to the effect that the conditions in Sections 7(a)-(d) have been satisfied.

(f) Opinion of Counsel. Redwood Empire shall have delivered to Westamerica an opinion of its counsel in substantially the form attached hereto as Exhibit E.

(g) Absence of Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction which makes the consummation of the Merger or the Bank Merger illegal.

(h) Effectiveness of Registration Statement. The Westamerica Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission.

(i) Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it, or any other action taken after the date of this Agreement, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger, the Bank Merger or other related agreements by any federal or state governmental entity arising after the date of this Agreement, shall impose any condition or requirement that Westamerica, in its reasonable and good faith judgment, deems to be materially burdensome (in which case Westamerica shall promptly notify Redwood Empire); provided that Westamerica shall be required to use commercially reasonable efforts to remove such materially burdensome condition. For purposes of this Agreement, no condition shall be deemed to be “materially burdensome” if such condition does not materially differ from conditions generally imposed by the FRB or the DFI in orders approving transactions of the type contemplated by this Agreement and it does not (A) require the divestiture or cessation of any of the present businesses or operations conducted by Westamerica or Redwood Empire, (B) require the taking of any action inconsistent with the manner in which Westamerica or Redwood Empire has conducted its business previously, (C) have or is not reasonably likely to have a material adverse effect on Westamerica or Redwood Empire, (D) preclude satisfaction of any of the conditions to consummation of the transactions contemplated by this Agreement or (E) prevent Westamerica or WAB from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement; provided, a requirement to divest deposits of either NBR or WAB in Lake County, California (a “Lake County Divestiture”), shall result in the adjustment of the Merger Consideration as provided in Section 2.1(c) and shall not be deemed “materially burdensome” for purposes of this section.

(j) Tax Opinion. Westamerica shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Westamerica, substantially to the effect that under federal income tax law and California income and franchise tax law:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC;

(ii) Westamerica and Redwood Empire will each be a party to such reorganization within the meaning of Section 368(b) of the IRC;

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(iii) The Merger will not result in any recognized gain or loss to Westamerica or Redwood Empire;

(iv) Except for the Cash Portion of the Merger Consideration and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Redwood Empire Shares who receive Westamerica Shares in exchange for the Redwood Empire Shares which they hold;

(v) The holding period of Westamerica Shares exchanged for Redwood Empire Shares will include the holding period of the Redwood Empire Shares for which the Westamerica Shares are exchanged, assuming the Redwood Empire Shares are capital assets in the hands of the holder thereof at the Effective Date; and

(vi) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the Redwood Empire Shares for which the Westamerica Shares are exchanged, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Westamerica and Redwood Empire, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.

(k) Accountant’s Assurance. Westamerica shall have received the written assurance from Crowe Chizek and Company LLC prepared pursuant to the provisions of Section 3.2(f)(v).

(l) Dissenting Shares. The aggregate number of shares of Redwood Empire common stock held by persons who have taken all of the steps required at or prior to the intended closing to perfect their right (if any) to be paid the value of such shares under the GCL shall not exceed 9% of the outstanding shares of Redwood Empire common stock.

(m) Unaudited Financials. Not later than five Business Days prior to the Effective Date (and, if applicable, by the earlier date specified in clause (ii) of the final paragraph of Article 7), Redwood Empire shall have furnished Westamerica a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income, each prepared in accordance with GAAP and the requirements of this Agreement; provided, that such financial statements shall not be required to include the footnotes that would be required for such financial statements to comply fully with GAAP. At least seven Business Days prior to the Effective Date, all attorneys, accountants, investment bankers and other advisors and agents for Redwood Empire shall have submitted to Redwood Empire (with a copy to Westamerica) estimates of their fees and expenses for all services rendered or to be rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, Redwood Empire shall have prepared and submitted to Westamerica a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. At the Effective Time, (i) such advisors shall have submitted their final bills for such fees and expenses to Redwood Empire for services rendered, with a copy to be delivered to Westamerica, and based on such summary, Redwood Empire shall have prepared and submitted to Westamerica a final calculation of such fees and expenses, (ii) Redwood Empire shall have accrued and paid the amount of such fees and expenses as calculated above after Westamerica has been given an opportunity to review all such bills and calculation of such fees and expenses, and (iii) such advisors shall have released Westamerica from liability for any fees and expenses.

(n) Affiliates’ Letter. No later than 30 calendar days after the date of execution of this Agreement (and at the date of mailing of the Proxy Statement to the shareholders of Redwood Empire for persons not previously deemed an affiliate for this purpose), Westamerica shall have received from each person who, in the opinion of Westamerica’s counsel, might be deemed to be an affiliate of Redwood Empire or

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Westamerica under Rule 144 or 145, a signed undertaking substantially in the form attached hereto as Exhibit C.

(o) Shareholders’ Equity. The Shareholders’ Equity of Redwood Empire as of the SAS 100 Date or, if applicable, the earlier date specified in clause (ii) of the final paragraph of Article 7 shall be not less than the sum of: (i) $23,531,400 (after deduction of actual and estimated Merger-related expenses, net of the related tax benefit, including Merger-related expenses that are assumed by Westamerica and not actually paid by Redwood Empire, all as disclosed in Section 7(o) of the Redwood Empire Disclosure Schedule) and (ii) $515,000 for each complete calendar month (prorated for a final partial month) from May 31, 2004, through the Effective Date, but reduced in any month by the amount of cash dividends permitted by this Agreement (“Minimum Shareholders’ Equity”). “Shareholders’ Equity” for purposes of this Section 7(o) means shareholders’ equity determined in accordance with GAAP and as required by this Agreement, but excluding any revaluation at any time of securities available for sale and reduced by an amount equal to all of Redwood Empire’s actual and anticipated Merger-related expenses to the extent not previously paid or accrued as contemplated by subsection (m) above and any cash shortfall identified by the cash reconciliation described in Section 3.2(v), in each case after adjustment for any related tax benefit. In addition, it is agreed that amounts payable to employees of Redwood Empire or its subsidiaries who are terminated at or after the Effective Time, under the Redwood Empire Change of Control Compensation Policy, shall be disregarded in determining “Shareholders’ Equity” for purposes of this Section 7(o).

(p) Loans and Noninterest-Bearing Deposits. As of the SAS 100 Date and as of the Effective Time or, if applicable, the earlier date specified in clause (ii) of the final paragraph of Article 7, the outstanding principal balance of all of Redwood Empire’s Performing Loans shall equal or exceed $400,000,000. For the 30-day period ending on the SAS 100 Date and the 30-day period ending three days before the Effective Date or, if applicable, the earlier date specified in clause (ii) of the final paragraph of Article 7, the average total balance of all noninterest-bearing deposit accounts maintained with Redwood Empire shall equal or exceed $100,000,000.

(q) Consents. Redwood Empire shall have received, or Westamerica shall have satisfied itself that Redwood Empire will receive, all consents of other parties to the transactions contemplated by this Agreement that are required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to Redwood Empire or any of its subsidiaries, in each case in form and substance reasonably satisfactory to Westamerica, and no such consent or license or permit shall have been withdrawn or suspended; provided, however, that Redwood Empire shall not be required to obtain any such consents where the failure to obtain such consents would not or would not reasonably be expected to have a material adverse effect on Redwood Empire or Westamerica or that would not or would not reasonably be expected to prevent Westamerica from realizing any substantial portion of the economic benefits of the transactions contemplated by this Agreement.

(r) Support Undertakings. Westamerica shall have received the undertakings in the form of Exhibits B and B-1 required from each Redwood Empire director and each of the specified shareholders of Redwood Empire as required by Section 3.2(a).

(s) Regulatory Examination. Prior to the Effective Date, Redwood Empire shall be in material compliance with all requirements arising from its most recent safety and soundness examination.

(t) Noncompetition/Nonsolicitation Agreements. Within 30 calendar days of the execution of this Agreement, Westamerica shall have received an executed Confidentiality and Nonsolicitation Agreement substantially in the form of Exhibit D or a Noncompetition Agreement in substantially the form of Exhibit D-1 from each director of Redwood Empire.

Notwithstanding the foregoing, if

(i) Westamerica elects to defer the Effective Time until the first Business Day of February 2005 or later pursuant to Section 9(a) of this Agreement, and

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(ii) the requirements of Sections 7(o) and (p) have been satisfied as of a date that is at least five (5) days after the later of (A) receipt of the last Government Approval, and (B) expiration of the last waiting period related to any Government Approval, and

(iii) as of the date described in clause (ii) above, Westamerica has received either a Confidentiality and Nonsolicitation Agreement or a Noncompetition Agreement from each director of Redwood Empire; the conditions in Sections 7(c) (absence of material adverse change or litigation), 7(d) (receipt of shareholder approval), 7(k) (accountant’s assurance, but as of the date described in clause (ii) above rather than two Business Days before the Closing Date as specified in Section 3.2(f)(v)) and 7(q) (third party consents) are also satisfied as of such date; and neither Redwood Empire nor NBR is in material default of any of its obligations under this Agreement or any related agreements as of such date, then the requirements of Sections 7(o) and (p) shall be deemed satisfied thereafter.

8.	Conditions to the Obligations of Redwood Empire and NBR.

      The obligations of Redwood Empire and NBR under this Agreement are, at their option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions, other than those set forth in subsection (e), (g), (h) or (i) below, may be waived by the Board of Directors of Redwood Empire at any time at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Westamerica and WAB in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically related to an earlier date.

(b) Compliance and Performance Under Agreement. Westamerica and WAB shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

(c) Material Adverse Change; Litigation. No material adverse change shall have occurred since December 31, 2003, with respect to Westamerica, and Westamerica shall not be engaged in, or a party to or so far as Westamerica is aware, threatened with, and to Westamerica’s knowledge no grounds shall exist for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency that, in the reasonable judgment of Redwood Empire, such legal action or proceeding is reasonably likely to result in a material adverse effect on Westamerica.

(d) Officer’s Certificate. Redwood Empire shall have received a certificate, dated the Effective Date, signed on behalf of Westamerica by its Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(c) hereof.

(e) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of a majority of the outstanding shares of Redwood Empire common stock at a meeting of shareholders duly called and held.

(f) Opinion of Counsel. Westamerica shall have delivered to Redwood Empire an opinion of its counsel in substantially the form attached hereto as Exhibit F.

(g) Effectiveness of Registration Statement. The Westamerica Registration Statement and any amendments or supplements thereto shall have become effective under the 1933 Act. No stop order suspending the effectiveness of the Westamerica Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Commission.

(h) Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied.

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(i) Tax Opinion. Redwood Empire shall have received an opinion of its counsel, subject to assumptions and exceptions normally included, in form and substance reasonably satisfactory to Redwood Empire, substantially to the effect that under federal income tax law and California income and franchise tax law:

(i) The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC;

(ii) Westamerica and Redwood Empire will each be a party to such reorganization within the meaning of Section 368(b) of the IRC;

(iii) The Merger will not result in any recognized gain or loss to Westamerica or Redwood Empire;

(iv) Except for the Cash Portion of the Merger Consideration and any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Redwood Empire Shares who receive Westamerica Shares in exchange for the Redwood Empire Shares which they hold;

(v) The holding period of Westamerica Shares exchanged for Redwood Empire Shares will include the holding period of the Redwood Empire Shares for which the Westamerica Shares are exchanged, assuming the Redwood Empire Shares are capital assets in the hands of the holder thereof at the Effective Date; and

(vi) The basis of the Westamerica Shares received in the exchange will be the same as the basis of the Redwood Empire Shares for which the Westamerica Shares are exchanged, decreased by the amount of any cash received and increased by the amount of any gain recognized on the exchange.

The issuance of such opinion shall be conditioned on the receipt of tax representation letters from Westamerica and Redwood Empire, which letters shall be in such form and substance as may reasonably be required by the recipient’s counsel. Each such tax representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion.

(j) Absence of Legal Impediment. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction which makes the consummation of the Merger illegal.

(k) Fairness Opinion. As of the date of this Agreement, Redwood Empire shall have received a fairness opinion commissioned by Redwood Empire’s Board of Directors which shall provide that the terms of the Merger, from a financial standpoint, are fair to the shareholders of Redwood Empire.

9.	Closing.

      (a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on an agreed date no later than five Business Days after satisfaction or waiver (subject to applicable law) of all the conditions (other than conditions that, by their terms, cannot be satisfied until the Closing) set forth in Articles 7 and 8; provided that a Closing that would otherwise occur in December 2004 or January 2005 shall be deferred, if Westamerica so elects by written notice to Redwood Empire given at least four Business Days before the date on which the Closing would otherwise occur, until the first Business Day of February 2005. The Closing shall, unless another date, time or place is agreed to in writing by Westamerica and Redwood Empire, be held at the offices of Bingham McCutchen LLP, Three Embarcadero Center, San Francisco, California, on the Effective Date.

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      (b) Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

      (c) Filings. At the Closing, Westamerica and Redwood Empire shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to Westamerica and Redwood Empire to give effect to the Merger.

10.	Expenses.

      Except as provided in Section 11, each party hereto agrees to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreement shall be consummated, the costs incurred by such party incident to the performance of its obligations under this Agreement and the Merger Agreement, including without limitation, costs incident to the preparation of this Agreement, the Westamerica Registration Statement, Prospectus and the Proxy Statement (including the audited financial statements of the parties contained or incorporated by reference therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. Notwithstanding the foregoing, Westamerica shall be solely responsible for all fees payable pursuant to state “blue-sky” securities laws and the fee required to be paid to the Commission to register the Westamerica Shares. Redwood Empire shall bear its own costs of distributing the Proxy Statement and other information relating to these transactions to its shareholders.

11.	Amendment; Termination.

      (a) Amendment. This Agreement and the Merger Agreement may be amended by the parties at any time prior to the Effective Time without the approval of the shareholders of Redwood Empire with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to the Redwood Empire shareholders in the Merger or any other principal terms of this Agreement or the Merger Agreement as contemplated by Section 1104 of the GCL.

      (b) Termination. This Agreement and the Merger Agreement may be terminated as follows:

(i) By the mutual consent of the Boards of Directors of both Westamerica and Redwood Empire at any time prior to the consummation of the Merger.

(ii) By the Board of Directors of Westamerica on or after nine months after the date of this Agreement, if (A) any of the conditions in Section 7 to which the obligations of Westamerica are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by Westamerica and Redwood Empire shall have failed to complete the Merger.

(iii) By Westamerica or Redwood Empire upon the failure of the shareholders of Redwood Empire to give the requisite approval of this Agreement at the duly convened Redwood Empire shareholders’ meeting.

(iv) By Redwood Empire, upon written notice to Westamerica, if there shall have been a breach by Westamerica or WAB of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Westamerica or WAB, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Sections 8(a) or 8(b) and which breach has not been cured within 60 days following written notice thereof to Westamerica or, by its nature, cannot be cured within such time period.

(v) By Westamerica, upon written notice to Redwood Empire, if there shall have been a breach by Redwood Empire or NBR of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Redwood Empire or NBR, which breach, either individually or in the aggregate, would result in the failure of any of the conditions set forth in Sections 7(a) or 7(b) and which breach has not been cured within 60 days following written notice thereof to Redwood Empire or, by its nature, cannot be cured within such time period.

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(vi) By Redwood Empire or Westamerica if any Government Approval required for the Merger has been denied and such denial has become final and nonappealable or any governmental agency of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or prohibiting the Merger.

(vii) By the Board of Directors of Redwood Empire on or after nine months after the date of this Agreement, if (A) any of the conditions contained in Section 8 to which the obligations of Redwood Empire are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived but Westamerica shall have failed to complete the Merger.

(viii) By Westamerica if Redwood Empire shall have breached in any material respect any of its obligations contained in Section 3.2(j).

(ix) By Westamerica if the Board of Directors of Redwood Empire shall have failed to recommend adoption of this Agreement at the duly convened Redwood Empire shareholders’ meeting, or withdrawn or modified or qualified (or proposed to withdraw, modify or qualify) in a manner adverse to Westamerica its favorable recommendation of this Agreement or recommended any Competing Transaction to the shareholders of Redwood Empire or taken any action or made any other statement in connection with such meeting or the Merger having such effect.

(x) By Redwood Empire if the Board of Directors of Redwood Empire shall, concurrently with such termination, authorize Redwood Empire to enter into an agreement with respect to a Competing Transaction; provided, however, that Redwood Empire may only exercise its right to terminate this Agreement pursuant to this Section 11(b)(x) if (w) Redwood Empire shall have complied in all material respects with Section 3.2(j)(iii); (x) the Board of Directors of Redwood Empire, after consultation with a financial advisor of recognized reputation in similar transactions, has reasonably determined in good faith that such Competing Transaction is a Superior Proposal (taking into account any proposal or offer which shall have been made by Westamerica to modify the terms of this Agreement); (y) the Board of Directors of Redwood Empire has reasonably determined in good faith (after consultation with outside legal counsel) that the failure to exercise such right of termination would be inconsistent with its fiduciary duties under applicable law; and (z) simultaneously with such termination, Redwood Empire shall make a payment to Westamerica of the Termination Fee (as defined below); provided, that for purposes of this Section 11(b)(x) the term “Competing Transaction” shall have the meaning set forth in Section 3.2(j)(i), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority”.

(xi) By Redwood Empire if Westamerica shall fail to comply with its obligations under Section 3.1(g).

(xii) By Westamerica if Westamerica enters into an agreement for a Superior Proposal pursuant to clause (ii) of Section 3.1(g), provided that Westamerica shall, simultaneously with such termination, make payment to Redwood Empire of the Termination Fee.

(xiii) By the Board of Directors of Westamerica if the Westamerica Average Closing Price is greater than $60.66 or by the Board of Directors of Redwood Empire if the Westamerica Average Closing Price is less than $40.44.

Notwithstanding any of the foregoing provisions, no party shall be entitled to terminate this Agreement if the basis for the termination is caused by or exists because of such party’s failure to perform its obligations under this Agreement.

      (c) Notice. The power of termination hereunder may be exercised by Westamerica or Redwood Empire, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

      (d) Termination and Expenses. In the event of termination of this Agreement by either Redwood Empire or Westamerica as provided in Section 11(b), neither Redwood Empire nor Westamerica shall have any further obligation or liability to the other party except with respect to this Section 11(d) and to maintain

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the confidentiality of the other party’s information pursuant to Section 3.3; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder. In the event of termination of this Agreement, any agreement related to the Bank Merger will also automatically terminate. If Westamerica shall terminate this Agreement pursuant to Section 11(b)(viii) or 11(b)(ix) or if Redwood Empire shall terminate this Agreement pursuant to Section 11(b)(x), Redwood Empire shall pay to Westamerica (by Fed wire transfer of immediately available funds to such account as may be designated by Westamerica in writing to Redwood Empire) the sum of $4,500,000 (the “Termination Fee”). If Redwood Empire terminates this Agreement pursuant to Section 11(b)(xi) or if Westamerica shall terminate this Agreement pursuant to Section 11(b)(xii), then Westamerica shall pay to Redwood Empire, on demand (by Fed wire transfer of immediately available funds to such account as may be designated by Redwood Empire in writing to Westamerica), the Termination Fee. If (A) either party shall terminate this Agreement pursuant to Section 11(b)(iii) and (B) at any time after the date of this Agreement and at or before the date of the Redwood Empire shareholders’ meeting, a Competing Transaction (or a proposal therefor) shall have been publicly announced or otherwise publicly communicated to Redwood Empire’s shareholders; and if (C) within twelve (12) months of the date of such termination of this Agreement, Redwood Empire or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any Competing Transaction, then Redwood Empire shall pay to Westamerica the Termination Fee on the Business Day following such execution or consummation; provided, that for purposes of this sentence, the term “Competing Transaction” shall have the meaning set forth in Section 3.2(j)(i), except that the reference to “15% or more” in the definition of Competing Transaction shall be deemed to be a reference to “a majority”. In no event shall more than one Termination Fee be payable by either party under this Section 11(d). Westamerica and Redwood Empire (for themselves and their respective affiliates) hereby agree that, upon any termination of this Agreement under circumstances where Westamerica or Redwood Empire is entitled to a Termination Fee under this Section 11(d) and Westamerica or Redwood Empire receives such Termination Fee, Westamerica and Redwood Empire and their respective affiliates shall be precluded from any other remedy against Redwood Empire or Westamerica, at law or in equity or otherwise, and neither Westamerica or Redwood Empire nor any of their respective affiliates shall seek (and Westamerica and Redwood Empire shall cause their respective affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Westamerica or Redwood Empire or their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members or shareholders in connection with this Agreement or the transactions contemplated hereby.

12.	Miscellaneous.

      (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

To Westamerica:

David L. Payne, President &

Chief Executive Officer
Westamerica Bancorporation
4550 Mangels Boulevard
Fairfield, CA 94585-1200

With a copy to:

Bingham McCutchen LLP

Three Embarcadero Center
San Francisco, CA 94111
Attention: Thomas G. Reddy
To Redwood Empire:

Patrick W. Kilkenny

President & Chief Executive Officer
Redwood Empire Bancorp
111 Santa Rosa Avenue
Santa Rosa, CA 95404-4905

With a copy to:

Pillsbury Winthrop LLP

50 Fremont Street
San Francisco, CA 94105

Attention:	Rodney R. Peck
Patricia F. Young

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or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

      (b) Binding Agreement. This Agreement is binding upon and is for the benefit of Westamerica, WAB, Redwood Empire and NBR and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement except with respect to Section 3.1(h). No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder, whether voluntarily or by operation of law or otherwise) without the prior written consent of the other parties to this Agreement.

      (c) Standard. No representation or warranty of Redwood Empire or NBR contained in Article 4 or of Westamerica or WAB contained in Article 5 shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article 4, in the case of Redwood Empire or NBR, or Article 5, in the case of Westamerica or WAB, has had or would be reasonably likely to have a material adverse effect with respect to Redwood Empire or NBR or Westamerica or WAB, respectively (disregarding for purposes of this Section 12(c) any materiality or material adverse effect qualification contained in any representations or warranties).

      The term “material adverse effect” or “material adverse change” means, with respect to any party, a material adverse effect on or change in (i) the business, results of operations, financial condition or prospects of such party and its subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), material adverse effect shall not be deemed to include effects to the extent resulting from (a) changes, after the date hereof, in GAAP or RAP requirements applicable to banks and their holding companies generally, (b) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental entities, (c) actions or omissions of a party taken with the prior written consent of the other or required hereunder, (d) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally, (e) public disclosure of the transactions contemplated hereby, or (f) any expenses not exceeding those disclosed in the Redwood Empire Disclosure Schedule incurred in connection with this Agreement or the transactions contemplated thereby, or (ii) with respect to any party, the ability of such party to timely consummate the transactions contemplated by this Agreement.

      The phrases “known” and “knowledge” mean, with respect to any party hereto, the actual knowledge of such party’s executive officers.

      (d) No Survival of Representations and Warranties. No investigation by Westamerica or Redwood Empire made before or after the date of this Agreement shall affect the representations and warranties which are contained in this Agreement and such representations and warranties shall survive such investigation, provided that, except with respect to covenants and agreements to be performed in whole or in part subsequent to the Effective Date (as to which the related representations and warranties shall survive until their performance) which covenants and agreements shall survive the Closing, the representations, warranties, covenants and agreements of Westamerica and Redwood Empire contained in this Agreement shall not survive the Closing.

      (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its choice of law principles.

      (f) Attorneys’ Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

      (g) Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire

45

agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

      (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (i) Specific Performance. The parties hereby acknowledge and agree that the failure of either party to fulfill any of its covenants and agreements hereunder, including the failure to take all such actions as are necessary on its part to cause the consummation of the Mergers, will cause irreparable injury to the other for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereto hereby consent to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of the obligations hereunder and to the granting by any such court of the remedy of the specific performance by the non-performing party of their obligations hereunder.

      (j) Waivers. Prior to or at the Effective Time, each of Westamerica and WAB on one hand and Redwood Empire and NBR on the other shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other’s obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 12(j) shall be in accordance with the provisions of Section 12(a) hereof.

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      IN WITNESS WHEREOF, Westamerica, WAB, Redwood Empire and NBR have each caused this Agreement and Plan of Reorganization to be signed by its Chairman of the Board or President and its corporate seal to be hereunto affixed and attested by the signature of its Secretary all as of the day and year first above written.

WESTAMERICA BANCORPORATION

By:	/s/ DAVID L. PAYNE

Chairman, President and Chief Executive Officer

WESTAMERICA BANK

By:	/s/ DAVID L. PAYNE

Chairman, President and Chief Executive Officer

REDWOOD EMPIRE BANCORP

By:	/s/ PATRICK W. KILKENNY

President and Chief Executive Officer

NATIONAL BANK OF THE REDWOODS

By:	/s/ PATRICK W. KILKENNY

Chairman of the Board

47

i

		Page

(e)	Governing Law	45
(f)	Attorneys’ Fees	45
(g)	Entire Agreement; Severability	45
(h)	Counterparts	46
(i)	Specific Performance	46
(j)	Waivers	46

Exhibits

Exhibit A	Agreement of Merger
Exhibit B	Director Support and Voting Agreement
Exhibit B-1	Voting Agreement
Exhibit C	Affiliate’s Agreement
Exhibit D	Confidentiality and Nonsolicitation Agreement
Exhibit D-1	Noncompetition Agreement
Exhibit E	Form of Opinion of Redwood Empire’s Counsel
Exhibit F	Form of Opinion of Westamerica’s Counsel

v

INDEX OF DEFINED TERMS

Section

1933 Act	3.1(a)
1934 Act	3.2(j)(iv)
Applications	4(ee)
Bank Merger	Recitals
Bank Merger Agreement	1.1(b)
Benefit Plans	4(r)(i)
BHCA	3.1(c)
Business Combination	3.1(g)
Business Day	2.1(c)(iv)
Cash Portion	2.1(b)
Closing	9(a)
Commission	3.2(c)
Competing Transaction	3.2(j)(i)
Confidentiality Agreement	3.2(j)(iii)
Confidentiality and Nonsolicitation Agreement	3.2(r)
Crowe Chizek	3.2(f)
Derivative Transactions	4(y)(ii)
DFI	1.1(b)
Director Support and Voting Agreement	3.2(a)
dissenting shareholders	2.1(f)
Effective Date	1.1(a)
Effective Time	1.1(a)
Exchange Agent	2.3(a)
FDI Act	3.2(h)(i)
FDIC	3.2(f)(iv)
FRB	3.1(c)
FRBSF	3.2(h)(i)(H)
GAAP	3.1(e)(i)
GCL	1.1(a)
Government Approvals	3.1(c)
Indemnified Persons	3.1(h)
Independent Appraiser	3.3(b)(ii)
Independent Loan Reviewer	3.3(b)(ii)
Intellectual Property	4(x)
IRC	Recitals
IRS	4(s)
KPMG	3.1(e)(i)
knowledge	12(c)
known	12(c)
Liens	4(f)
material adverse change	12(c)
material adverse effect	12(c)
Merger	Recitals

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Section

Merger Agreement	1.1(a)
Merger Consideration	2.1(b)
Mergers	Recitals
Minimum Shareholders’ Equity	7(o)
NBR	Preamble
Noncompetition Agreement	3.2(r)
OCC	3.2(f)(iv)
Option Exchange Ratio	2.6(b)(ii)
Option Plan	2.6
Ordinary Course of Business	3.2(h)(i)
OREO	3.2(s)
Prospectus	6(a)
Proxy Statement	3.2(a)
RAP	3.3(b)(iii)
Redwood Empire	Preamble
Redwood Empire Disclosure Schedule	4
Redwood Empire Insiders	3.1(k)
Redwood Empire Shares	2.1(a)
Redwood Options	2.6
Redwood Plan	4(s)
Representatives	3.2(j)(i)
Rights	2.3(a)
SAS 100 Date	3.2(f)(v)
Section 16 Information	3.1(k)
Shareholders’ Equity	7(o)
Stock Portion	2.1(b)
Stock Portion Exchange Ratio	2.1(c)
Superior Proposal	3.2(j)(iv)
Surviving Bank	1.2(b)
Surviving Corporation	1.2(a)
tax	4(j)
Termination Fee	11(d)
Voting Agreement	3.2(a)
WAB	Preamble
Westamerica	Preamble
Westamerica Average Closing Price	2.1(c)(iv)
Westamerica common stock	2.1(b)
Westamerica Plan	5(m)
Westamerica Registration Statement	6(a)
Westamerica Shares	2.1(b)

2

Annex B

August 13, 2004

Board of Directors

Redwood Empire Bancorp
111 Santa Rosa Avenue
Santa Rosa, CA 95404-4905

Dear Members of the Board:

      We understand that Westamerica Bancorporation, a California corporation (“Westamerica”), Westamerica Bank, a California banking corporation (“WAB”), Redwood Empire Bancorp, a California corporation (“Redwood Empire”), and National Bank of the Redwoods, a national banking association (“NBR”) are about to enter into an Agreement and Plan of Reorganization (the “Agreement”) dated August 13, 2004, pursuant to which Redwood Empire will merge with and into Westamerica (the “Merger”); NBR shall thereafter merge with and into WAB (the “Bank Merger” and together with the Merger, the “Mergers”). As set forth in Section 2.1(b) of the Agreement, on the Effective Date of the Merger (as defined in the Agreement) each outstanding share of Redwood Empire common stock (“Redwood Empire Share”) will be converted into the right to receive per share merger consideration (the “Merger Consideration”) in the amount of $28.74 per share, consisting of $11.49 in cash (the “Cash Portion”) and $17.25 in shares of the common stock, without par value, of Westamerica (“Westamerica Common Stock” or “Westamerica Shares”) (the “Stock Portion”), subject to adjustments described in Section 2.1(c) of the Agreement. In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration (as defined in the Agreement) to the shareholders of Redwood Empire.

      Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Redwood Empire, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

      We were retained by Redwood Empire to act as its financial advisor in connection with the Merger. We will receive compensation from Redwood Empire in connection with our services, a significant portion of which is contingent upon the consummation of the Merger. Redwood Empire has agreed to indemnify us for certain liabilities arising out of our engagement.

Board of Directors
Redwood Empire Bancorp
August 13, 2004

      During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i) reviewed the Agreement;

(ii) reviewed certain historical publicly available business and financial information concerning Redwood Empire and Westamerica;

(iii) reviewed certain internal financial statements and other financial and operating data concerning Redwood Empire and Westamerica;

(iv) analyzed certain financial projections prepared by the managements of Redwood Empire and Westamerica;

(v) conducted meetings with members of the senior management of Redwood Empire for the purpose of reviewing the future prospects of Redwood Empire, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings and revenue enhancements (the “Synergies”) expected to be achieved as a result of the Merger;

(vi) reviewed historical market prices and trading volumes for Redwood Empire Common Stock and Westamerica Common Stock;

(vii) reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks and bank holding companies that we considered relevant;

(viii) evaluated the pro forma ownership of Westamerica Common Stock by Redwood Empire shareholders relative to the pro forma contribution of Redwood Empire’s assets, liabilities, equity and earnings to the combined company;

(ix) analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x) performed such other analyses and considered such other factors as we have deemed appropriate.

      We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

      In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Redwood Empire and Westamerica and in the discussions with the management of Redwood Empire and Westamerica. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections for Redwood Empire and NBR and Westamerica and WAB regarding monthly earnings projections, projected loan and deposit balances, under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of Redwood Empire and Westamerica and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for Redwood Empire and Westamerica are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Redwood Empire or Westamerica. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Redwood Empire and Westamerica and we were not furnished with any such evaluations or appraisals.

2

Board of Directors
Redwood Empire Bancorp
August 13, 2004

      We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles and that it will qualify as a tax-free reorganization for United States federal income tax purposes. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Redwood Empire and Westamerica. In rendering this opinion, we have been advised by Redwood Empire and Westamerica and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Redwood Empire or Westamerica that would have a material adverse effect on Westamerica, as the surviving corporation, or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of Westamerica as the surviving corporation after the Merger.

      Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

      We are not expressing any opinion herein as to the prices at which shares of Westamerica Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of a Redwood Empire Share as to how such holder should vote with respect to the Agreement at any meeting of holders of Redwood Empire Shares. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of Hovde and their affiliates may from time to time effect transactions and hold securities of Redwood Empire and Westamerica and may be long or short in such securities.

      This letter is solely for the information of the Board of Directors of Redwood Empire and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Redwood Empire Shares in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

      Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Redwood Empire.

Sincerely,

/s/ HOVDE FINANCIAL LLC
HOVDE FINANCIAL LLC

3

ANNEX C

SECTIONS 1300-1304 OF CHAPTER 13 OF
THE CALIFORNIA GENERAL CORPORATION CODE

      Section 1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

      Section 1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the

1

purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

      Section 1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

      Section 1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

      Section 1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

2

REDWOOD EMPIRE BANCORP

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS

To Be Held December 14, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned holder of common stock acknowledges receipt of a copy of the Notice of Special Meeting of Shareholders of Redwood Empire Bancorp and the accompanying proxy statement/ prospectus dated November 10, 2004, and revoking any proxy previously given, hereby constitutes and appoints Dana R. Johnson and William B. Stevenson, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of Redwood Empire Bancorp, standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Special Meeting of Shareholders of Redwood Empire Bancorp, to be held at 111 Santa Rosa Avenue, located in Santa Rosa, California 95404 on Tuesday, December 14, 2004 at 5:30 p.m. local time, or at any adjournments or postponements of the meeting, upon the following item as described in the Notice of Special Meeting and proxy statement/ prospectus and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments or postponements of the meeting.

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated as of August 25, 2004 among Westamerica Bancorporation, Westamerica Bank, Redwood Empire Bancorp and National Bank of the Redwoods, and the transactions contemplated by the Agreement and Plan of Reorganization. A copy of the Agreement and Plan of Reorganization is attached as Annex A to the accompanying proxy statement/ prospectus.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

      IN THEIR DISCRETION THE PROXY HOLDERS’ ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AND MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS OF THE MEETING.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER. THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE IT WILL BE VOTED “FOR” THE MERGER.

Shareholder(s)	No. of Common Shares

DATE: , 2004

      Please date and sign exactly as your name(s) appear(s). When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If more than one trustee, all should sign. All joint owners should sign. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

I/ We do                      or do not                      expect to attend this meeting

      THIS PROXY IS SOLICITED BY, AND ON BEHALF OF, THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.